2,500,000 SHARES


                                     [LOGO]
                      TRAVEL SERVICES INTERNATIONAL, INC.

                                 COMMON STOCK


     All of the 2,500,000 shares of Common Stock offered hereby are being sold (the "Offering") by the Company.

     Prior to this Offering there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "TRVL."

     Of the net proceeds, $23.9 million will be used to pay the cash portion of the purchase price for the Founding Companies, of which approximately $23.7 million will be paid to former stockholders of the Founding Companies who will become officers, directors, key employees or holders of more than 5% of the Common Stock of the Company. The Company's executive officers and directors, and entities affiliated with them and holders of at least 5% of the outstanding Common Stock, will beneficially own shares of Common Stock representing 65.3% of the total voting power of the Common Stock after giving effect to the Offering (71.5% if all shares of Restricted Common Stock were converted into Common Stock).

     SEE "RISK FACTORS" COMMENCING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

================================================================================

                     PRICE TO       UNDERWRITING     PROCEEDS TO
                      PUBLIC        DISCOUNT (1)     COMPANY (2)
                    -------------   --------------   --------------
Per Share  ......     $14.00           $0.98           $13.02
Total (3)  ......   $35,000,000     $2,450,000       $32,550,000
================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2)  Before deducting expenses payable by the Company, estimated at $2,500,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to the Public will total $40,250,000, the Underwriting Discount will total $2,817,500 and the Proceeds to the Company will total $37,432,500. See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of Montgomery Securities on or about July 28, 1997.


                               ----------------

MONTGOMERY SECURITIES                                                FURMAN SELZ


                                 July 22, 1997

                              GLOBE OF THE WORLD
                          WITH COLLAGE OF PICTURES OF
                             TRAVEL DESTINATIONS.




























CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK
MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     Simultaneously with and as a condition to the closing of the Offering made by this Prospectus, Travel Services International, Inc. will acquire, in separate combination transactions (the "Combinations") in exchange for cash and shares of its Common Stock, all of the common stock and ownership interests of five specialized distributors of travel services (each, a "Founding Company," and collectively, the "Founding Companies"). Unless otherwise indicated, all references to the "Company" herein include the Founding Companies, and references herein to TSII mean Travel Services International, Inc. prior to the consummation of the Combinations. For more information about the Combinations, see "Certain Transactions."

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information in this Prospectus:
(i) have been adjusted to give effect to the Combinations; and (ii) assume no exercise of the Underwriters' over-allotment option. Except as indicated otherwise, all references to Common Stock include Restricted Common Stock. See "Description of Capital Stock - Common Stock and Restricted Common Stock."

                                  THE COMPANY

     The Company was established to create a leading single source distributor of specialized leisure travel services to both travel agents and travelers. The Founding Companies are specialized distributors of travel services providing airline, cruise or European auto rental reservations. Unlike travel agents, specialized distributors such as the Founding Companies focus on a single segment of the travel service industry and thus provide a greater level of expertise with respect to their segments. Specialized distributors offer travel providers, such as airlines, cruise lines and auto rental companies, an alternative distribution channel through which significant amounts of capacity are sold in return for preferential pricing. Through consolidation of specialized distributors, the Company will be able to offer both travel agents and travelers a single source of competitively priced services and extensive expertise within and across multiple leisure travel segments.

     The Founding Companies are specialized distributors of the following leisure travel services: domestic airline reservations (Travel 800), international airline reservations (D-FW Tours), cruise vacations (Cruises Only and Cruises Inc.) and European auto rentals (Auto Europe). As leaders in their respective segments, the Founding Companies have experienced significant internal growth, with combined net revenues increasing from $34.0 million in 1994 to $52.0 million in 1996, representing a 23.7% compound annual growth rate. In 1996, the Company sold reservations for approximately 224,000 airline passengers, 98,000 cruise passengers and 195,000 European auto rentals, representing the sale of over $285 million in travel services. Of the Company's 1996 net revenues, approximately 53% were attributable to travel agents and 47% were attributable to travelers. The Company has negotiated arrangements with most major airline, cruise line and European auto rental companies, including such travel providers as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Lines, Royal Caribbean Cruise Lines, Avis Europe Limited and Europcar International S.A.

     Travelers from the United States (the "U.S.") spent in excess of $200 billion on business and leisure travel in 1996, a 16.3% increase from 1995, with leisure travelers comprising approximately 65% of the total travel market. The travel industry's principal providers, such as airlines, cruise lines and auto rental companies, historically have relied on their internal sales departments and travel agencies as their primary distribution channels. These traditional distribution channels, however, have not enabled such providers to maximize their capacity utilization and generally have offered limited expertise to the traveler. The internal sales department of a travel provider can offer in-depth knowledge about its services but will not offer alternative services from other travel providers. Travel agents, while enabling a traveler to compare multiple options from different travel providers, often lack extensive expertise about the specific services being offered. By focusing on specific segments of the travel service industry, specialized distributors are able to more efficiently sell the capacity of travel providers. As a result, travel providers are increasingly utilizing specialized distributors. Furthermore, specialized distributors are able to offer both travel agents and travelers in-depth knowledge about specific services from many different travel providers. This is becoming increasingly important to travel agents and travelers as the number of travel providers and travel options continues to expand.

     The Company's objective is to become the leading single source distributor of specialized leisure travel services to both travel agents and travelers. To achieve this goal, the Company intends to: (i) provide extensive expertise in specific travel segments; (ii) maintain and enhance its strong strategic relationships with travel providers; (iii) offer high levels of customer service; (iv) leverage and expand its technology infrastructure; and (v) operate with a decentralized management structure. In addition, the Company intends to implement a focused internal growth strategy and pursue an aggressive acquisition program.

     IMPLEMENT INTERNAL GROWTH STRATEGY. While the Company intends to acquire specialized distributors of leisure travel services, strong internal revenue growth remains the core of the Company's growth strategy. The Company believes that the Founding Companies' growth will be enhanced by: (i) continued growth in the leisure travel industry; (ii) the ability of the Founding Companies to leverage their recent investments in technology; (iii) the expansion of sales and marketing programs; and (iv) continued hiring of reservation agents and other staff to increase sales capacity.


     On a combined basis, the Company expects to implement best practices, particularly with respect to information and telecommunications technology, to achieve economies of scale and, most importantly, to benefit from significant cross-selling opportunities that will further enhance the Company's revenue growth. Through the consolidation of the Founding Companies, the Company will be able to offer "one-stop shopping" for a variety of travel services. For example, Travel 800, which currently focuses on domestic air travel, has begun to satisfy international air travel requests through D-FW Tours and offer international customers a European auto rental option through Auto Europe. Similarly, Cruises Only and Cruises Inc., which focus on cruise line reservations, are expected to be able to provide travelers with domestic and international airline reservations through Travel 800 and D-FW Tours. As a result of this cross-selling, the Company retains the preferential pricing and in-depth expertise with regard to each segment while providing its customers with the benefits of a broad array of travel services.

     PURSUE AN AGGRESSIVE ACQUISITION PROGRAM. The Company believes that the travel service industry is highly fragmented with significant opportunities for consolidation. The Company intends to implement an aggressive acquisition program targeting other leading specialized distributors. The Company intends to seek acquisitions within its core airline, cruise line and European auto rental market segments in order to gain market share. In addition, the Company plans to acquire companies that specialize in the distribution of travel services complementary to those currently offered by the Company, such as tour operators and distributors specializing in hotel and rail reservations. Acquisitions of this nature will enhance the Company's ability to be a single source of leisure travel services for its customers. Finally, the Company may also pursue international acquisitions that will enable the Company to replicate its business model for domestic and international travel originating in a country other than the U.S. The Company has reviewed various strategic acquisition opportunities and has held preliminary discussions with a number of such acquisition candidates. As of the date of the Prospectus, except for the Combinations, the Company has no agreement with respect to any acquisition.

     The Company has analyzed significant data on the travel service industry and individual businesses within the industry and believes that it is well positioned to implement its acquisition program following the Offering. The Company believes that the experience, reputation and relationships of the Founding Companies' management will be of significant value in the Company's attempts to acquire other specialized distributors. In addition, the Company will rely on the industry experience of its senior management, particularly Joseph Vittoria, the Chairman and Chief Executive Officer, who is the former Chief Executive Officer of Avis, Inc. and a founding member of the World Travel and Tourism Council.

                                 THE OFFERING

Common Stock offered by the Company .   2,500,000 shares
Common Stock to be outstanding after
 the Offering  ......................   8,406,726 shares (1)(2)
Use of proceeds .....................   To pay the cash portion of the purchase
                                        price for the Founding Companies and for
                                        general corporate purposes, including future
                                        acquisitions. See "Use of Proceeds." (2)
Nasdaq National Market symbol  ......   TRVL

----------
(1) Excludes 1,000,000 shares of Common Stock reserved for issuance under the Company's option plans, of which options to purchase 823,500 shares are granted concurrently with the Offering. See "Management - 1997 Long-Term Incentive Plan" and "- 1997 Non-Employee Directors' Stock Plan."

(2) Of the net proceeds, $23.9 million will be used to pay the cash portion of the purchase price for the Founding Companies of which approximately $23.7 million will be paid to former stockholders of the Founding Companies who will become officers, directors, key employees or holders of more than 5% of the Common Stock of the Company. See "Certain Transactions Organization of the Company." The Company's executive officers and directors, and entities affiliated with them and holders of at least 5% of the outstanding Common Stock will beneficially own shares of Common Stock representing 65.3% of the total voting power of the Common Stock after giving effect to the Offering (71.5% if all shares of Restricted Common Stock were converted into Common Stock). See "Principal Stockholders" and "Description of Capital Stock - Common Stock and Restricted Common Stock."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     TSII will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, Auto Europe, one of the Founding Companies, has been designated as the "accounting acquiror." The following summary unaudited pro forma combined financial data present certain data for the Company as adjusted for: (i) the effects of the Combinations on a historical basis; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of the Offering. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.


                                                                        PRO FORMA COMBINED
                                                    -----------------------------------------------------------
                                                                                     THREE MONTHS ENDED
                                                        YEAR ENDED           ----------------------------------
                                                    DECEMBER 31, 1996 (1)    MARCH 31, 1996     MARCH 31, 1997
                                                    ----------------------   ----------------   ---------------
STATEMENT OF INCOME DATA:
 Net revenues   .................................          $   52,017            $   11,638        $   15,126
 Operating expenses   ...........................              34,217                 8,164             9,876
                                                           ----------            ----------          ----------
 Gross profit   .................................              17,800                 3,474             5,250
 General and administrative expenses (2)   ......               9,664                 2,278             2,628
 Goodwill amortization (3)  .....................               1,174                   294               294
                                                           ----------            ----------          ----------
 Income from operations  ........................               6,962                   902             2,328
 Interest and other income (expense), net  ......                (391)                  (69)             (115)
                                                           ----------            ----------          ----------
 Income before income taxes .....................               6,571                   833             2,213
 Net income  ....................................          $    3,634            $      460        $    1,224
                                                           ==========            ==========          ==========
 Net income per share    ........................          $     0.44            $     0.06        $     0.15
                                                           ==========            ==========          ==========
 Shares used in computing pro forma net
  income per share (4)   ........................           8,313,643             8,313,643         8,313,643

                                             MARCH 31, 1997
                                   -----------------------------------
                                      PRO FORMA              AS
                                     COMBINED (5)        ADJUSTED (6)
                                   -------------------   -------------
BALANCE SHEET DATA:
 Working capital deficit  ......        $  (33,306)(7)      $  (3,256)
 Total assets ..................            57,074 (8)         63,191
 Long-term debt  ...............             5,058              5,058
 Stockholders' equity  .........            11,852             41,902

----------
(1) The pro forma combined income statement data assume that the Combinations and the Offering were consummated on January 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the period presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) The pro forma combined income statement data include pro forma reductions in salary, bonuses and benefits to the owners and certain key employees of the Founding Companies to which they have agreed prospectively (the "Compensation Differential") and do not include the non-recurring, non-cash compensation charge of $7.1 million recorded in the first quarter of 1997. For the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997, the Compensation Differential was approximately $5.4 million, $927,000 and $987,000, respectively.

(3) Reflects amortization of the goodwill to be recorded as a result of the Combinations over a 35-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.


(4) Includes (i) 3,422,225 shares to be issued to owners of the Founding Companies; (ii) 2,484,501 shares issued to the management and founders of TSII; and (iii) 2,406,917 shares representing the number of shares sold in the Offering necessary to pay the cash portion of the consideration for the Combinations and to pay the underwriting discount and other estimated Offering expenses. Excludes options to purchase 823,500 shares granted concurrently with the Offering. See "Certain Transactions."


(5) The pro forma combined balance sheet data assume that the Combinations were consummated on March 31, 1997. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.


(6) Adjusted for the sale of 2,500,000 shares of Common Stock offered hereby (less underwriting discount and estimated offering expenses) and the application of the net proceeds therefrom.

(7) Includes a $23.9 million payable representing the cash portion of the consideration for the Combinations to be paid from a portion of the net proceeds of the Offering and a $4.4 million reduction for certain working capital adjustments and reimbursements to S-corp stockholders for certain taxes paid by them in connection with the Combinations.

(8) Reflects (i) the creation of approximately $41.1 million of goodwill in connection with the Combinations and (ii) a reduction of total assets as a result of certain non-operating assets with a net book value of approximately $2.5 million that will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

              SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA
                                (IN THOUSANDS)

     The following table presents summary data for each of the Founding Companies (see "The Company" for the complete names of each Founding Company) on a historical basis for the periods indicated.

                                                                                      THREE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31, (1)          MARCH 31, (1)
                                               ------------------------------------   -------------------
                                                1994         1995         1996         1996       1997
                                               ----------   ----------   ----------   ---------   -------
AUTO EUROPE:
 Net revenues ..............................    $ 17,156     $ 21,919     $ 25,720      $ 5,764    $7,820
 Operating expenses ........................      11,101       15,413       18,807        4,615     5,723
                                                 --------     --------     --------      -------   -------
 Gross profit ..............................       6,055        6,506        6,913        1,149     2,097
 General and administrative expenses  ......       6,276        6,686        6,936        1,721     1,844
                                                 --------     --------     --------      -------   -------
 Income (loss) from operations  ............        (221)        (180)         (23)        (572)      253

CRUISES ONLY:
 Net revenues ..............................    $  7,467     $  9,078     $  7,937      $ 1,806    $2,213
 Operating expenses ........................       3,458        3,675        2,986          666       772
                                                 --------     --------     --------      -------   -------
 Gross profit ..............................       4,009        5,403        4,951        1,140     1,441
 General and administrative expenses  ......       2,922        3,929        4,318          764       828
                                                 --------     --------     --------      -------   -------
 Income from operations   ..................       1,087        1,474          633          376       613

TRAVEL 800:
 Net revenues ..............................    $  3,504     $  5,930     $  7,645      $ 1,649    $2,108
 Operating expenses ........................       2,610        3,767        5,001        1,021     1,316
                                                 --------     --------     --------      -------   -------
 Gross profit ..............................         894        2,163        2,644          628       792
 General and administrative expenses  ......       1,068        1,107        1,315          221       296
                                                 --------     --------     --------      -------   -------
 Income (loss) from operations  ............        (174)       1,056        1,329          407       496

CRUISES INC.:
 Net revenues ..............................    $  3,846     $  4,996     $  6,494      $ 1,492    $1,714
 Operating expenses ........................       2,361        3,681        4,140        1,080     1,034
                                                 --------     --------     --------      -------   -------
 Gross profit ..............................       1,485        1,315        2,354          412       680
 General and administrative expenses  ......       1,109        1,332        1,708          387       474
                                                 --------     --------     --------      -------   -------
 Income from operations   ..................         376          (17)         646           25       206

D-FW TOURS (2):
 Net revenues ..............................    $  2,000     $  2,632     $  4,221      $   927    $1,271
 Operating expenses ........................       1,067        1,367        3,283          782     1,031
                                                 --------     --------     --------      -------   -------
 Gross profit ..............................         933        1,265          938          145       240
 General and administrative expenses  ......         872        1,098          809          112       173
                                                 --------     --------     --------      -------   -------
 Income from operations   ..................          61          167          129           33        67

----------

 (1) General and administrative expenses for the Founding Companies for each of the years in the three year period ended December 31, 1996 and for the three months ended March 31, 1996 and 1997 do not include a reduction for the Compensation Differential as indicated below:

                                                        THREE MONTHS
                          YEARS ENDED DECEMBER 31,          ENDED
                       ------------------------------     MARCH 31,
                                                        --------------
                       1994       1995       1996       1996     1997
                       --------   --------   --------   ------   -----
Auto Europe   ......    $3,450     $2,725     $3,158     $770    $742
Cruises Only  ......       793        974      1,362      116     116
Travel 800 .........         -        290        391       28      63
Cruises Inc.  ......         -          -        133       13      31
D-FW Tours .........         -        163        378        -      35
                        -------    -------    -------    -----   -----
  Total ............    $4,243     $4,152     $5,422     $927    $987
                        =======    =======    =======    =====   =====

(2) Other than the year ended December 31, 1996, the fiscal years presented for the two companies comprising D-FW Tours are as follows: D-FW Tours, Inc. - July 31, 1994 and 1995; and D-FW Travel Arrangements, Inc. - October 31, 1994 and 1995.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Company. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth in the following risk factors and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     TSII was founded in April 1996 but has conducted no operations and generated no revenues to date. TSII has entered into agreements to acquire the Founding Companies simultaneously with and as a condition to the closing of the Offering. Prior to the consummation of the Offering, the Founding Companies have operated as separate independent entities. Currently, the Company has no centralized financial reporting system and will initially rely on the existing reporting systems of the Founding Companies. There can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to effectively manage the combined entity or effectively implement the Company's internal growth strategy and acquisition program. The combined financial statements of the Founding Companies cover periods when the Founding Companies and TSII were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful.

     A number of the Founding Companies offer different travel services, utilize different capabilities and technologies and target different client segments. While the Company believes that there are substantial opportunities to cross-market and integrate these businesses, these differences increase the risk inherent in successfully completing such integration. Further, there can be no assurance that the Company's strategy to be a single source distributor of specialized travel services will be successful, or that the customers of the Founding Companies will accept the Company as a distributor of a variety of specialized travel services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Business Strategy."

FACTORS AFFECTING INTERNAL GROWTH

     The Founding Companies have experienced revenue and earnings growth on a pro forma basis over the past few years. There can be no assurance that the Founding Companies will continue to experience internal growth comparable to these levels, if at all. From time to time, certain of the Founding Companies have been unable to hire and train as many qualified reservations personnel as necessary to meet the demands of their businesses. Factors affecting the ability of the Founding Companies to continue to experience internal growth include, but are not limited to, the ability to expand the travel services offered, the continued relationships with certain travel providers and travel agents, the ability to recruit and retain qualified reservation personnel, continued access to capital and the ability to cross-sell services between the Founding Companies. See "Business - Growth Strategy."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company intends to increase its revenues, expand the markets it serves and increase its service offerings in part through the acquisition of additional specialized distributors of travel services. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations, particularly in the fiscal quarters immediately following the consummation of such transactions. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of the Company. In addition, there can be no assurance that the Founding Companies or other businesses acquired in the future will achieve anticipated revenues and earnings. The Company has reviewed various strategic acquisition opportunities and has held preliminary discussions with a number of such acquisition candidates. As of the date of the Prospectus, except for the Combinations, the Company has no agreement with respect to any acquisition. See "Business - Growth Strategy."

RISKS RELATED TO ACQUISITION FINANCING


     The Company intends to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company has insufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. Although the Company has received a commitment letter for a line of credit, there can be no assurance that the Company will be able to obtain this credit line, or other financing it may need, on terms the Company deems acceptable. If the Company is unable to obtain financing sufficient for all of its desired acquisitions, it may be unable to fully implement its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Combined Liquidity and Capital Resources."

MANAGEMENT OF GROWTH

     The Company expects to grow internally and through acquisitions. The Company expects to expend significant time and effort in expanding existing businesses and identifying, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's business, financial condition and results of operations could be materially adversely effected. See "Business - Growth Strategy" and "Management."

RISKS ASSOCIATED WITH THE TRAVEL INDUSTRY; GENERAL ECONOMIC CONDITIONS

     The  Company's  results  of  operations  will  be  dependent  upon  factors
affecting  the  travel  industry.   The  Company's  revenues  and  earnings  are
especially sensitive to events that affect domestic and international air travel, cruise travel and auto rentals in Europe. A number of factors, including political instability, armed hostilities, international terrorism, extreme weather conditions, a rise in fuel prices, a decline in the value of the U.S. dollar, labor disturbances and excessive inflation, could result in an overall decline in demand for travel. These types of events could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, demand for the Company's travel services may be significantly related to the general level of economic activity and employment in the U.S. Therefore, any significant economic downturn or recession in the U.S. could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-Industry Overview."

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The domestic and international leisure travel industry is extremely seasonal. The results of each of the Founding Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. Net revenues and net income for the Founding Companies are generally higher in the second and third quarters. The Company expects this seasonality to continue in the future on a combined basis. Several of the Founding Companies experienced an operating loss in the fourth quarter of 1996. The Company reported an operating loss on a combined basis for the fourth quarter of 1996 and may continue to experience a loss in this quarter in the future. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, fare wars by travel providers, changes in relationships with certain travel providers, changes in the mix of services offered by the Company, the timing of the payment of volume bonuses by travel providers, extreme weather conditions or other factors affecting travel. Unexpected variations in quarterly results could also adversely affect the price of the Common Stock, which in turn could limit the ability of the Company to make acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON TRAVEL PROVIDERS

     The Company is dependent upon travel providers for access to their capacity. The Company receives from certain travel providers pricing that is preferential to published fares which enables the Company to offer prices lower than would be generally available to travelers and travel agents. Other distributors may have similar arrangements with travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company. The Company anticipates that a significant portion of the Company's revenues will be derived from the sale of capacity for relatively few travel providers. In 1996, net revenues from (i) two auto rental companies, Avis Europe and Europcar, represented 17.8% and 21.8%, respectively; (ii) two cruise lines represented an aggregate of 13.9%; and (iii) two airlines represented an aggregate of 9.5% of the Company's combined net revenues. The Company's agreements with its travel providers can generally be cancelled or modified by the travel provider upon relatively short notice. The loss of a contract, changes in the Company's pricing agreements or commission schedules or more restricted access to travel providers' capacity could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Travel Provider Relationships."

DEPENDENCE UPON TECHNOLOGY

     The Company's business is dependent upon a number of different information and telecommunication technologies to facilitate its access to information and manage a high volume of inbound and outbound calls. Any failure of this technology would have a material adverse effect on the Company's business, financial condition and results of operations. For example, during 1996, Cruises Only's results of operations were adversely affected by unanticipated shortcomings in the functionality of call center software installed as part of a new telephone system. In addition, the Company is dependent upon certain third party vendors, including central reservation systems operators such as SABRE Group and System One, for access to certain information. Any failure of these systems or restricted access by the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

     Currently, all of the Founding Companies operate on separate computer and telephone systems, several of which utilize different technologies. The Company expects that it will integrate these systems but it has not yet established a timetable or its capital needs for such integration. There can be no assurance that the contemplated integration of these systems will be successful, completed without any disruption to the Company's business or that it will result in the intended cost efficiencies. Furthermore, the Company believes that its current technologies are a competitive advantage for each of the Founding Companies. There can be no assurance that the Company will be successful in maintaining this competitive advantage in the future. See "Business - MIS Technology."

SUBSTANTIAL COMPETITION

     The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, its travel providers, travel agents, tour operators and group travel sponsors, some of which have greater experience, brand name recognition and/or financial resources than the Company. The Company's travel providers may decide to compete more directly with the Company and restrict the availability of tickets or services or the ability of the Company to offer tickets or services at a preferential price. In addition, other distributors may have relationships with certain travel providers providing better availability or more competitive pricing than that offered by the Company. Furthermore, some travel agents and group travel sponsors have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas. See "Business - Competition."

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the efforts and relationships of Joseph Vittoria and the other executive officers of TSII as well as the senior management of the Founding Companies, including Imad Khalidi, Wayne Heller, Susan Parker, Robert Falcone, and John Przywara. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these individuals become unable to continue in their role the Company's business or prospects could be adversely affected. Although the Company or an operating subsidiary has entered into an employment agreement with each of the Company's executive officers and the Chief Executive Officer of each of the Founding Companies, there can be no assurance that such individuals will continue in their present capacity for any particular period of time. The Company does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management. See "Management."

VOTING CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS


     The Company's executive officers and directors, and entities affiliated with them and holders of at least 5% of the outstanding Common Stock will beneficially own shares of Common Stock representing 65.3% of the total voting power of the Common Stock after giving effect to the Offering (71.5% if all shares of Restricted Common Stock were converted into Common Stock). These persons, if acting in concert, will be able to exercise control over the Company's affairs and are likely to be able to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders" and "Description of Capital Stock-Common Stock and Restricted Common Stock."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK


     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the Offering. The 2,500,000 shares being sold in the Offering will be freely tradable unless acquired by affiliates of the Company. Joseph Vittoria, the Chairman and Chief Executive Officer of the Company, will purchase 100,000 shares in the Offering.

     Upon completion of the Offering, the holders of Common Stock who did not purchase shares in the Offering, will own 5,906,726 shares of Common Stock, including (i) the stockholders of the Founding Companies who will receive, in the aggregate, 3,422,225 shares in connection with the Combinations and (ii) management and founders of TSII who own 2,484,501 shares. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, these stockholders have agreed with TSII not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the Offering. These stockholders also have certain demand registration rights beginning two years after the Offering and certain piggyback registration rights with respect to these shares.

     The Company and the holders of all shares outstanding prior to the Offering (including all officers and directors of the Company and the Founding Companies) have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities except for: (i) in the case of the Company, Common Stock issued pursuant to any employee or director plan described herein or in connection with acquisitions and (ii) in the case of all such holders, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 180-day period applying to any shares so issued or transferred. See "Shares Eligible for Future Sale" and "Underwriting."

     The Company plans to register an additional 3,000,000 shares of its Common Stock under the Securities Act after completion of the Offering for use by the Company as consideration for future acquisitions. Upon such registration, these shares will generally be freely tradable after issuance, unless the resale thereof is contractually restricted. The piggyback registration rights described above will not apply to the registration statement to be filed with respect to these 3,000,000 shares. It is contemplated that the shares issued as consideration for future acquisitions will be subject to restrictions at least as restrictive as those described in the preceding paragraph. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors considered in determining the initial public offering price. After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or the failure of the Company to meet such estimates, conditions in the economy in general or in the travel industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the travel service industry. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE AND SUBSTANTIAL DILUTION


     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of $13.90 per share. In the event the Company issues additional Common Stock in the future, including shares issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution. See "Dilution."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is authorized to issue preferred stock in one or more series without stockholder action. The Board of Directors of the Company serve staggered terms. The existence of this "blank-check" preferred stock and the staggered Board of Directors could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Management - Directors and Executive Officers," "Principal Stockholders" and "Description of Capital Stock."

                                  THE COMPANY

     The Company was founded to create the leading single source distributor of specialized leisure travel services for both travel agencies and travelers. Although it has conducted no operations to date, TSII has entered into agreements to acquire, simultaneously with the closing of the Offering, the five Founding Companies. For a description of the Combinations, see "Certain Transactions."


     AUTO EUROPE. Auto-Europe, Inc. (Maine) ("Auto Europe"), founded in 1986, is a leading specialized distributor of reservations for leisure auto rentals to persons traveling from the U.S. and Canada to Europe. Auto Europe is based in Portland, Maine and operates on a nationwide basis with approximately 90% of its reservations during 1996 placed through travel agents and approximately 10% directly to travelers. According to Conde Nast Traveler's 1996 Reader's Choice Poll, Auto Europe was ranked second among twelve auto rental providers and reservations companies for overall service quality. In 1996, Auto Europe made reservations for approximately 195,000 auto rentals from companies such as Alamo Europe, Avis Europe Limited, EuroDollar and Europcar International S.A. Auto Europe's net revenues in 1996 were approximately $25.7 million and loss from operations was approximately $23,000 (which does not include a reduction in general and administrative expenses for a Compensation Differential of approximately $3.2 million).

     CRUISES ONLY. Cruises Only, Inc. ("Cruises Only"), founded in 1985, believes that it is the largest specialized distributor of reservations for cruise vacations to travelers located in the U.S. Cruises Only is based in Orlando, Florida and operates on a nationwide basis with sales directly to travelers. Cruises Only offers a low-price guarantee and markets its services through prominent advertisements in major newspapers and leading consumer and travel magazines. In 1996, Cruises Only provided reservations for approximately 61,000 passengers on over 45 cruise lines such as Carnival Cruise Lines, Princess Cruises and Royal Caribbean Cruise Lines. Cruises Only's net revenues in 1996 were approximately $7.9 million and income from operations was approximately $633,000 (which does not include a reduction in general and administrative expenses for a Compensation Differential of approximately $1.4 million).

     TRAVEL 800. 800-Ideas, Inc., which operates under the trade name "Travel 800" ("Travel 800"), was founded in 1989 and is a specialized distributor of domestic airline reservations. Travel 800 is based in San Diego, California and operates on a nationwide basis with sales principally to travelers. Travel 800 relies primarily on its reputation for low fares and mnemonic telephone numbers such as 1-800-FLY-CHEAP and 1-800-LOW-FARE to attract business. In 1996, Travel 800 received approximately 2.3 million telephone calls and sold tickets to approximately 182,000 passengers. Travel 800's net revenues in 1996 were approximately $7.6 million and income from operations was approximately $1.3 million (which does not include a reduction in general and administrative expenses for a Compensation Differential of approximately $391,000).

     CRUISES INC. Cruises Inc. ("Cruises Inc."), founded in 1982, was one of the first specialized distributors of reservations for cruise vacations to travelers located in the U.S. Cruises Inc. is based in Syracuse, New York and operates on a nationwide basis with sales directly to travelers. Cruises Inc. utilizes a network of approximately 200 independent licensed agents with knowledge of the cruise industry to assist each traveler in selecting the most appropriate cruise. Cruises Inc. has completed testing of Cruise Director, a computerized reservation system developed for cruise lines by SABRE to increase the efficiency of the reservation process, and is in the process of making the system available to its independent agents. Cruises Inc. is also currently the exclusive provider of cruise line information services for Travelocity, a popular travel site on the Internet and a service of the SABRE Group. During 1996, Cruises Inc. provided reservations for approximately 37,000 passengers for over 25 cruise lines such as Carnival Cruise Lines, Princess Cruises and Royal Caribbean Cruise Lines. Cruises Inc.'s net revenues in 1996 were approximately $6.5 million and income from operations was approximately $646,000 (which does not include a reduction in general and administrative expenses for a Compensation Differential of approximately $133,000).


     D-FW TOURS. D-FW Tours, Inc. and D-FW Travel Arrangements, Inc. (collectively, "D-FW Tours"), founded in 1978, is a specialized distributor of international airline reservations on regularly scheduled commercial flights. D-FW Tours is based in Dallas, Texas and operates on a nationwide basis with sales primarily to travel agents. D-FW Tours currently holds contracts with most major U.S. based and many foreign airlines. These contracts provide for rates which are generally lower than published air fares. In addition, D-FW Tours offers travel agents high quality customer service and access to its proprietary database on Wings\R software that allows agents to identify low fare alternatives. D-FW Tours estimates that in 1996 it received over 1.0 million telephone calls and sold tickets for approximately 41,900 passengers. D-FW Tours' net revenues in 1996 were approximately $4.2 million and income from operations was approximately $129,000 (which does not include a reduction in general and administrative expenses for a Compensation Differential of approximately $378,000).

     The aggregate consideration being paid to acquire the Founding Companies consists of $23.9 million in cash and 3,422,225 shares of Common Stock. The consummation of each Combination, which will occur simultaneously with the consummation of the Offering, is subject to customary conditions. These conditions include, among others, the continuing accuracy on the closing date of the Combinations of the representations and warranties of the Founding Companies and of TSII, the performance by each of them of all covenants included in the agreements relating to the Combinations and the nonexistence of a material adverse change in the business, results of operations or financial condition of each Founding Company. See "Certain Transactions."

     The Company's executive offices are located at 515 No. Flagler Drive, Suite 300 - Pavilion, West Palm Beach, Florida 33401, and its telephone number is
(561) 802-3396.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby (after deducting the underwriting discount and estimated offering expenses), are estimated to be approximately $30.1 million ($34.9 million if the Underwriters' over-allotment option is exercised in full). Of the net proceeds, $23.9 million will be used to pay the cash portion of the purchase price for the Founding Companies, of which approximately $23.7 million will be paid to former stockholders of the Founding Companies who will become officers, directors, key employees or holders of more than 5% of the Common Stock of the Company. See "Certain Transactions - Organization of the Company."

     The remaining $6.1 million of net proceeds will be used for working capital and for general corporate purposes, which are expected to include future acquisitions of specialized distributors of travel services. The Company has reviewed various strategic acquisition opportunities and has held preliminary discussions with a number of such acquisition candidates. Except for the Combinations, the Company has no agreement with respect to any acquisition. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.

     In addition to the net proceeds of the Offering, the Company will have approximately $3.5 million in cash as a result of the Combinations. On July 3, 1997 the Company received a commitment letter for a $20.0 million line of credit and is negotiating the definitive terms of this credit agreement. There can be no assurance that the Company will be able to obtain this line of credit, or other financing it may need, on terms the Company deems acceptable.


                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common
Stock for the foreseeable future. In addition, in the event the Company is successful in obtaining one or more lines of credit, it is likely that any such facility will include restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the short-term debt, including the current maturities of long-term debt, and capitalization of the Company at March 31, 1997: (i) on a pro forma combined basis to give effect to the Combinations and
(ii) as further adjusted to give effect to the issuance of the 2,500,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                                                                   MARCH 31, 1997
                                                                           ------------------------------
                                                                           PRO FORMA (1)     AS ADJUSTED
                                                                           ---------------   ------------
                                                                                   (IN THOUSANDS)
Short-term debt, including current maturities of long-term debt (2)  ...       $    535         $    535
                                                                               ========           =======
Long-term debt, less current maturities (2)  ...........................       $  5,058         $  5,058
Stockholders' equity:
 Preferred Stock: $0.01 par value, 1,000,000 shares authorized; none
  outstanding  .........................................................              -                -
 Common Stock: $0.01 par value, 50,000,000 shares authorized;
  5,906,726 shares outstanding, pro forma; and 8,406,726 shares
  outstanding, as adjusted (3)   .......................................             59               84
 Additional paid-in capital   ..........................................         15,607           45,632
 Retained earnings (deficit)  ..........................................         (3,814)          (3,814)
                                                                               --------           --------
  Total stockholders' equity  ..........................................         11,852           41,902
                                                                               --------           --------
    Total capitalization   .............................................       $ 16,910         $ 46,960
                                                                               ========           ========


----------

(1) Combines the respective accounts of TSII and the Founding Companies at March 31, 1997 and gives effect to the reclassification of the Founding Companies' common stock as additional paid-in capital.

(2) For a description of the Company's debt, see Notes to the Financial Statements of Auto Europe and Cruises Only.


(3) Includes 2,484,501 shares of Restricted Common Stock, consisting of 851,166 shares of Common Stock issued to management and 1,633,335 shares of Common Stock issued to Alpine Consolidated, LLC and Capstone Partners, LLC. See "Description of Capital Stock - Common Stock and Restricted Common Stock." Excludes 823,500 shares of Common Stock subject to options granted concurrently with the Offering at an exercise price equal to the initial public offering price. See "Management - 1997 Long-Term Incentive Plan" and
    - "1997 Non-Employee Directors' Stock Plan."

                                    DILUTION


     The deficit in pro forma net tangible book value of the Company as of March 31, 1997, was approximately $29.2 million, or approximately $(4.95) per share of Common Stock, after giving effect to the Combinations. The deficit in pro forma net tangible book value per share represents the amount by which the Company's pro forma total liabilities exceeds the Company's pro forma net tangible assets divided by the number of shares of Common Stock to be outstanding after giving effect to the Combinations. After giving effect to the sale of the 2,500,000 shares of Common Stock offered hereby and after deducting the underwriting discount and estimated offering expenses, the Company's pro forma net tangible book value at March 31, 1997 would have been approximately $802,000, or approximately $0.10 per share. This represents an immediate increase in pro forma net tangible book value of approximately $5.05 per share to existing stockholders and an immediate dilution of approximately $13.90 per share to new investors purchasing the shares in the Offering. The following table illustrates this pro forma dilution:


     Initial offering price per share ..................               $14.00
                                                                       -------
      Pro forma deficit in net tangible book value per
      share before Offering  ...........................     $(4.95)
      Increase in pro forma net tangible book value per
      share attributable to new investors   ............       5.05
                                                           --------
     Pro forma net tangible book value per share after
      Offering   .......................................                 0.10
                                                                       -------
     Dilution per share to new investors ...............               $13.90
                                                                       =======


     The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders (after giving effect to the Combinations) and the new investors purchasing shares of Common Stock from the Company in the Offering:


                                   SHARES PURCHASED                             AVERAGE
                                -----------------------        TOTAL             PRICE
                                 NUMBER        PERCENT    CONSIDERATION (1)    PER SHARE
                                -----------   ---------   ------------------   ----------
Existing stockholders  ......   5,906,726         70.3%        $(29,248,000)     $  (4.95)
New investors ...............   2,500,000         29.7           35,000,000         14.00
                                ----------     -------        --------------      --------
 Total  .....................   8,406,726        100.0%      $    5,752,000
                                ==========     =======         ==============

----------
(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Companies before the Offering, adjusted to reflect: (i) the cash portion of the consideration payable to the stockholders of the Founding Companies in connection with the Combinations;
    (ii) the transfer of selected assets to certain stockholders of the Founding Companies in the net amount of approximately $2.5 million in connection with the Combinations; and (iii) the payment of the working capital adjustment and reimbursements to S-Corp stockholders for certain taxes that will be paid by them in connection with the Combinations of approximately $4.4 million in cash as part of the consideration for the Combinations. See "Use of Proceeds" and "Capitalization."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     TSII will consummate the combinations with the founding companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, however, Auto Europe, one of the Founding Companies, has been designated as the "accounting acquiror." The following selected historical financial data of Auto Europe as of December 31, 1995 and 1996 and for each of the three years in the periods ended December 31, 1994, 1995 and 1996 have been derived from the audited financial statements of Auto Europe included elsewhere in this Prospectus. The following selected historical financial data for Auto Europe as of December 31, 1992, 1993 and 1994 and as of March 31, 1997, for the years ended December 31, 1992 and 1993 and for the three months ended March 31, 1996 and 1997 have been derived from unaudited financial statements of Auto Europe, which have been prepared on the same basis as the audited financial statements and, in the opinion of Auto Europe, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The selected unaudited pro forma combined financial data present data for the Company, adjusted for (i) the effects of the Combinations; (ii) the effects of certain pro forma adjustments to the historical financial statements described below; and (iii) the consummation of this Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the Notes thereto and the historical Financial Statements of Auto Europe and certain of the Founding Companies and the Notes thereto included elsewhere in this Prospectus.


                                                                                                      THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                             MARCH 31,
                                   -------------------------------------------------------------   ------------------------
                                    1992        1993        1994         1995          1996          1996         1997
                                   ---------   ---------   ----------   ----------   -----------   -----------   ----------
INCOME STATEMENT DATA:
AUTO EUROPE:
 Net revenues ..................   $ 10,894    $ 12,208     $ 17,156     $ 21,919     $   25,720    $    5,764   $   7,820
 Operating expenses ............      7,523       8,469       11,101       15,413         18,807         4,615       5,723
                                    --------    --------     --------     --------     ----------    ----------  ----------
 Gross profit ..................      3,371       3,739        6,055        6,506          6,913         1,149       2,097
 General and administrative
  expenses .....................      3,577       3,986        6,276        6,686          6,936         1,721       1,844
                                    --------    --------     --------     --------     ----------    ----------  ----------
 Income (loss) from operations.        (206)       (247)        (221)        (180)           (23)         (572)        253
 Interest expense, net .........          -         (19)         (28)         (81)          (221)          (42)        (74)
                                    --------    --------     --------     --------     ----------    ----------  ----------
 Net income (loss)  ............   $   (206)   $   (266)    $   (249)    $   (261)    $     (244)   $     (614)  $     179
                                    ========    ========     ========     ========     ==========    ==========  ==========
PRO FORMA COMBINED (1):
 Net revenues   ..................................................................... $   52,017    $   11,638   $  15,126
 Operating expenses   ...............................................................     34,217         8,164       9,876
                                                                                       ----------    ----------  ----------
 Gross profit   .....................................................................     17,800         3,474       5,250
 General and administrative expenses (2)   ..........................................      9,664         2,278       2,628
 Goodwill amortization (3)  .........................................................      1,174           294         294
                                                                                       ----------    ----------  ----------
 Income from operations  ............................................................      6,962           902       2,328
 Interest income (expense) and other income, net ....................................       (391)          (69)       (115)
 Net income  ........................................................................      3,634           460       1,224
                                                                                       ==========    ==========  ==========
 Net income per share ............................................................... $     0.44    $     0.06   $    0.15
                                                                                       ==========    ==========  ==========
 Shares used in computing pro forma net income per share (4) ........................  8,313,643     8,313,643   8,313,643

                                                               AUTO EUROPE                                   COMBINED COMPANIES
                                   -------------------------------------------------------------------         MARCH 31, 1997
                                                         DECEMBER 31,                       MARCH 31,  -----------------------------
                                     1992       1993       1994       1995        1996        1997     PRO FORMA(5)  S ADJUSTED (6)
                                   ---------- ---------- ---------- ---------- ------------ ---------- ------------  ---------------
BALANCE SHEET DATA:
 Working capital deficit (7)  ....   $  (691)   $  (891)  $  (2,729) $  (3,683)  $  (6,318)  $ (6,433)    $(33,306)  $  (3,256)
 Total assets (8) ................     1,555      3,307       4,689      5,264       7,450      9,443       57,074      63,191
 Long-term debt   ................         -         17          24         12       1,880      1,880        5,058       5,058
 Stockholders' equity (deficit)          243        (95)       (535)      (855)     (1,170)    (1,129)      11,852      41,902

----------

(1) The pro forma combined income statement data assume that the Combinations and the Offering were consummated on January 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. During the periods presented above, the Founding Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The pro forma combined income statement data is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(2) Pro forma general and administrative expenses for 1996 and the three months ended March 31, 1996, and 1997 include a reduction of approximately $5.4 million, $927,000 and $987,000, respectively, for the Compensation
    Differential. Pro forma general and administrative expenses for the three months ended March 31, 1997 do not include the non-recurring, non-cash compensation charge of $7.1 million recorded in such period.

(3) Reflects amortization of the goodwill to be recorded as a result of the Combinations over a 35-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes (i) 3,422,225 shares to be issued to owners of the Founding Companies, (ii) 2,484,501 shares issued to the management and founders of TSII, and (iii) 2,406,917 shares representing the number of shares to be sold in the Offering necessary to pay the cash portion of the consideration for the Combinations and to pay the underwriting discount and other estimated Offering expenses. Excludes options to purchase 823,500 shares granted upon consummation of the Offering. See "Certain Transactions."

(5) The pro forma combined balance sheet data assume that the Combinations were consummated on March 31, 1997. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(6) Adjusted for the sale of 2,500,000 shares of Common Stock offered hereby (less underwriting discount and estimated offering expenses) and the application of the net proceeds therefrom.

(7) Pro forma figures include a $23.9 million payable representing the cash portion of the consideration for the Combinations to be paid from a portion of the net proceeds of the Offering and $4.4 million payable for certain working capital adjustments and reimbursements to S-corp stockholders for certain taxes to be paid by them in connection with the Combinations.

(8) Pro forma figure reflects (i) the creation of approximately $41.1 million of goodwill in connection with the Combinations and (ii) a reduction of total assets as a result of certain non-operating assets with a net book value of approximately $2.5 million that will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Data" and the Founding Companies' Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company was established to create the leading single source distributor of specialized leisure travel services to both travel agents and travelers. The Founding Companies are specialized distributors of the following leisure travel services: domestic airline reservations (Travel 800), international airline reservations (D-FW Tours), cruise vacations (Cruises Only and Cruises Inc.) and European auto rentals (Auto Europe). The Company was formed in April 1996 and has conducted no operations to date. The Company will succeed to the operations of the five Founding Companies upon consummation of the Offering.

     The Company's revenue is derived primarily from the sale of travel related services, including airline tickets, cruise berths and auto rentals. The Company recognizes as net revenues only the commissions and other related payments it receives from travel providers and not the total cost of the travel services sold. Net revenues include commissions, volume bonuses (overrides) and rebates received from travel service providers for the sale of travel services. The Company recognized $52.0 million of net revenues in 1996, representing the sale of over $285 million in travel services. Additional revenue sources include service, shipping and handling charges related to reservations and delivery of tickets and commissions on the sale of travel insurance. Net revenues are recognized for the purchase of airline tickets, cruise berths and auto rentals on the date the reservation is booked and ticketed. The Company maintains a reserve related to potential cancellations.

     Operating expenses include commission payments to travel agents, salaries and incentive compensation payable to sales and related support personnel, telephone expenses, credit card fees and advertising and promotional costs. Commission payments to travel agents are typically based on a percentage of the price paid for the travel service, but in certain circumstances are fixed dollar amounts. Reservations agents are compensated either on an hourly basis, a commission basis or a combination of the two. The Company's telephone costs primarily relate to the cost of incoming calls on toll-free numbers used by each of the Founding Companies. General and administrative expenses consist primarily of compensation and benefits to owners as well as to administrative and other non-sales personnel, fees for professional services, depreciation of equipment and other general office expenses. General and administrative expenses also include incentive and discretionary bonuses paid to owners and key employees, significant portions of which were paid in lieu of S Corporation distributions.

     The Founding Companies have operated throughout the periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (S Corporations or C Corporations) which have influenced the historical level of owners' compensation. The owners and key employees of the Founding Companies have agreed to certain reductions in their salary, bonuses and benefits in connection with the Combinations (the "Compensation Differential"). The Compensation Differentials for 1996 and for the three months ended March 31, 1996 and 1997 were $5.4 million, $927,000, and $987,000, respectively, and have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Income. The Unaudited Pro Forma Combined Statement of Income includes a provision for income tax as if the Company was taxed as a C Corporation.

     Following the Combinations, the Company expects to realize certain savings as a result of (i) consolidation of telecommunications, advertising, courier and other operating expenses; (ii) consolidation of insurance, employee benefits, training, technology and software purchasing, billing and other general and administrative expenses; and (iii) the Company's ability to borrow at lower interest rates than most of the Founding Companies. The Company has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to the

Company's new management. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information of the Company.

     In the first quarter of 1997, TSII sold an aggregate of 851,166 shares of Common Stock to management at a price of $.01 per share and recorded (for financial statement presentation purposes) a non-recurring, non-cash compensation charge of $7.1 million.


     In  July  1996,  the  Securities  and  Exchange   Commission  issued  Staff
Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under the purchase method, Auto Europe has been designated as the accounting acquiror. For the remaining Founding Companies, $41.1 million, representing the excess of the fair value of the consideration received in the Combinations over the fair value of the net assets to be acquired, will be recorded as "goodwill" on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 35 year period. The pro forma impact of this amortization expense, a portion of which is deductible for tax purposes, is $1.2 million per year on an pre-tax basis. The amount of goodwill to be recorded and the related amortization expense will depend in part on the initial public offering price. See "Certain Transactions - Organization of the Company."

COMBINED RESULTS OF OPERATIONS

     The combined results of operations of the Founding Companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the revenues, operating expenses and general and administrative expenses of the individual Founding Companies on a historical basis. The combined results also exclude the effect of pro forma adjustments and may not be comparable to, and may not be indicative of, the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management during the periods presented; (ii) the Company will incur incremental costs related to its new corporate management and the costs of being a public company; and (iii) the combined data do not reflect potential benefits and cost savings the Company expects to realize when operating as a combined entity.

     The following table sets forth the combined results of operations of the Founding Companies on a historical basis and as a percentage of net revenues for the period indicated.

                                        YEARS ENDED DECEMBER 31,                        THREE MONTHS ENDED MARCH 31,
                             -----------------------------------------------   -----------------------------------------------
                                      1995                     1996                     1996                     1997
                             ----------------------   ----------------------   ----------------------   ----------------------
                                                                  (DOLLARS IN THOUSANDS)
Net revenues  ............   $44,672         100.0%   $52,017         100.0%     $11,638       100.0%     $15,126       100.0%
Operating expenses  ......    27,904          62.5     34,217          65.8        8,164        70.1        9,876        65.3
                             --------      -------    --------      -------     --------     -------     --------     -------
Gross profit  ............   $16,768          37.5%   $17,800          34.2%     $ 3,474        29.9%     $ 5,250        34.7%
                             ========      =======    ========      =======     ========     =======     ========     =======

COMBINED RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     Net Revenues. Net revenues increased approximately $3.5 million, or 30.0%, from $11.6 million in 1996 to $15.1 million in 1997. This increase is primarily attributable to increased sales of travel services by the Company, including an increase in the number of flight reservations made from 52,000 in 1996 to 60,000 in 1997, an increase in the number of car rental reservations made from 43,000 in 1996 to 60,000 in 1997, and an increase in the number of cruise reservations made from 11,000 in 1996 to 14,000 in 1997. Increases in average commissions were also realized at Travel 800 and Cruises Inc.

     Operating Expenses. Operating expenses increased approximately $1.7 million, or 21.0%, from $8.2 million in 1996 to $9.9 million in 1997. As a percentage of net revenues, operating expenses decreased from 70.1% in 1996 to 65.3% in 1997, primarily due to lower commission rates as a percentage of net revenues paid at Auto Europe, Cruises Inc. and D-FW Tours.

COMBINED RESULTS FOR 1996 COMPARED TO 1995

     Net Revenues. Net revenues increased approximately $7.3 million, or 16.3%, from $44.7 million in 1995 to $52.0 million in 1996. This increase is primarily attributable to increased sales of travel services by the Company, including an increase in the number of flight reservations made from 167,000 in 1995 to 224,000 in 1996 and an increase in the number of car rental reservations made from 175,000 in 1995 to 195,000 in 1996, partially offset by a decrease in the number of cruise reservations made from 102,000 in 1995 to 98,000 in 1996. This decrease in the number of cruise reservations reflects an increase of 2,000 reservations by Cruises Inc. and a decrease of 6,000 reservations by Cruises Only. The decrease in reservations by Cruises Only was the result of telephone system problems experienced by it in 1996. See "Results for 1996 Compared to 1995 - Cruises Only."

     Operating Expenses. Operating expenses increased approximately $6.3 million, or 22.6%, from $27.9 million in 1995 to $34.2 million in 1996. As a percentage of net revenues, operating expenses increased from 62.5% in 1995 to 65.8% in 1996, primarily due to increased operating expenses as a percentage of net revenue at Auto Europe and Travel 800.

COMBINED LIQUIDITY AND CAPITAL RESOURCES


     The Company is a holding company that conducts all of its operations through its subsidiaries. Accordingly, the primary internal source of the Company's liquidity is the cash flow of its subsidiaries. After the consummation of the Combinations and the Offering, the Company will have approximately $9.6 million in cash and approximately $5.6 million of indebtedness outstanding, other than the line of credit discussed below. Certain assets, including real estate, personal property, receivables and cash, that are not used in the operations of certain Founding Companies will be excluded from the Combinations and retained by the respective stockholders of such Founding Companies. As of March 31, 1997, the aggregate book value of these excluded assets was approximately $2.5 million. These exclusions have been reflected in the pro forma balance sheet of the Company as of March 31, 1997.

     On July 3, 1997 the Company received a commitment letter for a $20.0 million line of credit and is negotiating the definitive terms of this credit agreement. It is anticipated that the line of credit will require the Company to comply with various loan covenants including: (i) maintenance of certain financial ratios; (ii) restrictions on additional indebtedness; and (iii) restrictions on liens, guarantees, advances and dividends. The facility is intended to be used for acquisitions, capital expenditures, refinancing of Founding Company debt, if necessary, and for general corporate purposes.

     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures. The Company made capital expenditures of $4.4 million in 1996 and $425,000 in the three months ended March 31, 1997. Each of the Founding Companies has made significant upgrades to their technology systems within the past few years. As a result, the Company does not expect to have significant capital expenditures in the next two years, other than as may be required to integrate the systems of the Founding Companies and to upgrade and integrate companies that are acquired in the future. After the consummation of the Combinations, the Company intends to study the feasibility of upgrading and integrating the systems of the Founding Companies. Consequently, the Company has not yet established its capital needs for such integration and upgrades, and it is likely to change as additional acquisitions are made.

     The Company intends to pursue attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of a portion of the net proceeds of the Offering, cash flow from operations and borrowings, including borrowings under the proposed credit facility, as well as issuances of additional equity. The Company plans to register an additional 3,000,000 shares of its Common Stock under the Securities Act after completion of the Offering for use by the Company as consideration for future acquisitions.

RESULTS OF OPERATIONS - AUTO EUROPE

     Auto Europe provides reservations for leisure auto rentals to persons traveling from the U.S. and Canada to Europe. Auto Europe's revenue is derived primarily from the sale of European rental car reservations.

     The following table sets forth certain selected financial data for Auto Europe on a historical basis and as a percentage of net revenues for the periods indicated:

                                       YEARS ENDED DECEMBER 31,
                            -----------------------------------------------
                                     1994                    1995
                            ----------------------- -----------------------
                                        (DOLLARS IN THOUSANDS)
Net revenues   ............  $ 17,156       100.0%   $ 21,919       100.0%
Operating expenses   ......    11,101        64.7      15,413        70.3
                              --------   ---------    --------   ---------
Gross profit   ............     6,055        35.3       6,506        29.7
General and administrative
 expenses   ...............     6,276        36.6       6,686        30.5
                              --------   ---------    --------   ---------
Income (loss) from
 operations ...............  $   (221)       (1.3)%  $   (180)       (0.8)%
                              ========   =========    ========   =========



                            YEARS ENDED DECEMBER 31,       THREE MONTHS ENDED MARCH 31,
                            ----------------------- ---------------------------------------
                                     1996                    1996                1997
                            ----------------------- ---------------------- ----------------
                                        (DOLLARS IN THOUSANDS)
Net revenues   ............  $ 25,720       100.0%    $ 5,764      100.0%  $7,820      100.0%
Operating expenses   ......    18,807        73.1       4,615       80.1    5,723       73.2
                              --------   ---------     ------   ---------  -------   -------
Gross profit   ............     6,913        26.9       1,149       19.9    2,097       26.8
General and administrative
 expenses   ...............     6,936        27.0       1,721       29.9    1,844       23.6
                              --------   ---------     ------   ---------  -------   -------
Income (loss) from
 operations ...............  $    (23)       (0.1)%   $  (572)      (9.9)% $  253       3.2%
                              ========   =========     ======   =========  =======   =======

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED
MARCH 31, 1996 - AUTO EUROPE

     Net Revenues. Net revenues increased $2.1 million, or 35.7%, from $5.8 million to $7.8 million, primarily due to an increase in the number of auto rental reservations from approximately 43,000 to approximately 60,000.

     Operating Expenses. Operating expenses increased approximately $1.1 million, or 24.0%, from $4.6 million to $5.7 million. As a percentage of net revenues, operating expenses decreased from 80.0% to 73.2%, primarily due to a decrease in the commission rate as a percentage of net revenues paid to travel agents.

     General and Administrative Expenses. General and administrative expenses increased $123,000, or 7.1%, from $1.7 million to $1.8 million. As a percentage of net revenues, general and administrative expenses decreased from 29.9% to 23.6%. Excluding Compensation Differential of $770,000 and $742,000 in the first quarter of 1996 and 1997, respectively, general and administrative expenses as a percentage of net revenues decreased from 16.5% to 14.1%. This decrease as a percentage of net revenues was due to spreading the Company's overhead costs over a larger revenue base.

RESULTS FOR 1996 COMPARED TO 1995 - AUTO EUROPE

     Net Revenues. Net revenues increased $3.8 million, or 17.4%, from $21.9 million in 1995 to $25.7 million in 1996, primarily due to an increase in the number of auto rental reservations made by Auto Europe from approximately 175,000 in 1995 to approximately 195,000 in 1996. This increase in the number of cars rented was a result of the continuing growth in the number of travelers from the United States to Europe and increased rentals by Auto Europe to Canadians traveling to Europe. The percentage of revenue attributable to
Canadian travelers was approximately 10.0% and 6.4% in 1996 and 1995, respectively. To a lesser extent, Auto Europe's net revenues increased due to higher commission rates received. Continuing the trend that began in 1995, European auto rental companies increased the commission rates to be paid to travel agents. These increased commission rates received by Auto Europe were passed along to travel agents.

     Operating Expenses. Operating expenses increased approximately $3.4 million, or 22.1%, from $15.4 million in 1995 to $18.8 million in 1996. As a percentage of net revenues, operating expenses increased from 70.3% in 1995 to 73.1% in 1996, primarily due to the increase in commissions paid to travel agents. These higher commissions did not impact the average revenue per car (after commissions) recognized by Auto Europe, but resulted in higher commission expense as a percentage of net revenues.

     General and Administrative Expenses. General and administrative expenses increased $250,000, or 3.7%, from $6.7 million in 1995 to $6.9 million in 1996. As a percentage of net revenues, general and administrative expenses decreased from 30.5% in 1995 to 27.0% in 1996. Excluding Compensation Differential of $2.7 million and $3.2 million in 1995 and 1996, respectively, general and administrative expenses as a percentage of net revenues decreased from 18.2% to 14.5%. This decrease as a percentage of net revenues was due to spreading the Company's overhead costs over a larger revenue base.

RESULTS FOR 1995 COMPARED TO 1994 - AUTO EUROPE

     Net Revenues. Net revenues increased $4.8 million, or 27.8%, from $17.1 million in 1994 to $21.9 million in 1995 due to an increase in the number of auto rental reservations made by Auto Europe from approximately 142,000 in 1994 to approximately 175,000 in 1995. This increase was due to higher commission rates provided by European auto rental companies to be paid to travel agents for booking rentals. These increased commission rates were passed along to travel agents by Auto Europe. The revenue growth was also a result of Auto Europe's expanded efforts to target Canadians travelling to Europe.

     Operating Expenses. Operating expenses increased approximately $4.3 million, or 38.8%, from $11.1 million in 1994 to $15.4 million in 1995. As a percentage of net revenues, operating expenses increased from 64.7% in 1994 to 70.3% in 1995, primarily as a result of (i) increases in salaries and benefits for sales personnel and the hiring of a new vice president of sales and marketing in order to accommodate Auto Europe's continuing growth and (ii) increased telephone expenses related to the introduction of toll free customer service lines from Europe to Auto Europe's headquarters and higher international telephone rates related to the growth of Auto Europe's Canadian operations. In addition, the increase was due to increases in commissions paid to travel agents. These higher commissions did not impact the average revenue per car (after commissions) recognized by Auto Europe, but resulted in higher commission expenses as a percentage of net revenues.

     General and Administrative Expenses. General and administrative expenses increased $410,000, or 6.5%, from $6.3 million in 1994 to $6.7 million in 1995. As a percentage of net revenues, general and administrative expenses decreased from 36.6% in 1994 to 30.5% in 1995. Excluding Compensation Differential of $3.5 million and $2.7 million in 1994 and 1995, respectively, general and administrative expenses as a percentage of net revenues increased from 16.2% to 18.2%. This increase primarily was due to an increase in salaries and benefits related to the hiring of additional personnel to accommodate Auto Europe's continuing growth.

LIQUIDITY AND CAPITAL RESOURCES - AUTO EUROPE

     Auto Europe used $938,000 in net cash from operating activities in 1996. In the three months ended March 31, 1997, $4.9 million of cash was provided by operating activities primarily due to an increase in payables. Net cash used in investing activities was approximately $2.7 million in 1996 and $347,000 in the three months ended March 31, 1997, principally for the construction of Auto Europe's new headquarters and purchases of computer equipment. Net cash provided by financing activities was $3.6 million in 1996, including the incurrence of
(i) $2.6 million in long-term debt which was used to acquire and renovate Auto Europe's new headquarters and (ii) $2.2 million in short-term debt which was used for working capital purposes, and the repayment of $1.1 million of long-term debt. In the three months ended March 31, 1997, net cash used in financing activities was $2.5 million, primarily as a result of the paydown of short-term debt. At March 31, 1997, Auto Europe had a working capital deficit of $6.4 million, and had $1.9 million of long-term debt outstanding.

RESULTS OF OPERATIONS - CRUISES ONLY

     Cruises Only provides reservations for cruise vacations. Cruises Only's revenues are primarily derived from sales of cruise reservations, including commissions and certain volume bonuses and rebates received from the cruise lines based on sales volume.

     The following table sets forth certain selected financial data for Cruises Only on a historical basis and as a percentage of net revenues for the periods indicated:

                                               YEARS ENDED DECEMBER 31,                      THREE MONTHS ENDED MARCH 31,
                               -------------------------------------------------------- ---------------------------------------
                                      1994               1995               1996               1996               1997
                               ------------------ ------------------ ------------------ ------------------ --------------------
                                                                   (DOLLARS IN THOUSANDS)
Net revenues   ...............  $7,467      100.0% $9,078     100.0  $7,937       100.0%$1,806     100.0%  $2,213      100.0%
Operating expenses   .........   3,458       46.3   3,675      40.5   2,986        37.6    666      36.9    772         34.9
                                -------   -------  ------- --------  -------    ------- -------  -------   -------    -------
Gross profit   ...............   4,009       53.7   5,403      59.5   4,951        62.4  1,140      63.1    1,441       65.1
General and administrative
 expenses   ..................   2,922       39.1   3,929      43.3   4,318        54.4    764      42.3      828       37.4
                                -------   -------  ------- --------  -------    ------- -------  --------  -------    -------
Income from operations  ......  $1,087       14.6% $1,474      16.2% $  633         8.0%$  376      20.8%  $  613       27.7%
                                =======   =======  ======= ========  =======    ======= =======   ======== =======    =======

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED
MARCH 31, 1996 - CRUISES ONLY

     Net Revenues. Net revenues increased $407,000, or 22.5%, from $1.8 million to $2.2 million due to a 30% increase in the number of cruise reservations. Net revenues in 1996 were adversely affected by telephone system problems experienced by Cruises Only. This increase was partially offset by a 3% decline in the average commission per reservation.

     Operating Expenses. Operating expenses increased $106,000, or 15.9%, from $666,000 to $772,000. As a percentage of net revenues, operating expenses decreased from 36.9% to 34.9% primarily due to reductions in communication expenses as a percentage of net revenues as a result of the new telephone system installed in July 1996. The decrease as a percentage of net revenues was also due to more efficient utilization of sales personnel.

     General and Administrative Expenses. General and administrative expenses increased approximately $64,000, or 8.4%, from $764,000 to $828,000. As a percentage of net revenues, general and administrative expenses decreased from 42.3% to 37.4%. Excluding Compensation Differential of $115,500 in the first quarter of each of 1996 and 1997, general and administrative expenses as a percentage of net revenues decreased from 35.9% to 32.2%. This decrease as a percentage of net revenues was primarily due to spreading personnel costs over a larger revenue base.

RESULTS FOR 1996 COMPARED TO 1995 - CRUISES ONLY

     Net Revenues. Net revenues decreased $1.1 million, or 12.6%, from $9.1 million in 1995 to $7.9 million in 1996 due to a decrease in the number of cruise reservations made from approximately 67,000 passengers in 1995 to approximately 61,000 passengers in 1996. This decrease in net revenues resulted from the relocation of Cruises Only's headquarters and unanticipated shortcomings of call center software installed as part of a new telephone system in October 1995. This telephone system was removed by the provider and replaced with a new telephone system in July 1996. During the first six months of 1996, a large number of incoming telephone calls were not able to be answered. The decrease in sales revenue was further compounded by the related decrease in volume bonuses and rebates from the cruise lines which are earned based on sales volume. The commission per cabin received by Cruises Only increased by 4.0% from 1995 to 1996.

     Operating Expenses. Operating expenses decreased approximately $689,000, or 18.7%, from $3.7 million in 1995 to $3.0 million in 1996. As a percentage of net revenues, operating expenses decreased from 40.5% in 1995 to 37.6% in 1996 primarily due to (i) a reduction in net advertising expenses and (ii) a reduction in telephone expenses as a result of decreased call volume related to the telephone system problems experienced in 1996.

     General and Administrative Expenses. General and administrative expenses increased approximately $389,000, or 9.9%, from $3.9 million in 1995 to $4.3 million in 1996. As a percentage of net revenues, general and administrative expenses increased from 43.3% to 54.4%. Excluding Compensation

Differential of $974,000 in 1995 and $1.4 million in 1996, respectively, general and administrative expenses as a percentage of net revenues increased from 32.6% to 37.2%, but stayed relatively constant at $3.0 million.

RESULTS FOR 1995 COMPARED TO 1994 - CRUISES ONLY

     Net Revenues. Net revenues increased $1.6 million, or 21.6%, from $7.4 million in 1994 to $9.0 million in 1995 due to an increase in the number of cruise reservations made by Cruises Only from approximately 61,000 in 1994 to approximately 67,000 in 1995 and an increase in commissions per cabin received by Cruises Only of 5.4%.

     Operating Expenses. Operating expenses increased approximately $217,000, or 6.3%, from $3.5 million in 1994 to $3.7 million in 1995. As a percentage of net revenues, operating expenses decreased from 46.3% in 1994 to 40.5% in 1995. Operating expenses decreased as a percentage of net revenues due to reductions in net advertising expenses and increased operating leverage.

     General and Administrative Expenses. General and administrative expenses increased $1.0 million, or 34.5%, from $2.9 million in 1994 to $3.9 million in 1995. As a percentage of net revenues, general and administrative expenses increased from 39.1% to 43.3%. Excluding Compensation Differential of $793,000 in 1994 and $974,000 in 1995, respectively, general and administrative expenses as a percentage of net revenues increased from 28.5% to 32.6%, primarily due to increased salaries and benefits related to additional personnel hired to manage Cruises Only's growth.

LIQUIDITY AND CAPITAL RESOURCES - CRUISES ONLY

     Cruises Only generated net cash from operating activities of $1.5 million in 1996 and $1.0 million in the three months ended March 31, 1997. Net cash used in investing activities was approximately $1.2 million in 1996, principally for purchases of the replacement phone system and a new personal computer network. Net cash used in financing activities was $360,000 in 1996, including net proceeds from long-term debt incurred of $839,000 and net distributions to stockholders of $1.2 million. In the three months ended March 31, 1997, net cash used in financing activities was $626,000, primarily as a result of distributions to stockholders. At March 31, 1997, Cruises Only had a working capital deficit of $1.3 million, including $378,000 of current portion of long-term debt, and had $3.1 million of long-term debt outstanding.

RESULTS OF OPERATIONS - TRAVEL 800

     Travel 800 provides domestic airline reservations on most major domestic airlines. Travel 800's net revenues are primarily derived from sales of airline tickets, including commissions and certain volume bonuses received from the airlines based on sales volume. Additional sources of net revenues include service and shipping and handling charges on ticket sales, as well as segment payments from System One, a central reservations service.

     The following table sets forth certain selected financial data of Travel 800 on a historical basis and as a percentage of net revenues for the periods indicated:

                                                  YEARS ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                            ------------------------------------- ---------------------------------------
                                                   1995               1996               1996               1997
                                            ------------------ ------------------ ------------------ --------------------
                                                                       (DOLLARS IN THOUSANDS)
Net revenues ..............................  $5,930      100.0% $7,645      100.0%$1,649       100.0%$2,108       100.0%
Operating expenses ........................   3,767       63.5   5,001       65.4  1,021        61.9  1,316        62.4
                                             -------   -------  -------   ------- -------    ------- -------    -------
Gross profit ..............................   2,163       36.5   2,644       34.6    628        38.1    792        37.6
General and administrative expenses  ......   1,107       18.7   1,315       17.2    221        13.4    296        14.1
                                             -------   -------  -------   ------- -------    ------- -------    -------
Income from operations   ..................  $1,056       17.8% $1,329       17.4%$  407        24.7%$  496        23.5%
                                             =======   =======  =======   ======= =======    ======= =======    =======

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED
MARCH 31, 1996 - TRAVEL 800

     Net Revenues. Net revenues increased $459,000, or 27.8%, from $1.6 million in 1996 to $2.1 million in 1997. This increase was due to a 12% increase in tickets sold accompanied by increases in the average commission and volume bonuses.

     Operating Expenses. Operating expenses increased $295,000, or 28.9%, from $1.0 million to $1.3 million. As a percentage of net revenues, operating expenses increased from 61.9% to 62.4%. This increase was primarily due to an increase in commission expense, partially offset by a decline in communication expense as a percentage of net revenues.

     General and Administrative Expenses. General and administrative expenses increased $75,000, or 33.9%, from $221,000 to $296,000. As a percentage of net revenues, general and administrative expenses increased from 13.4% to 14.1%. Excluding Compensation Differential of $28,000 in the first quarter of 1996 and $63,000 in the first quarter of 1997, general and administrative expenses decreased as a percentage of net revenues from 11.7% to 11.1%.

RESULTS FOR 1996 COMPARED TO 1995 - TRAVEL 800

     Net Revenues. Net revenues increased $1.7 million, or 28.9%, from $5.9 million in 1995 to $7.6 million in 1996 due to an increase in the number of airline tickets sold by Travel 800 from approximately 128,000 in 1995 to approximately 182,000 in 1996. This increase in net revenue also resulted from Travel 800 being able to negotiate and receive an increase in commission rates paid by certain airlines. This commission rate increase was partially offset by a decrease in the average commission per ticket as a result of a decline in the average price per ticket during 1996. The Company also recognized segment payments from System One of approximately $695,000 in 1996.

     Operating Expenses. Operating expenses increased approximately $1.2 million, or 32.8%, from $3.8 million in 1995 to $5.0 million in 1996. As a percentage of net revenues, operating expenses increased from 63.5% in 1995 to 65.4% in 1996, primarily due to the addition of new reservation agents and reservations center supervisory personnel to accommodate greater call volumes. In addition, Travel 800 increased its commission rates paid to reservation agents in an effort to attract and retain more qualified agents.

     General and Administrative Expenses. General and administrative expenses increased $208,000, or 18.8%, from $1.1 million in 1995 to $1.3 million in 1996. As a percentage of net revenues, general and administrative expenses decreased from 18.7% to 17.2%, primarily due to $138,000 of non-recurring legal expenses in 1995.

LIQUIDITY AND CAPITAL RESOURCES - TRAVEL 800

     Travel 800 generated net cash from operating activities of $976,000 in 1996 and $821,000 in the three months ended March 31, 1997. Net cash used in investing activities was approximately $248,000 in 1996, principally for purchases of furniture and equipment. Net cash used in financing activities was $193,000 in 1996, of which $169,000 was distributed to the sole shareholder of Travel 800, and $899,000 in the three months ended March 31, 1997, all of which was distributed to the sole stockholder of Travel 800. At March 31, 1997, Travel 800 had working capital of $1.6 million and no debt outstanding.

RESULTS OF OPERATIONS - CRUISES INC.

     Cruises Inc. provides reservations for cruise vacations. Cruises Inc.'s revenues are primarily derived from sales of cruise reservations, including commissions and certain volume bonuses and rebates received from the cruise lines based on sales volumes.

     The following table sets forth certain selected financial data of Cruises Inc. on a historical basis and as a percentage of net revenues for the periods indicated:

                                        YEAR ENDED DECEMBER 31,        THREE MONTHS ENDED MARCH 31,
                                        ----------------------   ----------------------------------------
                                                 1996                   1996                  1997
                                        ----------------------   -------------------   ------------------
                                                              (DOLLARS IN THOUSANDS)
Net revenues  ........................   $6,494          100.0%  $1,492       100.0%   $1,714       100.0%
Operating expenses  ..................    4,140           63.8    1,080        72.4     1,034        60.3
                                         -------      --------   -------     -------   -------     -------
Gross profit  ........................    2,354           36.2      412        27.6       680        39.7
General and administrative expenses .     1,708           26.3      387        25.9       474        27.7
                                         -------      --------   -------     -------   -------     -------
Income from operations ...............   $  646            9.9%  $   25         1.7%   $  206        12.0%
                                         =======      ========   =======     =======   =======     =======

THREE MONTHS ENDED MARCH 31, 1997  COMPARED TO THREE MONTHS ENDED MARCH 31, 1996
- CRUISES INC.

     Net Revenues. Net revenues increased $222,000, or 14.9%, from $1.5 million to $1.7 million. This increase was due to an 11% increase in the number of cruise reservations, accompanied by a small increase in the average commission rate per reservation.

     Operating Expenses. Operating expenses were approximately the same in both periods. As a percentage of net revenues, operating expenses declined from 72.4% to 60.3%. This decrease was primarily due to a relatively constant dollar level of salaries, commissions and net advertising expenses during these periods while net revenues were increasing.

     General and Administrative Expenses. General and administrative expenses increased $87,000, or 22.5%, from $387,000 to $474,000. As a percentage of net revenues, general and administrative expenses increased from 25.9% to 27.7%, due to an increase in salaries and benefits. Excluding Compensation Differential of $13,000 in the first quarter of 1996 and $31,000 in the first quarter as 1997, general and administrative expenses increased as a percentage of net revenues from 25.1% to 25.8%.

LIQUIDITY AND CAPITAL RESOURCES - CRUISES INC.

     Cruises Inc. generated net cash from operating activities of $588,000 in 1996 and $691,000 in the three months ended March 31, 1997. Net cash used in investing activities was approximately $167,000 in 1996 for the purchase of property and equipment. Net cash used in financing activities was $46,000 in 1996 for the payment of long-term debt. At March 31, 1997, Cruises Inc. had working capital of $680,000 and $39,000 of long-term debt.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The domestic and international leisure travel industry is extremely seasonal. The results of each of the Founding Companies have been subject to quarterly fluctuations caused primarily by the seasonal variations in the travel industry, especially the leisure travel segment. The net revenues and net income for the Founding Companies are generally higher in the second and third quarters. The Company expects this seasonality to continue in the future on a combined basis. Several of the Founding Companies experienced an operating loss in the fourth quarter of 1996. The Company reported an operating loss on a pro forma combined basis for the fourth quarter of 1996 and may continue to experience a loss in this quarter in the future. The Company's quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, fare wars by travel providers, changes in relationships with certain travel providers, changes in the mix of services offered, the timing of the payment of volume bonuses, extreme weather conditions or other factors affecting travel.

INFLATION

     Inflation did not have a significant effect on the results of operations of the combined Founding Companies for 1994, 1995 or 1996.

                                    BUSINESS

GENERAL

     The Company was established to create the leading single source distributor of specialized leisure travel services to both travel agents and travelers. The Founding Companies are specialized distributors of travel services, providing airline, cruise or European auto rental reservations. Unlike travel agents, specialized distributors such as the Founding Companies focus on a single segment of the travel service industry and thus provide a greater level of expertise with respect to their segments. Specialized distributors offer travel providers, such as airlines, cruise lines and auto rental companies, an alternative distribution channel through which significant amounts of capacity are sold in return for preferential pricing. Through consolidation of specialized distributors, the Company will be able to offer both travel agents and travelers a single source of competitively priced services and extensive expertise within and across multiple leisure travel segments.

     The Founding Companies are specialized distributors of the following leisure travel services: domestic airline reservations (Travel 800), international airline reservations (D-FW Tours), cruise vacations (Cruises Only and Cruises Inc.) and European auto rentals (Auto Europe). As leaders in their respective segments, the Founding Companies have experienced significant internal growth, with combined net revenues increasing from $34.0 million in 1994 to $52.0 million in 1996, representing a 23.7% compound annual growth rate. In 1996, the Company sold reservations for approximately 224,000 airline passengers, 98,000 cruise passengers and approximately 195,000 European auto rentals, representing the sale of over $285 million in travel services. Of the Company's 1996 net revenues, approximately 53% were attributable to travel agents and 47% were attributable to travelers. The Company has negotiated arrangements with many major airlines, cruise lines and European auto rental companies, including such travel providers as Continental Airlines, Inc., Delta Air Lines, Inc., Carnival Cruise Lines, Royal Caribbean Cruise Lines, Avis
Europe Limited and Europcar International S.A. To enhance its strong internal growth, the Company intends to leverage its technology, realize cross-selling opportunities and capitalize on cost efficiencies and economies of scale. In addition, the Company intends to implement an aggressive acquisition program to broaden its travel service offerings and consolidate the highly fragmented specialized travel service industry.

INDUSTRY OVERVIEW

     U.S. travelers spent in excess of $200 billion on business and leisure travel in 1996, a 16.3% increase from 1995, with leisure travelers comprising approximately 65% of the total travel market. The travel industry's principal providers include airlines, cruise lines, auto rental companies, hotels and railroads. Historically these travel providers have relied on their internal sales departments and travel agencies as their primary distribution channels. These traditional distribution channels have not enabled travel providers to maximize utilization of their capacity and generally have offered limited expertise to the traveler. The internal sales department of a travel provider can offer in-depth knowledge about its services but will not offer alternative services from other travel providers. Travel agents, while enabling a traveler to compare multiple options from different travel providers, often lack extensive expertise about the specific services being offered.

     Travel providers are increasingly utilizing specialized distributors to sell capacity. By focusing on specific segments of the travel service industry, these companies are able to act more efficiently as a distributor of capacity. Specialized distributors assist travel providers both on a spot basis and with longer term yield management. Many travel agents are seeking ways to cut their costs, diversify their revenue sources and strengthen their relationships with the travelers that they serve. As a result, the Company believes that travel agents seek specialized distributors that offer better customer service,
competitive   prices  and  attractive   commission   structures.   In  addition,
specialized distributors are able to offer both travel agents and travelers in-depth knowledge about specific services from many different travel providers, which is becoming increasingly important as the number of travel options continues to expand. Specifically, specialized distributors are becoming increasingly important in the air travel, cruise vacation and European auto rental markets.

     During 1996, commercial airlines carried approximately 500 million passengers and posted domestic and international passenger growth of 7% and 6%, respectively. Airlines rely heavily on travel agents and specialized distributors to supplement their own internal marketing efforts. Given their focus on air travel and their corresponding large volumes of reservations, specialized distributors often receive preferential pricing from domestic airlines. In addition, international airlines also offer specialized distributors controlled access to capacity at deeply discounted prices and typically utilize a limited number of specialized distributors in order to increase capacity utilization without disrupting their overall pricing strategy. These specialized distributors are then able to offer non-published discounted fares for international flights to both travel agents and travelers.

     The number of North American cruise passengers increased to 4.6 million in 1996 from 1.4 million in 1980, representing an 8.3% compound growth rate. The character of a cruise varies significantly among the different cruise lines and cruise ships. In addition, a cruise, which consists of lodging, entertainment, dining and travel, typically represents a large portion of a traveler's vacation budget. As a result, cruise sales require significant marketing time and effort in comparison with other travel services. Cruise lines traditionally have relied primarily on third party distributors to sell virtually all of their berth capacity. While travel agents remain an important channel of distribution for cruise lines, specialized cruise vacation distributors have become an increasingly significant source of capacity utilization and, accordingly, are given preferential pricing and access to preferred berth locations. In contrast to travel agents, specialized cruise vacation distributors offer travelers extensive knowledge of cruise options available and are able to provide more detailed information with respect to daily excursions and other amenities.

     According to a survey by the European Travel Commission, there were approximately 9.0 million U.S. tourists visiting Europe in 1996, a 4.5% increase from 1995. Unlike domestic auto rental providers which, to a large extent, market directly to travelers in the U.S., European auto rental providers rely heavily on third party distributors to market to U.S. customers traveling abroad. As in the U.S., European auto rental providers focus on the business traveler segment which peaks in the spring and fall seasons. As a result, specialized distributors in the U.S. serve an important role to these European auto rental providers by supplementing their sales efforts during non-peak periods. In addition, these specialized distributors serve as a centralized and efficient source of information on pricing and availability of reservations to travel agents in the U.S.

     The market for specialized distributors of leisure travel services is fragmented, with numerous companies offering services in a single travel segment. These specialized distributors generally have made little investment in technology to improve their efficiency and access to information. Furthermore, most of these companies lack the scale necessary to obtain preferential pricing from travel providers. The Company believes significant opportunities are available to a well capitalized company providing a broad offering of specialized travel services with a high level of customer service.

BUSINESS STRATEGY

     The Company's objective is to become the leading single source distributor of specialized leisure travel services for both travel agents and travelers. In order to achieve this goal, the Company has a focused business strategy based upon the following key principles:

     PROVIDE EXTENSIVE EXPERTISE IN SPECIFIC TRAVEL SEGMENTS. Each of the Founding Companies is a specialist in a particular travel segment. By leveraging the expertise of the Founding Companies and future acquisitions, the Company will provide a higher level of expertise and information for a broader array of travel services than may be available through traditional distribution channels. For example, the Company's cruise reservation agents represent virtually every cruise line and focus exclusively on selling cruises. In order to enhance their knowledge, these agents are given periodic cruise vacations and have access to proprietary reviews on most cruises. As a result, the Company believes that it is better able to assist customers in choosing the specific cruise vacation that best suits their needs. The Company believes that providing expertise in multiple travel segments will help differentiate its services and be a significant competitive advantage.

     MAINTAIN AND ENHANCE STRONG STRATEGIC RELATIONSHIPS WITH TRAVEL PROVIDERS. The Company believes that the strategic relationships with its travel providers have been and will continue to be integral to its success. As leaders in their respective segments, the Founding Companies have negotiated with many travel providers for pricing that is preferential to published fares and preferred access to capacity. These strategic relationships enable the Company to provide a comprehensive service offering within each travel segment and to offer prices that are lower than would be generally available to travelers and travel agents.

     OFFER  HIGH  LEVELS  OF  CUSTOMER   SERVICE.   The  Company  believes  that
maintaining high levels of customer service is critical to its ability to generate significant repeat business. In addition to the Company's competitive prices, customer service is an important differentiating factor to both the leisure traveler who is making a significant investment in a vacation and the travel agent who is seeking attractive commission structures and the ability to make travel arrangements with greater ease. In addition to its expertise with respect to the travel service offered, each of the Founding Companies has a dedicated customer service department. For example, Auto Europe maintains 24-hour toll-free numbers connected directly to its customer service department in the U.S. from which its customers in Europe can obtain emergency assistance. These toll-free numbers provide the customer with an English speaking contact with access to the appropriate emergency roadside assistance in the relevant foreign location. Other customer service initiatives offered by the Company include fax vouchers, extended weekday and weekend hours, proprietary cruise ship reviews and a commitment to minimize telephone waiting time.

     LEVERAGE AND EXPAND TECHNOLOGY INFRASTRUCTURE. A key element of the Company's strategy will be to capitalize on the technology investments made by the Founding Companies and to continue to invest in state-of-the-art information and telecommunications technology. The Founding Companies have made significant investments in technology over the past few years and, in most cases, have developed proprietary software that enables them to access information about pricing and capacity availability on a more timely and efficient basis. By leveraging the telecommunications investment of the Founding Companies, the Company expects to be able to increase the efficiency of its reservation agents, minimize the telephone waiting time for its customers and more effectively manage its telephone expenses. Similarly, continued investment in technology will enable the Company to: (i) facilitate cross-marketing opportunities and the transfer of knowledge across travel service segments; (ii) build a centralized database of information on travelers that can be utilized for highly targeted marketing campaigns; and (iii) achieve operating leverage to support its growth.

     OPERATE WITH A DECENTRALIZED MANAGEMENT STRUCTURE. The Company believes that the experienced local management teams at the Founding Companies have an in-depth understanding of their respective markets and businesses and have built strong relationships with their travel providers and customers. Accordingly, as the Company implements "best practices" and the necessary systems to effect cross-selling and achieve economies of scale, each of the Founding Companies will continue to operate on a decentralized basis as a separate profit center and local management will remain empowered to make most of the day-to-day operating decisions. The Company intends to utilize stock ownership as well as appropriate incentive compensation to ensure that the objectives of local management are aligned with those of the Company.

GROWTH STRATEGY

     The Company plans to achieve its goal of becoming the leading single source distributor of specialized leisure travel services by implementing its internal growth strategy and pursuing an aggressive acquisition program.

     IMPLEMENT INTERNAL GROWTH STRATEGY. While the Company intends to continue to acquire specialized distributors of leisure travel services, strong internal revenue growth remains the core of the Company's growth strategy. From 1994 to 1996, the Founding Companies on a combined basis experienced revenue growth of 23.7% compounded annually. The Company believes that the growth of Founding Companies individually will be enhanced by: (i) continued growth in the leisure travel industry; (ii) the ability of the Founding Companies to leverage their recent investments in technology; (iii) the expansion of sales and marketing programs; and (iv) continued hiring of reservation agents and other staff to increase sales capacity. In addition, the Company expects to realize the following key benefits on a combined basis:

   Cross-Selling. The Company believes that significant cross-selling opportunities exist that will further enhance the Company's revenue growth. Each of the Founding Companies specializes in one segment of the travel market. Consolidation of these companies enables the Company to offer "one-stop shopping" for a variety of travel services. For example, Travel 800, which currently focuses on domestic air travel, has begun to satisfy international air travel requests through D-FW Tours and offer international travelers a European auto rental option through Auto Europe. Travel 800 and D-FW Tours plan to establish an electronic link that will enable Travel 800 reservation agents to make reservations for international airline capacity offered by D-FW Tours. D-FW Tours, which specializes in international airline ticket sales to travel agents, has installed software from Auto Europe and is able to book European auto rentals as well. Similarly, Cruises Only and Cruises Inc., which focus on cruise line reservations, are expected to be able to provide travelers with domestic and international airline reservations through Travel 800 and D-FW Tours.


   Best Practices. The Company has identified certain best practices at each of the Founding Companies that can be implemented at the other Founding Companies in order to generate incremental revenue and enhance profitability. For example, due to the importance of technology and access to complete, accurate and current information, the Company expects to identify the best applications among the software and information technology systems of each of the Founding Companies. In addition, the Founding Companies have begun to cross-implement such programs as travel insurance, third party credit cards and cooperative marketing.

   Economies of Scale. The Company believes that it can achieve significant economies of scale through the combination of the Founding Companies and future acquisitions and that its size and relationships with travel providers will be a key competitive advantage in gaining market share and enhancing revenue opportunities. The Company should benefit from greater purchasing power in such key expense areas as telecommunications, advertising, insurance, courier expenses and employee benefits. The Company believes that it can substantially reduce the total operating expenses of the Founding Companies and other acquired businesses by eliminating or consolidating certain duplicative administrative functions.

     PURSUE AN AGGRESSIVE ACQUISITION PROGRAM. The Company believes that the travel service industry is highly fragmented with significant opportunities for consolidation. The Company intends to implement an aggressive acquisition program targeting other leading specialized distributors. The Company intends to seek acquisitions within its core airline, cruise line and European auto rental market segments in order to gain market share. In addition, the Company plans to acquire companies that specialize in the distribution of travel services complementary to those currently offered by the Company, such as tour operators and distributors specializing in hotel and rail reservations. Acquisitions of this nature will enhance the Company's ability to be a single source of leisure travel services for its customers. Finally, the Company may also pursue international acquisitions that will enable the Company to replicate its business model for domestic and international travel originating in a country other than the U.S.

     While acquisitions are a primary component of its growth strategy, the Company is focused on making strategic acquisitions of market leaders rather than "tuck-in" or smaller acquisitions. As a result, the Company will seek to acquire high quality companies with longstanding reputations within their specific travel service segments. Generally, these companies will: (i) be run by successful, experienced entrepreneurs whom the Company will endeavor to retain;
(ii) have strong relationships with their travel providers and an emphasis on customer service; and (iii) have demonstrated growth and profitability. Once these companies have been acquired, the Company intends to implement a disciplined integration program which will facilitate the opportunities for revenue enhancement and margin improvement while allowing local management to operate under the Company's decentralized management structure.

     The Company believes that the opportunity to join under the Travel Services International umbrella will be attractive to many specialized distributors of travel services. The Company offers owners of potential acquisition candidates:
(i) significant opportunities to enhance the growth of their businesses through cross-selling other travel services; (ii) the opportunity to enhance their technology; (iii) the Company's financial strength and visibility as a public company; (iv) the potential for increased profitability as a result of the Company's centralization of certain administrative functions and other economies of scale; and (v) near-term liquidity.

     The Company has analyzed significant data on the travel service industry and individual businesses within the industry and believes that it is well positioned to implement its acquisition program following the Offering. The Company believes that the experience, reputation and relationships of the Founding Companies' management will be of significant value in the Company's attempts to acquire other specialized distributors of travel services. In addition, the Company will rely on the industry experience of its senior management, particularly Joseph Vittoria, the Chairman and Chief Executive Officer, who is the former Chief Executive Officer of Avis, Inc. and a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry. The Company has reviewed various strategic acquisition opportunities and has held preliminary discussions with a number of acquisition candidates. Other than the Agreements with the Founding Companies, the Company is not a party to any agreements regarding any acquisitions.

     As consideration for future acquisitions, the Company intends to use various combinations of Common Stock, cash and notes. The Company plans to register an additional 3,000,000 shares of its Common Stock under the Securities Act for use by the Company as all or a portion of the consideration to be paid in future acquisitions.

SERVICES

     The Company, through the Founding Companies, distributes leisure travel services primarily for domestic and international air travel, cruises and European auto rentals. The Company provides its services nationwide through the use of toll-free telephone numbers. Typically, potential customers call the Company, often in response to an advertisement or other promotion. The Company's reservation agents assist potential customers, whether travel agents or travelers, in selecting the appropriate travel arrangement and making the reservation.

     Air Travel. The Company provides reservations for domestic airline flights through Travel 800 and for international flights through D-FW Tours. Through strategic relationships with most major airlines, both Travel 800 and D-FW Tours are generally able to offer fares below published rates and have developed software that enable their reservation agents to identify low price ticket alternatives. Travel 800 sells primarily to travelers and relies primarily on its reputation and mnemonic telephone numbers such as 1-800-FLY-CHEAP and 1-800-LOW-FARE to attract business. In 1996, Travel 800 received approximately
2.3 million calls and sold tickets to approximately 182,000 passengers. D-FW Tours sells primarily to travel agents utilizing multiple fax distribution technology to advise travel agents of special fares and promotions. D-FW Tours estimates that in 1996 it received over 1.0 million calls and sold tickets to approximately 41,900 passengers. Travel 800 is open 19 hours per day Monday through Friday and 12 hours per day on Saturday and Sunday, and D-FW Tours is open 11 hours per day Monday through Friday and six hours on Saturday.

     Cruise. The Company, through Cruises Only and Cruises Inc., provides reservations for cruises on all major cruise lines. Typically, the Company books berths on behalf of its customers at specified discounts from the published prices. In addition, the Company is permitted to reserve more desirable berths on a number of cruises, which gives the Company an "exclusive" right to sell these berths for a period of time. If the Company does not sell these reserved berths, they are returned to the cruise lines at a specified time, usually 60 or 90 days prior to sailing, at no cost to the Company. Virtually all of the Company's customers for its cruise services are travelers. The Company also has established a marketing division focused on advising large groups, such as affinity groups, corporate groups and business seminars, in selecting the appropriate cruise. The Company advises travelers and assists them in selecting the cruise that best fits their particular needs and desires. This requires the Company's sales personnel to have extensive knowledge about the character of the various cruise lines and the differences in their ships and cruises offered. The Company's personnel undergo extensive in-house training, participate in frequent seminars conducted by cruise lines and often receive complementary passes for cruises. These sales personnel endeavor to develop relationships with travelers in order to encourage repeat business. The Company provides extensive services to its cruise customers in the form of periodic mailings of information, reviews of various cruises and ships, advice regarding planning for the specific cruise and assistance in preparing the necessary travel documents. In addition to reserving a berth on a cruise, reservation agents can give customers information about the activities, shopping, sightseeing and restaurants available at the various ports at which the cruise stops and can make reservations for these activities. In 1996, Cruises Only and Cruises Inc. provided reservations for approximately 98,000 passengers on over 45 cruise lines. Cruises Only is open 14 hours per day seven days a week. Cruises Inc.'s independent agents are available to answer calls 24-hours a day, seven days a week.

     European Auto Rental. The Company, through Auto Europe, provides reservations in the U.S. and Canada for auto rentals in Europe. The Company has agreements with a number of auto rental companies that operate in Europe, such as Alamo Europe, Avis Europe Limited, EuroDollar and Europcar International S.A., which provide automobiles to the Company for rental. Approximately 90% of Auto Europe's customers are travel agents, and the remaining 10% are travelers. The Company's field representatives establish and maintain the Company's relationships with a majority of the travel agents located in the U.S. Recently, Auto Europe established a site on the World Wide Web to more effectively target travelers directly. Auto rentals in Europe pose a number of challenges for a U.S. traveler. In addition to costs such as drop off fees and airport levies, travelers run the risk of additional costs associated with currency fluctuations and rate changes if they do not pre-pay in U.S. dollars. Travelers are also faced with age restrictions, lack of flexibility in drop off and pick up and insurance complications. Further, the difficulty obtaining air conditioned, automatic transmission cars makes the European auto rental process difficult for travelers. Auto Europe is able to simplify the process and overcome many of these challenges for travel agents and travelers. The Company maintains 24-hour toll-free numbers connected directly to its customer service department in the U.S. from which its customers in Europe can obtain emergency assistance. These toll-free numbers provides the customer with an English speaking contact with access to the appropriate emergency roadside assistance in the relevant foreign location. In 1996, Auto Europe made reservations for approximately 195,000 auto rentals.

MIS TECHNOLOGY

     Technology is critical to providing the most complete, accurate and current information and to maximizing the efficiency of the Company's reservation agents. The Company's strategy is to capitalize on the technology investments made by its Founding Companies and to continue to invest in state-of-the-art information and telecommunications technology. During 1995 and 1996, the Founding Companies expended in excess of $3.0 million dollars for the development and implementation of new technology. The Company operates its basic reservations systems using SABRE and System One, two of the leading reservations systems in the travel service industry, along with its own proprietary systems. The Company has made a substantial investment in developing and implementing a number of new technology systems which will: (i) increase the efficiency of its reservations centers; (ii) improve the quality of information available to management; and (iii) reduce personnel requirements by automating a larger portion of operations. These systems have been developed specifically for the operations of each segment in which the Company operates. One system, currently in place at Auto Europe, automatically identifies travel agencies to reservation agents using a caller identification system thereby enabling reservation agents to provide preferential pricing based upon the historical sales volume of such travel agencies. Cruises Inc. has completed testing of Cruise Director, a computerized reservation system developed for cruise lines by SABRE to increase the efficiency of the reservation process, and is in the process of making this system available to its independent agents. Cruises Only has also been utilizing Cruise Director in its Orlando reservation center since mid-1996.

     The Company expects to begin implementing two new systems at Travel 800. The first is a new user-friendly front end system for System One which permits the Company's reservation agents to provide information and make reservations using a simple point and click method, rather than by entering lengthy codes into the standard Central Reservations Systems ("CRSs"). This software also identifies alternate routing and fare information where lower fares are available. This new software will enable the Company to train new reservation agents and put them on-line with customers in two to three days, rather than the two to three weeks required to train agents on the existing CRSs. This new software is currently being tested by certain Travel 800 reservation agents and is expected to be implemented Company-wide by the end of 1997. In addition, in an effort to reduce "talk time" per sale, the Company expects to begin testing in early 1998 a continuous speech recognition technology that will enable customers to talk to the reservations computer to retrieve price and schedule information. The Company expects that this new system will increase the efficiency of the Company's reservation agents by minimizing the average length of a telephone call.

     The Company expects to increase the utilization of its existing systems by making them available to other Founding Companies and at companies to be acquired in the future. Investment in technology will enable the Company to: (i) facilitate cross-marketing opportunities and the transfer of knowledge across travel service segments; (ii) build a centralized database of information on travelers that can be utilized for highly targeted direct mail advertising campaigns; and (iii) achieve operating leverage to support its growth.

TRAVEL PROVIDER RELATIONSHIPS

     The Founding Companies have negotiated arrangements with many major airline, cruise line and European auto rental companies. In 1996, net revenues from (i) two auto rental companies, Avis Europe and Europcar, represented 17.8% and 21.8%, respectively; (ii) two cruise lines represented an aggregate of 13.9%; and (iii) two airlines represented an aggregate of 9.5% of the Company's net revenues.

     The following table sets forth a list of certain of the Company's key travel providers:

    Cruise Lines                   Airlines           European Auto Rental Companies
    ------------                   --------           ------------------------------
Carnival Cruise Lines          American Airlines      Alamo Europe
Celebrity Cruise Line          British Airways        Avis Europe Limited
Holland America                Continental Airlines   Budget
Norwegian Cruise Line          Delta Air Lines        Europcar International S.A.
Princess Cruises               Northwest Airlines
Royal Caribbean Cruise Lines

     The Company receives from certain travel providers pricing that is preferential to published fares which enables the Company to offer prices lower than would be generally available to travelers and travel agents. The Company's agreements with its travel providers can generally be cancelled or modified by the travel provider upon relatively short notice. Other distributors may have similar arrangements with travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company. See "- Competition."

SALES AND MARKETING

     The Company engages in different marketing and advertising programs depending on whether the customers are primarily travel agents or travelers and the particular travel service. The Company markets domestic air travel service through the use of various toll-free numbers, such as 1-800-FLY-CHEAP and 1-800-LOW-FARE. The Company markets its other services to travelers in numerous ways, principally through newspaper and magazine advertisements highlighting toll-free numbers and special travel offers. Cruises Inc. is also currently the exclusive provider of cruise line information services for Travelocity, a popular travel site on the Internet and a service of the SABRE Group. In many cases, the travel providers contribute to the cost of the advertising and marketing. To market directly to travel agents, the Company uses dedicated salespeople, direct mailings and multiple fax distribution technology. Most of the Founding Companies have sites on the World Wide Web for use by travel agents and travelers. The Company believes it will be able to significantly increase its revenue base by offering travel agents and travelers a broader range of travel services through a single telephone call to any of the Company's locations. In addition, the Company will focus on increasing its revenues from its existing customers by cross-selling its services and broadening its service offerings.

COMPETITION

     The travel service industry is extremely competitive and has low barriers to entry. The Company competes with other distributors of travel services, its travel providers, travel agents, tour operators and group travel sponsors, some of which have more experience, brand name recognition and/or financial resources than the Company. The Company competes for customers based upon service, price and specialized in-depth knowledge and, in addition, with respect to travel agents, attractive commission structures. The Company's travel providers may decide to compete more directly with the Company and restrict the availability of tickets or services or the ability of the Company to offer tickets or services at a preferential price. Other distributors may have similar arrangements with certain travel providers, some of which may provide better availability or more competitive pricing than that offered by the Company. Furthermore, some travel agents and group travel sponsors have a strong presence in their geographic area which may make it difficult for the Company to attract customers in those areas.

EMPLOYEES

     As of March 31, 1997, the Company had 722 full-time employees, of whom 275 were employed in connection with auto rental services, 219 were employed in connection with cruise services and 228 were employed in connection with air services. In addition, the Company has contracts with 251 independent agents and uses temporary employees as required to meet the needs of seasonal demand. The Company believes that its relations with its employees are good.

FACILITIES

     As of March 31, 1997, the Company had five facilities, two of which it owns and three of which are leased. Auto Europe owns one facility which is located in Portland, Maine and is approximately 38,000 square feet. Cruises Only owns one facility which is located in Orlando, Florida and is approximately 37,600 square feet. Cruises Inc. leases one facility which is located in Syracuse, New York and includes approximately 10,600 square feet. The lease will expire on February 28, 2006 and contains a five year renewal option. Travel 800 leases one facility which is located in San Diego, California and includes approximately 12,800 square feet. The lease will expire on March 31, 1998. D-FW Tours leases one facility which is located in Dallas, Texas and includes approximately 9,000 square feet. The lease will expire on August 31, 1998. The Company's corporate headquarters are located in temporary facilities in West Palm Beach, Florida. The Company intends to relocate to permanent headquarters in Florida after the consummation of the Offering.

LEGAL PROCEEDINGS

     On June 29, 1995, the U.S. Department of Labor filed suit against Cruises Only, Wayne Heller and Judy Heller in the U.S. District Court of the Middle District of Florida, the Orlando Division, based on a claim that Cruises Only was not entitled to pay its commission sales people under a provision of the Fair Labor Standards Act of 1938 established for commission sales people in retail and service businesses. The complaint did not specify a dollar amount of relief sought. In late 1996, both parties filed a motions for summary judgement. On June 5, 1997, the Court granted the motion of summary judgment in favor of Cruises Only. The U.S. Department of Labor has 60 days from the above date to appeal the order. Cruises Only has created a reserve of $275,000 for its estimated potential liability for this case.

     The Company is involved in various legal actions arising in the ordinary course of business. The Company believes that none of these actions will have a material adverse effect on its business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors, executive officers and certain key employees, and those persons who will become directors and executive officers in upon consummation of the Offering.

         NAME           AGE                             POSITION
----------------------- ----- --------------------------------------------------------------
Joseph V. Vittoria  ...  62   Chairman and Chief Executive Officer, Director
Michael J. Moriarty ...  50   President and Chief Operating Officer
Jill M. Vales .........  39   Senior Vice President and Chief Financial Officer
Maryann Bastnagel   ...  40   Senior Vice President and Chief Information Officer
Suzanne B. Bell  ......  30   Senior Vice President, General Counsel and Secretary
Melville W. Robinson     42   Vice President, Corporate Development
Robert G. Falcone   ...  56   CEO-Cruises Inc.; Director
Wayne Heller  .........  40   CEO-Cruises Only; Director
Imad Khalidi  .........  45   Vice President, European Operations of the Company; CEO-Auto
                              Europe, Director
Susan Parker  .........  49   CEO-Travel 800; Director
John W. Przywara ......  46   CEO-D-FW Tours; Director
Elan J. Blutinger   ...  42   Director
D. Fraser Bullock   ...  42   Director
Tommaso Zanzotto ......  55   Director
Leonard A. Potter   ...  35   Advisory Director

     Joseph V. Vittoria will become the Chairman and Chief Executive Officer and a director of the Company upon the consummation of the Offering. From September 1987 to February 1997 Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc., a multinational auto rental company where he was employed for over 26 years. Mr. Vittoria was responsible for the purchase of the Avis company by creating one of the world's largest Employee Stock Ownership Plans in 1987. He was a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry. He has been named travel executive of the year several times by various travel media, including Business Travel News, Travel Weekly, Travel Agent Tour and Travel News-North America. Mr. Vittoria serves on the Board of Directors of United Air Lines, Inc., Transmedia Europe, Transmedia Asia and various non-profit associations.

     Michael J. Moriarty will become the President and Chief Operating Officer of the Company upon the consummation of the Offering. Mr. Moriarty was the President and Chief Operating Officer of Studio Plus Hotels, Inc., a national extended stay hotel company from July 1996 until its sale in 1997. From 1981 to July 1996, Mr. Moriarty held various senior executive positions with the Marriott Company, a hotel company, including Brand Vice President of Marriott International (1994-1996), Vice President of Operations for the Residence Inn by Marriott Company (1989-1994), Vice President Finance and Development of Residence Inn (1987-1989), Vice President of Finance and Development for the Roy Rogers Restaurants Company, a subsidiary of the Marriott Company and Director of Finance and Business Analysis for Marriott Hotels and Resorts.

     Jill M. Vales will become the Chief Financial Officer of the Company upon the consummation of the Offering. Since November 1996, Ms. Vales has served as the Chief Operating Officer of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., a law firm. From June 1990 until July 1996, Ms. Vales held various positions at Certified Vacations, an affiliate of Alamo Rent-A-Car, including Senior Vice President and Chief Financial Officer (1994-1996), Vice President of Finance and Operations (1992-1994) and Senior Director of Finance and Operations and Controller (1990-1992). From 1979 to 1990, Ms. Vales held various positions at KPMG Peat Marwick. Ms. Vales is a certified public accountant.

     Maryann Bastnagel will become the Senior Vice President and Chief Information Officer of the Company upon the consummation of the Offering. From 1989 to 1997, Ms. Bastnagel held various positions with Marriott International, Inc. in information services and technology. She was most recently Vice President of Business Technology, where she was responsible for defining systems and technology strategy for the Marriott Lodging Group. From 1990 to 1994, Ms. Bastnagel was Vice President of Information Systems and a member of the Executive Committee for Residence Inns by Marriott. From 1985 to 1989, she was a Senior Manager with Price Waterhouse Management Consulting Services on large scale information systems development projects. From 1981 to 1985, Ms. Bastnagel was a Senior Consultant with Booz, Allen & Hamilton, Inc.

     Suzanne B. Bell will become the Senior Vice President, General Counsel and Secretary of the Company upon the consummation of the Offering. Since July 1996, Ms. Bell has been an attorney at Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. From September 1991 to July 1996, she was an attorney at Morgan, Lewis & Bockius LLP. Ms. Bell has concentrated her practice in the areas of mergers and acquisitions and securities laws, representing both public and private companies.

     Melville W. Robinson will become the Vice President - Corporate Development of the Company upon the consummation of the Offering. From 1994 to the present, Mr. Robinson has served as the Chief Financial Officer of Cruises Only, one of the Founding Companies. From 1989 until 1993, Mr. Robinson was the President and Chief Financial Officer of the Gale Group, a U.S. based consumer products manufacturing firm. From 1986 to 1989, Mr. Robinson was a Managing Director at PNC Merchant Banking Corp., where he founded and managed the Growth Capital Group. From 1983 to 1986, Mr. Robinson was the Chief Financial Officer of Drug Emporium Inc., a publicly-traded discount drugstore chain.

     Robert G. Falcone will become a director of the Company after the consummation of the Offering. Mr. Falcone has served as the Chairman and Chief Executive Officer of Cruises Inc. since its founding in 1982. Mr. Falcone is a member of the National Association of Cruise Only Agencies ("NACOA"), the Airline Reporting Corporation ("ARC"), the Travel Council of the World (Environmental Group), the American Society of Travel Agents ("ASTA"), Cruise Lines International Association ("CLIA") and is the co-founder of the Society of Elite Agents, a trade association of leading cruise specialists ("SEA").

     Wayne Heller will become a director of the Company after the consummation of the Offering. Mr. Heller has served as the Chief Executive Officer of Cruises Only since its founding in 1985 and was previously employed with Norwegian Caribbean Cruise Lines from 1980 to 1984. Mr. Heller is a member of ASTA, NACOA and CLIA.

     Imad Khalidi will become the Vice President, European Operations, of the Company and a director of the Company after the consummation of the Offering. Mr. Khalidi has been President of Auto Europe since 1992. In 1990, he joined Auto Europe as Executive Vice President of Marketing and Sales. From 1983 to 1990, Mr. Khalidi served as an International Travel Trade Manager and an International Licensee Manager with Europcar International S.A., an auto rental company in France. Mr. Khalidi is a member of the Association of Retail Travel Agencies ("ARTA"), ASTA and CLIA.

     Susan Parker will become a director of the Company after the consummation of the Offering. Ms. Parker has served as the President of Travel 800 since its founding in 1989. From 1984 to 1989, Ms. Parker was President of Continental Travel, an incentive travel company. Ms. Parker is a member of ASTA, CLIA and the International Airlines Travel Agent Network ("IATAN").

     John W. Przywara will become a director of the Company after the consummation of the Offering. Mr. Przywara has served as President of D-FW Tours since its founding in 1978. Mr. Przywara is a member of the ARC, CLIA and IATAN.

     Elan J. Blutinger has been a director of the Company since October 1996. Mr. Blutinger is a Managing Director of Alpine Consolidated LLC, a consolidator of highly fragmented businesses. From 1987 to 1995, he was the Chief Executive Officer of Shoppers Express, Inc., an electronic retailing service, which he founded. Mr. Blutinger is currently the Vice Chairman of Shoppers Express, Inc. From 1983 to 1986, Mr. Blutinger was the Chairman and Chief Executive Officer of DSI, a wholesale distributor for the personal computer industry until its acquisition in 1986 by Independent Distribution Incorporated.

     D. Fraser Bullock has been a director of the Company since October 1996. Mr. Bullock is a Managing Director of Alpine Consolidated LLC, and was most recently the President and Chief Operating Officer of VISA Interactive, a wholly-owned subsidiary of VISA International from its inception in 1994 to 1996. In 1993, Mr. Bullock became the President and Chief Operating Officer of U.S. Order, Inc., a provider of remote electronic transaction processing, until it was acquired by VISA International in 1994. From 1991 to 1992, Mr. Bullock was the Senior Vice President of U.S. Order, Inc. From 1986 to 1991, he was the Chief Financial Officer and Executive Vice President of World Corp., Inc., a holding company with various operating subsidiaries including World Airways, Inc. Mr. Bullock was a founding partner of Bain Capital, a Manager of Bain and Company, and a founder of MediVision, Inc., a consolidation of eye surgery centers.

     Tommaso Zanzotto will become a director of the Company after the consummation of the Offering. Mr. Zanzotto is the President of Toscana Ville E Castelli, a real estate development company which owns and operates residential and commercial properties in the lodging and hotel industry. From 1994 to 1996, he was the Chairman and Chief Executive Officer of Hilton International. From 1969 to 1993, Mr. Zanzotto held various positions with American Express Travel Related Services including President International, American Express Financial and Travel Services (1990-1993); President, American Express Corporate Card Division (1987-1990); President, American Express Travelers Cheques (Europe, Africa, Middle East). Mr. Zanzotto is a member of the World Travel and Tourism Council, and a Governor of the Transportation and Travel Committee of the World Economic Summit.

     Leonard A. Potter served as a director of the Company from its formation until May 1997. After the Offering, he will be an Advisory Director to the Board. Mr. Potter is a co-founder and Managing Director of Capstone Partners, LLC, a venture firm specializing in consolidation transactions. Capstone Partners, LLC was a co-sponsor of Staffmark, Inc., a consolidation of six staffing services companies in September 1996 with a simultaneous initial public offering. Prior to forming Capstone Partners, LLC in April 1996, Mr. Potter was an attorney at Morgan, Lewis & Bockius LLP for more than five years practicing in the areas of mergers and acquisitions and securities law. While at Morgan, Lewis & Bockius he represented a number of public companies in connection with their creation and subsequent implementation of consolidation strategies similar to the Company's, including U.S. Office Products, F.Y.I.
Incorporated and Cotelligent Group.

BOARD OF DIRECTORS

     After consummation of the Combinations, the Board of Directors of the Company will consist of nine directors divided into three classes with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. Directors whose terms expire in 1998 are:
Elan J. Blutinger, D. Fraser Bullock and Tommasso Zanzotto; directors whose terms expire in 1999 are: Imad Khalidi, John W. Przywara and Joseph V. Vittoria; directors whose terms expire in 2000 are: Robert G. Falcone, Wayne Heller and Susan Parker. The Company expects that the Board of Directors will establish an Audit Committee, a Compensation Committee, and such other committees as the Board may determine. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the consummation of the Combinations.

     The Advisory Director will attend meetings of the Board of Directors, consult with officers and directors of the Company and provide guidance (but not direction) concerning management and operation of the Company's business. The Advisory Director is not a director of the Company and accordingly will not have a right to vote as a director.

     All officers serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $2,000 for attendance at each Board of Directors' meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors' meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof incurred in their capacity as directors.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     The Company was incorporated in April 1996, has conducted no operations and generated no revenue to date and did not pay any of its executive officers compensation during 1996. The Company anticipates that during 1997 its most highly compensated executive officers will be Messrs. Vittoria, Moriarty, Khalidi and Ms. Bastnagel and Ms. Vales. The Company will grant Messrs. Vittoria, Moriarty and Ms. Bastnagel and Ms. Vales options to purchase 100,000, 75,000, 110,000 and 50,000 shares of Common Stock, respectively, at the price per share at the initial public offering price. These options will vest in equal installments on each of the first four anniversaries of the employment agreements.

     Mr. Vittoria has entered into an employment agreement with the Company providing for an annual base salary of $200,000. Mr. Moriarty has entered into an employment agreement with the Company providing for an annual base salary of $150,000 plus in the first year a guaranteed minimum bonus of $75,000. Ms. Vales, Mr. Khalidi and Ms. Bastnagel each have entered into an employment agreement with the Company providing for an annual base salary of $150,000, $140,000 and $150,000, respectively. Each of these agreements will be for a term of three years. In addition, certain executive officers of the Founding Companies, including Messrs. Falcone, Heller and Przywara and Ms. Parker, will enter into employment agreements. Effective upon the consummation of the Offering. Mr. Falcone's and Ms. Parker's employment agreements will be for a term of five years; Mr. Heller's and Mr. Przywara's employment agreements will be for a term of three years (in each case, the "Initial Term"). Unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each employment agreement will contain a covenant not to compete (the "Covenant") with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment. Under this Covenant, the executive officer is prohibited from: (i) engaging in any travel service business in direct competition with the Company within defined geographic areas in which the Company or its subsidiaries does business; (ii) enticing a managerial employee of the Company away from the Company; (iii) calling upon any person or entity which is, or has been, within one year prior to the date of termination, a customer of the Company; or (iv) calling upon a prospective acquisition candidate which the employee knew was approached or analyzed by the Company, for the purpose of acquiring the entity. The Covenant may be enforced by injunctions or restraining orders and shall be construed in accordance with the changing activities, business and location of the Company.

     Each of these employment agreements will provide that, in the event of a termination of employment by the Company without cause during the Initial Term the employee will be entitled to receive from the Company an amount equal to his or her then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment without cause after the Initial Term of the employment agreement, the employee will be entitled to receive an amount equal to his or her then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control and the successor's intent to be bound by such employment agreement, the employee may elect to terminate his or her employment and receive in one lump sum three times the amount he or she would receive pursuant to a termination without cause during the Initial Term. The employment agreements of Messrs. Falcone, Heller, Khalidi and Przywara and Ms. Parker also state, that in the event of a termination without cause by the Company or a change in control, the employee may elect to waive the right to receive severance compensation and, in such event, the noncompetition provisions of the employment agreement will not apply. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his or her employment agreement and receive in one lump sum two times the amount he or she would receive pursuant to a termination without cause during the Initial Term. In such an event, the noncompetition provisions of the employment agreement would apply for two years from the effective date of termination.

     Each Agreement and Plan of Organization also contains a similar covenant prohibiting the Founding Stockholders from competing with the Company for a period of three years following the consummation of the Offering.

1997 LONG-TERM INCENTIVE PLAN

     No stock options were granted to, or exercised by or held by any executive officer in 1996. In May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, employees, consultants and independent contractors with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs");
(iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock. The Compensation Committee will administer the Plan and generally select the individuals who will receive awards and the terms and conditions of those awards.

     The Company has reserved 900,000 shares of Common Stock for use in connection with the Plan. Beginning with the Company's first fiscal quarter after the closing of this Offering and continuing each fiscal quarter thereafter, the number of shares available for use in connection with the Plan will be the greater of 900,000 shares or 12% of the aggregate number of shares of Common Stock outstanding on the last day of the preceding calendar quarter. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.


     In connection with the Offering, NQSOs to purchase a total of 783,500 shares of Common Stock will be granted. Of this amount, options to purchase 410,000 shares of Common Stock will be granted to management of the Company, including 100,000 options to Mr. Vittoria, 110,000 options to Ms. Bastnagel, 75,000 options to Mr. Moriarty and 50,000 options to Ms. Vales, and an aggregate of 373,500 options will be granted to certain employees of the Founding Companies. The grants of all of the foregoing options will be effective as of the date of the Offering and each option will have an exercise price equal to the initial public offering price per share in the Offering. These options will vest at the rate of 25% per year commencing on the first anniversary of the grant, and will expire 10 years from the date of grant or three months following termination of employment.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     THE COMPANY'S 1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN (THE "DIRECTORS' PLAN"), WHICH WAS ADOPTED by the Board of Directors and approved by the Company's stockholders in 1997, provides for: (i) the automatic grant to each non-employee director and Advisory Director (a "Participant") serving at the commencement of the Offering of an option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each Participant of an option to purchase 10,000 shares upon such person's initial election as a director or appointment as an Advisory Director. In addition, the Directors' Plan provides for an automatic annual grant to each Participant of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering; provided, however, that if the first annual meeting of stockholders following a person's initial election as a non-employee director or appointment by the Board as an Advisory Director is within three months of the date of such election or appointment, such person will not be granted an option to purchase 5,000 shares of Common Stock at such annual meeting. These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director or advisor, and options will be immediately exercisable. In addition, the Directors' Plan permits Participants to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the Participants. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. The Company has reserved 100,000 shares of Common Stock for use in connection with the Directors' Plan. Immediately after the consummation of the Offering, the Participants will be Messrs. Blutinger, Bullock, Zanzotto and Potter.

                             CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     The Company was formed in April 1996. The Company was initially capitalized by Alpine Consolidated, LLC, a consolidator of highly fragmented businesses, of which Elan Blutinger and D. Fraser Bullock, Directors of the Company, are Managing Directors, and Capstone Partners, LLC, a venture firm specializing in consolidation transactions, of which Leonard Potter, who will be an Advisory Director to the Board, is a Managing Director. As a result of a 5,444.45 for one stock split effective on May 14, 1997, the 300 shares of Common Stock initially issued by the Company to its founders will total 1,633,335 shares on the consummation of the Offering.

     TSGI Funding, LLC ("TSGI"), a Delaware limited liability company, will lend to TSII from time to time an amount equal to the legal, accounting and other transactional costs, expenses and disbursements incurred by TSII in connection with the Combinations and the Offering. The member managers of TSGI are Alpine Consolidated, LLC and Capstone Partners, LLC. Any amounts loaned by TSGI to TSII will be repaid without interest by the Company. As of June 15, 1997, TSGI had loaned $725,000 to TSII.

     The aggregate consideration to be paid by TSII in the Combinations consists of approximately $23.9 million in cash and 3,422,225 shares of Common Stock. The following table sets forth the consideration paid to each of Founding Companies.

       COMPANY               CASH        SHARES
-------------------------   ----------   ----------
                            (DOLLARS IN THOUSANDS)

     Auto Europe   ......    $  5,000    1,083,334
     Cruises Only  ......       8,600      908,334
     Travel 800 .........       6,417      902,778
     Cruises Inc.  ......       2,500      333,334
     D-FW Tours .........       1,416      194,445
                             ---------   ----------
      Total  ............    $ 23,933    3,422,225
                             =========   ==========

     The purchase price of certain of the Founding Companies will be increased by working capital adjustments based on cash and receivable balances as of June 30, 1997 of the respective Founding Companies. In addition, certain non-operating assets with a net book value of approximately $2.5 million will be excluded from the Combinations and retained by certain stockholders of the Founding Companies.

     The consideration to be paid for the Founding Companies was determined through arm's-length negotiations between TSII and representatives of each Founding Company. The factors considered by the parties in determining the consideration to be paid include, among others, the historical operating results, the net worth, the levels and type of indebtedness and the future prospects of the Founding Companies. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Combinations.

     The consummation of each Combination is subject to customary conditions. These conditions include, among others, the continuing accuracy on the closing date of the Combinations of the representations and warranties of the Founding Companies and of TSII, consummation of the Offering, receipt of all necessary consents and approvals, delivery of certain opinions of counsel, the performance of all covenants included in the agreements relating to the Combinations, and the nonexistence of a material adverse change in the business, results of operations or financial condition of each Founding Company.

     Pursuant to the agreements entered into in connection with the Combinations, the stockholders of the Founding Companies agreed not to compete with the Company for three years, commencing on the date of consummation of the Offering.

     Prior to the Offering, substantially all of the indebtedness of the Founding Companies was personally guaranteed by their respective stockholders or by entities controlled by such stockholders. The Company will assume all remaining payment obligations of such indebtedness, primarily consisting of real estate mortgages, following consummation of the Offering. The outstanding balances of the indebtedness secured by real estate mortgages being assumed by the Company was $3,902,000 as of March 31, 1997 and consisted of three notes payable to unrelated parties. Auto Europe has a mortgage note of $1,201,000 payable to Key Bank, bearing interest at prime plus 1% due in monthly principal installments of $7,000 plus accrued interest, maturing in September 2011 and secured by a first mortgage on Auto Europe's office building. Auto Europe also has a note of $738,000 payable to the U.S. Small Business Administration, bearing interest at 7.27% due in monthly principal and interest installments of $6,000, maturing in October 2016 and secured by a second mortgage on Auto Europe's office building. Cruises Only has a note of $1,963,000 to a bank, bearing interest at 7.8% with monthly payments of $17,000 through October 2000 and thereafter bearing interest at a rate equal to the five-year treasury yield plus 1.9% or prime, as selected by Cruises Only through maturity in October 2005. This note is secured by a lien on the land, building, improvements and personal property of Cruises Only.

     In connection with the Combinations, and as consideration for their interests in the Founding Companies, certain executive officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company, together with their spouses and trusts for the benefit of their immediate families, received cash and shares of Common Stock of the Company as follows:

                                                SHARES OF
                                   CASH        COMMON STOCK
                              ---------------- -------------

   Alex Cecil ...............   $ 5,000,000        1,083,334
   Robert G. Falcone   ......     2,300,000*         300,000
   Wayne A. Heller  .........     8,600,000          908,334
   Susan Parker  ............     6,416,667          902,778
   John W. Przywara .........     1,416,667**        194,445

----------

 * Plus certain cash remaining in Cruises Inc., as of June 30, 1997.

** Plus certain cash remaining in D-FW Tours, as of June 30, 1997.

OTHER TRANSACTIONS

     Since 1990, Cruises Inc. has leased office space from Pioneer Park I Company ("Pioneer") pursuant to a lease dated August 9, 1990, as subsequently amended and supplemented. One of the principals of Pioneer is Michael Falcone, the brother of Robert Falcone. The annual rent paid by Cruises Inc. to Pioneer was $190,636, $191,367 and $48,029 in 1995, 1996, and for the three month period ended March 31, 1997, respectively. The lease terminates on February 28, 2006.

     Prior to the Offering, Travel 800 entered into a Custom Network Service Arrangement ("CNSA") with Sprint Communications Company LP for long distance telephone services which provides for a minimum monthly commitment of $120,000 and certain minimum monthly usages. This contract will not be transferred as part of the Combinations, but will be retained by a company owned by Susan Parker, Chief Executive Officer of Travel 800. After the Combinations, Travel 800 will utilize long distance telephone services under the CNSA and has agreed to pay for its portion of usage under the CNSA.

     During 1995, Cruises Only leased office space from Heller Properties, an entity wholly owned by Wayne Heller, the President of Cruises Only, and Judy Heller, the Senior Vice President of Cruises Only, pursuant to an oral agreement on a month to month basis for rent plus the payment of operating expenses and property taxes. In 1992, Cruises Only guaranteed a mortgage note in principal amount of $620,000 on such property. The note was repaid and the guarantee was released in April, 1997. The rent on this office space ranged from $6,165 per month to $6,835 per month. The oral agreement was terminated on December 31, 1995. Thereafter, Cruises Only moved into office space that is wholly-owned by Cruises Only.

     Jacqueline Duffort Cecil, the wife of Alex Cecil, the Chief Executive Officer of Auto Europe prior to the Offering, loaned $300,000 to Auto Europe on December 31, 1995 and 1996 at an interest rate of prime plus 1%. Auto Europe repaid these respective loans in March and February of the following years.

     During 1995, Auto Europe advanced $2.1 million to Alex Cecil who used the advance to purchase an island off the coast of Maine. Subsequently he contributed this island to Auto Europe in return for the cancellation of his obligations on the advance. This island will not be included in the assets of Auto Europe acquired by the Company.

     Auto Europe has purchased computer equipment from The Seris II Group, which is owned by Imad Khalidi, President of Auto Europe, and certain other employees of Auto Europe. Auto Europe purchases the equipment at the cost to The Seris II Group. Auto Europe purchased $477,000 worth of computer supplies and equipment from The Seris II Group during 1996.

COMPANY POLICY

     In the future, any transactions with officers, directors and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company, after giving effect to the Combinations, by: (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each named executive officer; and (iv) all executive officers and directors as a group. All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.



                                                                      PERCENTAGE OWNED
                                                                   ----------------------
               NAME AND ADDRESS                                    BEFORE       AFTER
            OF BENEFICIAL OWNER (1)                   SHARES       OFFERING     OFFERING
--------------------------------------------------   -----------   ----------   ---------
     Joseph V. Vittoria (2)  .....................     345,000          4.1%         4.1%
     Michael Moriarty  ...........................      40,833            *            *
     Jill M. Vales  ..............................      40,833            *            *
     Maryann Bastnagel ...........................           -            -            -
     Robert G. Falcone (3)   .....................     300,000          5.1          3.6
     Wayne Heller (4)  ...........................     908,334         15.4         10.8
     Imad Khalidi   ..............................     500,000          8.5          5.9
     Susan Parker   ..............................     902,778         15.3         10.7
     John W. Przywara  ...........................     194,445          3.3          2.3
     Elan J. Blutinger (5)   .....................   1,098,890         18.6         13.1
     D. Fraser Bullock (5)   .....................   1,098,890         18.6         13.1
     Tommaso Zanzatto (6) ........................      10,000            *            *
     Alex Cecil (7) ..............................   1,083,334         18.3         12.9
     Alpine Consolidated, LLC   ..................   1,088,890         18.4         13.0
     Capstone Partners, LLC (8) ..................     544,445          9.2          6.5
     All Directors and Executive
      Officers as a Group (13 persons) (9)  ......   4,375,613         72.2         51.9

----------
  * Less than 1.0%


 (1) Unless indicated otherwise, the address of the beneficial owners is, TSII, 515 No. Flagler Drive, Suite 300 - Pavilion, West Palm Beach, Florida 33401.

 (2) Includes 100,000 shares which Mr. Vittoria will purchase in the Offering at the initial public offering price.

 (3) Includes 150,000 shares owned by Judith A. Falcone, his spouse.

 (4) Includes 454,167 shares owned by Judy Heller, his spouse.

 (5) Includes for each of Messrs. Blutinger and Bullock 10,000 shares which may be acquired upon the exercise of options and 1,088,890 shares held by Alpine Consolidated, LLC. Elan J. Blutinger and D. Fraser Bullock are Managing Directors of Alpine Consolidated, LLC.

 (6) Includes  10,000 shares which may be acquired upon the exercise of options.


 (7) Mr.  Cecil's  address  is  Auto  Europe, 39 Commercial Street, Portland, ME
     04112.

 (8) Leonard A. Potter, an Advisory Director, is a Managing Director of Capstone Partners, LLC.

 (9) Includes  30,000 shares which may be acquired upon the exercise of options.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 51,000,000 shares of capital stock, par value $.01 PER share, consisting of 50,000,000 shares of Common Stock, of which 2,484,501 shares shall be designated restricted common stock (the "Restricted Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Without giving effect to the issuance of shares in the Combinations or this Offering, the Company has outstanding 2,484,501 shares of Common Stock held by seven shareholders, all of which are shares of Restricted Common Stock, and no shares of Preferred Stock.

COMMON STOCK AND RESTRICTED COMMON STOCK

     After giving effect to the Combinations but without giving effect to the Offering, 5,906,726 shares of the Common Stock (of which 2,484,501 are shares of Restricted Common Stock) were issued and outstanding and were held by 15 stockholders.

     All of the rights, privileges and obligations of the Common Stock and Restricted Common Stock are the same, except for voting rights. The holders of the Common Stock are entitled to one vote for each share held on all matters. The holders of Restricted Common Stock are entitled to four-tenths of one vote for each share held on all matters.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Prospectus will be upon payment therefor, fully paid and nonassessable.

     The Board of Directors is classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. See "Management - Board of Directors." The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted, enabling holders of a majority of the outstanding Common Stock to elect all members of the class of directors whose terms are then expiring.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share for share basis: (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Section 267, 707, 318, and/or 4946 of the Internal Revenue Code of 1986, as amended)), (b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (c) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company, or
(d) in the event a majority of the aggregate number of votes which may be voted by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote and approve such conversion. After December 31, 1999, the Company may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption
(including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATIONS PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 662/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Certificate of Incorporation and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     After the Offering, the Company will have outstanding 8,406,726 shares of Common Stock. The 2,500,000 shares being sold in the Offering are freely tradable without restriction unless acquired by affiliates of the Company. Joseph Vittoria, the Chairman and Chief Executive Officer of the Company,
will purchase 100,000 shares in the Offering. None of the remaining 5,906,726 outstanding shares of Common Stock (including 2,484,501 shares of Restricted Common Stock beneficially owned by the Company's officers, directors and certain other stockholders) has been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from either the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of the Prospectus relating to the Offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     Upon completion of the Offering, the holders of Common Stock who did not purchase shares in the Offering will own 5,906,726 shares of Common Stock, including the stockholders of the Founding Companies who will receive, in the aggregate, 3,422,225 shares in connection with the Combinations and management and founders of TSII who own 2,484,501 shares. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, these stockholders have agreed with TSII not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the Offering. These stockholders also have certain demand registration rights beginning two years after the Offering and certain piggyback registration rights with respect to these shares.

     The Company and the holders of all shares outstanding prior to the Offering (including all officers and directors of the Company and the Founding Companies) have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities except for: (i) in the case of the Company, Common Stock issued pursuant to any employee or director plan described herein or in connection with acquisitions and (ii) in the case of all such holders, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 180-day period applying to any shares so issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, Montgomery Securities will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Underwriting."

     The 3,000,000 shares of Common Stock to be registered pursuant to the Company's shelf registration statement will be, upon issuance thereof, freely tradable unless acquired by parties to the acquisition or affiliates of such parties, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits such persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information, volume limitations and manner of sale requirements of Rule 144. If a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities. The Company intends to contractually restrict the sale of shares issued in connection with future acquisitions. The piggyback registration rights described above do not apply to such shelf registration statement.

     Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                 UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by Montgomery Securities and Furman Selz LLC (the "Representatives"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite its name, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The
Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.


                                                                   NUMBER OF
UNDERWRITERS                                                       SHARES
----------------------------------------------------------------   ----------

      Montgomery Securities ....................................     750,000
      Furman Selz LLC ..........................................     750,000
      Alex. Brown & Sons Incorporated   ........................     100,000
      Dillon, Read & Co. Inc.  .................................     100,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated  ......     100,000
      PaineWebber Incorporated .................................     100,000
      Robertson, Stephens & Company LLC ........................     100,000
      Smith Barney Inc.  .......................................     100,000
      Cruttenden Roth Incorporated   ...........................      50,000
      Equitable Securities Corporation  ........................      50,000
      First Analysis Securities Corporation   ..................      50,000
      Hampshire Securities Corporation  ........................      50,000
      Morgan Keegan & Company, Inc.  ...........................      50,000
      The Robinson-Humphrey Company, Inc.  .....................      50,000
      Sanders Morris Mundy Inc.   ..............................      50,000
      H.C. Wainwright & Co., Inc. ..............................      50,000
                                                                   ----------
         Total  ................................................   2,500,000
                                                                   ==========



     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $0.56 per share; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $0.10 per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 375,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.


     The Company's officers and directors and all of the stockholders of the Company prior to the Offering (including the holders of shares issued in connection with the acquisition of the Founding Companies) have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Montgomery Securities, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 180 days after the effective date of this Offering without the prior written consent of Montgomery Securities, except for securities issued by the Company in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the 180-day period applying to shares issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, Montgomery Securities will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities and Exchange Act of 1934, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Montgomery Securities, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the
Representatives. Among the factors considered in such negotiations were the results of operations of the Founding Companies in recent periods, the prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C. Certain legal matters related to the Offering will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS


     The audited financial statements included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

     Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                        HISTORICAL FINANCIAL STATEMENTS

                                                                         PAGE
                                                                         ------
TRAVEL SERVICES INTERNATIONAL, INC. PRO FORMA:
 Introduction to Unaudited Pro Forma Combined Financial Statements   ... F-2
 Unaudited Pro Forma Combined Balance Sheet  ........................... F-3
 Unaudited Pro Forma Combined Statements of Income ..................... F-4
 Notes to Unaudited Pro Forma Combined Financial Statements ............ F-7

TRAVEL SERVICES INTERNATIONAL, INC.:
 Report of Independent Public Accountants .............................. F-10
 Balance Sheets   ...................................................... F-11
 Statement of Operations   ............................................. F-12
 Statement of Changes in Stockholders' Equity   ........................ F-13
 Statement of Cash Flows   ............................................. F-14
 Notes to Financial Statements   ....................................... F-15

AUTO-EUROPE, INC. (MAINE):
 Report of Independent Public Accountants .............................. F-18
 Balance Sheets   ...................................................... F-19
 Statements of Operations  ............................................. F-20
 Statements of Changes in Stockholders' Deficit    ..................... F-21
 Statements of Cash Flows  ............................................. F-22
 Notes to Financial Statements   ....................................... F-23

CRUISES ONLY, INC.:
 Report of Independent Public Accountants .............................. F-29
 Balance Sheets   ...................................................... F-30
 Statements of Income   ................................................ F-31
 Statements of Changes in Stockholders' Equity (Deficit) ............... F-32
 Statements of Cash Flows  ............................................. F-33
 Notes to Financial Statements   ....................................... F-34

800-IDEAS, INC.:
 Report of Independent Public Accountants .............................. F-39
 Balance Sheets   ...................................................... F-40
 Statements of Income   ................................................ F-41
 Statements of Changes in Stockholder's Equity  ........................ F-42
 Statements of Cash Flows  ............................................. F-43
 Notes to Financial Statements   ....................................... F-44

CRUISES INC.:
 Report of Independent Public Accountants .............................. F-48
 Balance Sheets   ...................................................... F-49
 Statements of Income   ................................................ F-50
 Statements of Changes in Stockholders' Equity  ........................ F-51
 Statements of Cash Flows  ............................................. F-52
 Notes to Financial Statements   ....................................... F-53

          TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to the acquisitions by Travel Services International, Inc. (TSII or the Company), of the outstanding capital stock of Cruises Inc. (Cruises Inc.), and D-FW Tours, Inc., and D-FW Travel Arrangements, Inc. (collectively, D-FW Tours), and substantially all of the assets of Auto-Europe, Inc. (Maine) (Auto Europe), Cruises Only, Inc. (Cruises Only), and 800-Ideas, Inc. (Travel 800) (together, the Founding Companies). These acquisitions (the Combinations) will occur simultaneously with the closing of TSII's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. Auto Europe, one of the Founding Companies, has been designated as the accounting acquiror for financial statement presentation purposes. Auto Europe has been designated the accounting acquiror in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97 which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes.

     The unaudited pro forma combined balance sheet gives effect to the Combinations and the Offering as if they had occurred on March 31, 1997. The unaudited pro forma combined statements of income gives effect to these transactions as if they had occurred on January 1, 1996.

     The Company has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. To the extent the owners and certain key employees of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statement of income. With respect to other potential cost savings, the Company has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to the Company's new management. However, these costs, like the savings that they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the pro forma combined financial information of TSII.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

          TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES UNAUDITED PRO FORMA COMBINED BALANCE SHEET - MARCH 31, 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                 TSII     AUTO EUROPE   CRUISES ONLY   TRAVEL 800
                                                              ----------- ------------- -------------- ------------
                               ASSETS
Current Assets:
  Cash and cash equivalents   ...............................   $      -     $  2,061       $   604         $  970
  Trade and other receivables, net of allowance .............          -          123           773            831
  Other current assets  .....................................        136           75           261            132
                                                                 --------      --------     -------         -------
   Total current assets .....................................        136        2,259         1,638          1,933

Property and Equipment, net .................................          -        4,981         3,800            287
Goodwill  ...................................................          -            -             -              -
Other assets ................................................          -        2,203            43             85
                                                                 --------      --------     -------         -------
   Total assets   ...........................................   $    136     $  9,443       $ 5,481         $2,305
                                                                 ========      ========     =======         =======
                 LIABILITIES AND STOCKHOLDERS'
                       EQUITY (DEFICIT)
Current liabilities:
  Line of credit and short-term debt   ......................   $      -     $      -       $     -         $    -
  Current maturities of long-term debt ......................          -          123           378             17
  Trade payables, customer deposits and deferred income              127        8,569         2,561            333
  Payable to Founding Companies' Stockholders   .............          -            -             -              -
                                                                 --------      --------     -------         -------
   Total current liabilities  ...............................        127        8,692         2,939            350
Long-term debt, net of current maturities  ..................          -        1,880         3,139              -
Deferred income .............................................          -            -           175              -

Commitments and contingencies
Stockholders' Equity (Deficit):
  Common stock (2,484,501 shares outstanding (TSII),
   5,906,726 shares outstanding (pro forma combined),
   8,406,726 shares outstanding (pro forma as adjusted).              25           41             7             71
Additional paid in capital  .................................      7,125           96             -              -
Retained earnings (deficit) .................................     (7,141)      (1,266)         (779)         1,884
Treasury stock  .............................................          -            -             -              -
                                                                 --------      --------     -------         -------
 Total stockholders' equity (deficit)   .....................          9       (1,129)         (772)         1,955
                                                                 --------      --------     -------         -------
 Total liabilities and stockholders' equity (deficit)  ......   $    136     $  9,443       $ 5,481         $2,305
                                                                 ========      ========     =======         =======



                                                                                          PRO FORMA                    OFFERING
                                                              CRUISES INC.    D-FW TOURS  ADJUSTMENTS   PRO FORMA    ADJUSTMENTS
                                                              -------------- -----------  ------------- ----------- ---------------
                                                                                           (NOTE 3)                   (NOTE 3)
                                ASSETS
Current Assets:
  Cash and cash equivalents   ...............................       $1,611      $ 2,426      $  (4,145)   $  3,527     $   6,117
  Trade and other receivables, net of allowance .............           87          518           (230)      2,102             -
  Other current assets  .....................................          337           17             96       1,054             -
                                                                  ---------       -------      --------    --------      ---------
   Total current assets .....................................        2,035        2,961         (4,279)      6,683         6,117

Property and Equipment, net .................................          286           38           (144)      9,248             -
Goodwill  ...................................................            -            -         41,100      41,100             -
Other assets ................................................           31            -         (2,319)         43             -
                                                                  ---------       -------      --------    --------      ---------
   Total assets   ...........................................       $2,352      $ 2,999      $  34,358    $ 57,074     $   6,117
                                                                  =========       =======      ========    ========      =========
                 LIABILITIES AND STOCKHOLDERS'
                        EQUITY (DEFICIT)
Current liabilities:
  Line of credit and short-term debt   ......................       $   17      $     -      $       -    $     17     $       -
  Current maturities of long-term debt ......................            -            -              -         518             -
  Trade payables, customer deposits and deferred income              1,360        2,571              -      15,521             -
  Payable to Founding Companies' Stockholders   .............            -            -         23,933      23,933       (23,933)
                                                                  ---------       -------      --------    --------      ---------
   Total current liabilities  ...............................        1,377        2,571         23,933      39,989       (23,933)
Long-term debt, net of current maturities  ..................           39            -              -       5,058             -
Deferred income .............................................            -            -              -         175             -

Commitments and contingencies
Stockholders' Equity (Deficit):
  Common stock (2,484,501 shares outstanding (TSII),
   5,906,726 shares outstanding (pro forma combined),
   8,406,726 shares outstanding (pro forma as adjusted).                 -           37           (122)         59            25
Additional paid in capital  .................................            -            -          8,386      15,607        30,025
Retained earnings (deficit) .................................          936          410          2,142      (3,814)            -
Treasury stock  .............................................            -          (19)            19           -             -
                                                                  ---------       -------      --------    --------      ---------
 Total stockholders' equity (deficit)   .....................          936          428         10,425      11,852        30,050
                                                                  ---------       -------      --------    --------      ---------
 Total liabilities and stockholders' equity (deficit)  ......       $2,352      $ 2,999      $  34,358    $ 57,074     $   6,117
                                                                  =========       =======      ========    ========      =========



                                                               AS ADJUSTED
                                                              -------------

                                ASSETS
Current Assets:
  Cash and cash equivalents   ...............................    $  9,644
  Trade and other receivables, net of allowance .............       2,102
  Other current assets  .....................................       1,054
                                                                   --------
   Total current assets .....................................      12,800

Property and Equipment, net .................................       9,248
Goodwill  ...................................................      41,100
Other assets ................................................          43
                                                                   --------
   Total assets   ...........................................    $ 63,191
                                                                   ========
                 LIABILITIES AND STOCKHOLDERS'
                        EQUITY (DEFICIT)
Current liabilities:
  Line of credit and short-term debt   ......................    $     17
  Current maturities of long-term debt ......................         518
  Trade payables, customer deposits and deferred income            15,521
  Payable to Founding Companies' Stockholders   .............           -
                                                                   --------
   Total current liabilities  ...............................      16,056
Long-term debt, net of current maturities  ..................       5,058
Deferred income .............................................         175

Commitments and contingencies
Stockholders' Equity (Deficit):
  Common stock (2,484,501 shares outstanding (TSII),
   5,906,726 shares outstanding (pro forma combined),
   8,406,726 shares outstanding (pro forma as adjusted).               84
Additional paid in capital  .................................      45,632
Retained earnings (deficit) .................................      (3,814)
Treasury stock  .............................................           -
                                                                   --------
 Total stockholders' equity (deficit)   .....................      41,902
                                                                   --------
 Total liabilities and stockholders' equity (deficit)  ......    $ 63,191
                                                                   ========

              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

          TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     FOR THE YEAR ENDED DECEMBER 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                 TSII   AUTO EUROPE   CRUISES ONLY   TRAVEL 800
                                                 ------ ------------- -------------- ------------
Net revenues   .................................     $-    $ 25,720       $ 7,937         $7,645
Operating expenses   ...........................      -      18,807         2,986          5,001
                                                    ---      --------     -------         -------
  Gross profit   ...............................      -       6,913         4,951          2,644
General and administrative expenses ............      -       6,936         4,318          1,315
Goodwill amortization   ........................      -           -             -              -
                                                    ---      --------     -------         -------
  Income (loss) from operations ................      -         (23)          633          1,329
Interest (expense) and other income, net  ......      -        (221)         (243)            51
                                                    ---      --------     -------         -------
Income (loss) before income taxes   ............      -        (244)          390          1,380
Provision for income taxes .....................      -           -             -              -
                                                    ---      --------     -------         -------
Net income (loss) ..............................     $-    $   (244)      $   390         $1,380
                                                    ===      ========     =======         =======
Net income per share    ........................
Shares used in computing net income per share
  (Note 5) .....................................



                                                                               PRO FORMA
                                                 CRUISES INC.   D-FW TOURS    ADJUSTMENTS      PRO FORMA
                                                 -------------- ------------  -------------   -----------
                                                                                (NOTE 4)
Net revenues   .................................      $6,494        $4,221        $      -     $  52,017
Operating expenses   ...........................       4,140         3,283               -        34,217
                                                    ---------       -------       ----------   ----------
  Gross profit   ...............................       2,354           938               -        17,800
General and administrative expenses ............       1,708           809          (5,422)(a)     9,664
Goodwill amortization   ........................           -             -           1,174 (b)     1,174
                                                    ---------       -------       ----------   ----------
  Income (loss) from operations ................         646           129           4,248         6,962
Interest (expense) and other income, net  ......          12            10               -          (391)
                                                    ---------       -------       ----------   ----------
Income (loss) before income taxes   ............         658           139           4,248         6,571
Provision for income taxes .....................         263            19           2,655 (c)     2,937
                                                    ---------       -------       ----------   ----------
Net income (loss) ..............................      $  395        $  120        $  1,593     $   3,634
                                                    =========       =======       ==========   ==========
Net income per share    ........................                                               $    0.44
                                                                                               ==========
Shares used in computing net income per share
  (Note 5) .....................................                                               8,313,643
                                                                                               ==========

              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

          TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

        UNAUDITED PRO FORMA COMBINED INCOME STATEMENT - MARCH 31, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                 TSII   AUTO EUROPE   CRUISES ONLY   TRAVEL 800
                                                 ------ ------------- -------------- ------------
Net revenues   .................................     $-    $  5,764       $ 1,806        $1,649
Operating expenses   ...........................      -       4,615           666         1,021
                                                    ---      --------     -------        -------
 Gross profit   ................................      -       1,149         1,140           628
General and administrative expenses ............      -       1,721           764           221
Goodwill amortization   ........................      -           -             -             -
                                                    ---      --------     -------        -------
 Income (loss) from operations   ...............      -        (572)          376           407
Interest (expense) and other income, net  ......      -         (42)          (34)            4
                                                    ---      --------     -------        -------
Income (loss) before income taxes   ............      -        (614)          342           411
Provision for income taxes .....................      -           -             -             -
                                                    ---      --------     -------        -------
Net income (loss) ..............................     $-    $   (614)      $   342        $  411
                                                    ===      ========     =======        =======
Net income per share    ........................
Shares used in computing net income per share
 (Note 5)   ....................................

                                                                                PRO FORMA
                                                 CRUISES INC.   D-FW TOURS     ADJUSTMENTS  PRO FORMA
                                                 -------------- ------------   ----------- -----------
                                                                                 (NOTE 4)
Net revenues   .................................       $1,492         $927       $    -    $  11,638
Operating expenses   ...........................        1,080          782            -        8,164
                                                     ---------      -------      --------  ----------
 Gross profit   ................................          412          145            -        3,474
General and administrative expenses ............          387          112         (927)(a)    2,278
Goodwill amortization   ........................            -            -          294 (b)      294
                                                     ---------      -------      --------  ----------
 Income (loss) from operations   ...............           25           33          633          902
Interest (expense) and other income, net  ......            -            3            -          (69)
                                                     ---------      -------      --------  ----------
Income (loss) before income taxes   ............           25           36          633          833
Provision for income taxes .....................           10           14          349 (c)      373
                                                     ---------      -------      --------  ----------
Net income (loss) ..............................       $   15         $ 22       $  284    $     460
                                                     =========      =======      ========  ==========
Net income per share    ........................                                           $    0.06
                                                                                           ==========
Shares used in computing net income per share
 (Note 5)   ....................................                                           8,313,643
                                                                                           ==========

              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

          TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

        UNAUDITED PRO FORMA COMBINED INCOME STATEMENT - MARCH 31, 1997

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                   TSII     AUTO EUROPE   CRUISES ONLY   TRAVEL 800
                                                ----------- ------------- -------------- ------------
Net revenues  .................................   $       -    $ 7,820        $ 2,213        $2,108
Operating expenses  ...........................           -      5,723            772         1,316
                                                   --------    -------        -------        -------
 Gross profit .................................           -      2,097          1,441           792
General and administrative expenses   .........       7,141      1,844            828           296
Goodwill amortization  ........................           -          -              -             -
                                                   --------    -------        -------        -------
 Income (loss) from operations  ...............      (7,141)       253            613           496
Interest (expense) and other income, net ......           -        (74)           (52)            2
                                                   --------    -------        -------        -------
Income (loss) before income taxes  ............      (7,141)       179            561           498
Provision for income taxes   ..................           -          -              -             -
                                                   --------    -------        -------        -------
Net income (loss)   ...........................   $  (7,141)   $   179        $   561        $  498
                                                   ========    =======        =======        =======
Net income per share   ........................
Shares used in computing net income per share
 (note 5)  ....................................



                                                                                 PRO FORMA
                                                CRUISES INC.   D-FW TOURS       ADJUSTMENTS      PRO FORMA
                                                -------------- ------------     -------------   -----------
                                                                                  (NOTE 4)
Net revenues  .................................      $1,714        $1,271        $      -      $  15,126
Operating expenses  ...........................       1,034         1,031               -          9,876
                                                   ---------       -------       ----------    ----------
 Gross profit .................................         680           240               -          5,250
                                                                                     (987)(a)
General and administrative expenses   .........         474           173          (7,141)(d)      2,628
Goodwill amortization  ........................           -             -             294 (b)        294
                                                   ---------       -------       ----------    ----------
 Income (loss) from operations  ...............         206            67           7,834          2,328
Interest (expense) and other income, net ......           5             4               -           (115)
                                                   ---------       -------       ----------    ----------
Income (loss) before income taxes  ............         211            71           7,834          2,213
Provision for income taxes   ..................          84            28             877 (c)        989
                                                   ---------       -------       ----------    ----------
Net income (loss)   ...........................      $  127        $   43        $  6,957      $   1,224
                                                   =========       =======       ==========    ==========
Net income per share   ........................                                                $    0.15
                                                                                               ==========
Shares used in computing net income per share
 (note 5)  ....................................                                                8,313,643
                                                                                               ==========

              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

          TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

                         NOTES TO UNAUDITED PRO FORMA

                         COMBINED FINANCIAL STATEMENTS

1. GENERAL:

Travel Services International, Inc. (TSII), was formed to create a leading single source distributor of specialized leisure travel services to both travel agents and travelers. TSII has conducted no operations to date and will acquire substantially all of the assets of the Founding Companies concurrently with the consummation of the Offering.

The historical financial statements reflect the financial position and results of operations of TSII and the Founding Companies as of March 31, 1997, and for the twelve months ended December 31, 1996, and the three months ended March 31, 1996 and 1997, and were derived from the respective TSII and Founding Company financial statements where indicated. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES:

Concurrent with the closing of the Offering, TSII will acquire all of the outstanding capital stock of Cruises Inc. and D-FW Tours and substantially all of the assets of Auto Europe, Cruises Only and Travel 800. The Combinations will be accounted for using the purchase method of accounting with Auto Europe being designated as the accounting acquiror.


The  following  table  sets  forth  the consideration to be paid (a) in cash and
(b) in shares of Common Stock to the stockholders of each of the Founding Companies.


                                                SHARES OF
                                  CASH          COMMON STOCK
                              ---------------   -------------
                              (IN THOUSANDS)
       Auto Europe   ......         $ 5,000         1,083,334
       Cruises Only  ......           8,600           908,334
       Travel 800 .........           6,417           902,778
       Cruises Inc.  ......           2,500           333,334
       D-FW Tours .........           1,416           194,445
                                  ---------        ----------
                                    $23,933         3,422,225
                                  =========        ==========

     The estimated purchase price for the Acquisitions is subject to certain purchase price adjustments at closing. See "Certain Transactions - Organization of the Company."

          TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

                         NOTES TO UNAUDITED PRO FORMA

                  COMBINED FINANCIAL STATEMENTS - (Continued)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):


                                                                                            PRO FORMA
                                                        (A)          (B)          (C)       ADJUSTMENTS
                                                      ----------   -----------   --------   ------------
Cash and cash equivalents  ........................            -        (4,145)        -         (4,145)
Trade and other receivables   .....................            -          (230)        -           (230)
Other current assets ..............................            -             -        96             96
Property and equipment, net   .....................     $   (144)    $       -     $   -      $    (144)
Goodwill ..........................................                     41,100                   41,100
Other assets   ....................................       (2,319)                      -         (2,319)
Payable to Founding Companies' stockholders  ......                    (23,933)                 (23,933)
Other long-term liabilities   .....................                                                   -
Common stock   ....................................                        122                      122
Additional paid-in capital ........................                     (8,386)                  (8,386)
Retained earnings .................................        2,463        (4,509)      (96)        (2,142)
Treasury stock ....................................                        (19)                     (19)
                                                                      ---------                ---------
                                                        $      -     $       -     $   -      $       -
                                                         ========     =========     =====      =========

                                                                                  OFFERING
                                                        (D)           (E)         ADJUSTMENTS
                                                      -----------   -----------   ------------
Cash and cash equivalents  ........................     $  30,050     $(23,933)     $   6,117
Payable to Founding Companies' stockholders  ......                     23,933         23,933
Common stock   ....................................           (25)                        (25)
Additional paid-in capital ........................       (30,025)                    (30,025)
                                                         ---------                   ---------
                                                        $       -    $       -      $       -
                                                         =========  ==========       =========

----------
(a) Reflects the exclusion of certain non-operating assets with a net book value of $2,463,000 which will be retained by certain stockholders of the Founding Companies.


(b) Reflects the Combinations of the Founding Companies including: (i) the liability for cash consideration to be paid of $23,933,000; (ii) approximately $4,375,000 representing certain working capital adjustments and reimbursements to S-Corp stockholders for certain taxes that will be paid by them in connection with the Combinations; (iii) the issuance of 3,422,225 shares of common stock to the stockholders of the Founding Companies; (iv) the creation of approximately $41,100,000 of goodwill; and
    (v) the reduction in compensation expenses relating to the non-recurring, non-cash compensation charge of $7.1 million recorded in the first quarter of 1997 related to Common Stock issued to management. See Note 2.


(c) Reflects the deferred income tax liability attributable to the temporary differences between financial reporting and income tax bases of assets and liabilities currently held in S Corporations.


(d) Reflects the proceeds from the issuance of 2,500,000 shares of common stock, net of estimated offering costs. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.


(e) Reflects the cash portion of the consideration to be paid to the Founding Companies in connection with the Combinations.

          TRAVEL SERVICES INTERNATIONAL, INC., AND FOUNDING COMPANIES

                         NOTES TO UNAUDITED PRO FORMA

                  COMBINED FINANCIAL STATEMENTS - (Continued)

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS :

(a) Reflects a reduction in salaries, bonuses and benefits derived from contractual agreements which establish the compensation of the owners and certain key employees of the Founding Companies subsequent to the Offering.

(b) Reflects the amortization of goodwill using a 35-year estimated life.

(c) Reflects the incremental provision for federal and state income taxes relating to the other statement of income adjustments and to reflect income taxes on S Corporation income.

(d) Reflects the reduction in compensation expense in the three months ended March 31, 1997, relating to the non-recurring, non-cash compensation charge of $7.1 million related to Common Stock issued to management.

5. NET INCOME PER SHARE


The shares used in computing net income per share include: (i) 2,484,501 shares issued to management of and founders of TSII; (ii) 3,422,225 shares to be issued to the stockholders of the Founding Companies in connection with the Combinations; and (iii) 2,406,917 shares to be issued in connection with the Offering necessary to pay the $23,933,000 cash portion of the consideration for the Combinations and to pay the underwriting discount and other estimated offering expenses in the aggregate amount of $4,950,000. Excludes 823,500 shares of Common Stock subject to options granted concurrently with the Offering at an exercise price equal to the initial public offering price.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Travel Services International, Inc.:

We have audited the accompanying balance sheet of Travel Services International, Inc., as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Travel Services International, Inc., as of December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 13, 1997

                      TRAVEL SERVICES INTERNATIONAL, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            DECEMBER 31,     MARCH 31,
                                                                              1996            1997
                                                                           --------------   ------------
                                                                                            (UNAUDITED)
                                                 ASSETS
Cash and cash equivalents  .............................................        $   -          $      -
Deferred offering costs ................................................            -               136
                                                                                -----            -------
  Total assets .........................................................        $   -          $    136
                                                                                =====            =======
                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued liabilities and amounts due to TSGI Funding, LLC ...............        $   -          $    127
Stockholders' equity:
 Preferred stock, $.01 par, 1,000,000 authorized, none outstanding......            -                 -
 Common stock, $.01 par, 50,000,000 shares authorized, 1,633,335 and
  2,484,501 shares outstanding, respectively ...........................           16                25
 Additional paid in capital   ..........................................          (16)            7,125
 Retained deficit ......................................................            -            (7,141)
                                                                                -----            --------
  Total stockholders' equity  ..........................................            -                 9
                                                                                -----            --------
 Total liabilities and stockholders' equity  ...........................        $   -          $    136
                                                                                =====            ========

     Reflects a 5,445.45-for-one stock split effective on May 12, 1997.

     The accompanying notes are an integral part of these financial statements.

                      TRAVEL SERVICES INTERNATIONAL, INC.

                            STATEMENT OF OPERATIONS

                 THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                                (IN THOUSANDS)

Net revenues .......................................     $       -
Selling, general and administrative expenses  ......         7,141
                                                          ---------
Loss before income taxes ...........................        (7,141)
Income tax benefit .................................             -
                                                          ---------
Net loss  ..........................................     $  (7,141)
                                                          =========

   The accompanying notes are an integral part of these financial statements.

                      TRAVEL SERVICES INTERNATIONAL, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE PERIOD FROM INCEPTION (APRIL 25, 1996)
                             THROUGH MARCH 31, 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   COMMON STOCK        ADDITIONAL                     TOTAL
                                              ----------------------    PAID-IN       RETAINED     STOCKHOLDERS'
                                               SHARES        AMOUNT     CAPITAL       DEFICIT          EQUITY
                                              -----------   --------   ------------   ----------   --------------
Initial Capitalization   ..................   1,633,335         $16       $   (16)     $      -        $      -
                                              ----------       ----         -------    ---------       --------
Balance, December 31, 1996  ...............   1,633,335          16           (16)            -               -
 Issuance of Management Shares
  (unaudited)   ...........................     851,166           9         7,141             -           7,150
 Net loss (unaudited) .....................           -           -             -        (7,141)         (7,141)
                                              ----------       ----         -------    ---------       --------
Balance, March 31, 1997 (unaudited)  ......   2,484,501         $25       $ 7,125      $ (7,141)       $      9
                                              ==========       ====         =======    =========       ========


   The accompanying notes are an integral part of these financial statements.

                      TRAVEL SERVICES INTERNATIONAL, INC.

                            STATEMENT OF CASH FLOWS

                 THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                                (IN THOUSANDS)

Cash flows from operating activities:
Net Loss  .....................................................................   $ (7,141)
 Adjustments to reconcile net loss to net cash provided by (used in) operating activities -
 Compensation expense related to issuance of management shares  ...............      7,141
 Changes in assets and liabilities -
  Increase in deferred offering costs   .......................................       (136)
  Increase in accrued liabilities and amounts due to TSGI Funding, LLC   ......        127
                                                                                   ---------
    Net cash used in operating activities  ....................................         (9)
                                                                                   ---------
Cash flows from financing activities:
 Issuance of stock ............................................................          9
                                                                                   ---------
    Net cash provided by financing activities .................................          9
                                                                                   ---------
Net increase in cash and cash equivalents  ....................................          -
Cash and cash equivalents, beginning of period   ..............................          -
                                                                                   ---------
Cash and cash equivalents, end of period   ....................................   $      -
                                                                                   =========


   The accompanying notes are an integral part of these financial statements.

                    TRAVEL SERVICES INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL:

Travel  Services  International,  Inc., a Delaware  Corporation,  ("TSII" or the
"Company"), was founded in April 1996 to create a leading single source distributor of specialized leisure travel services to both travel agents and travelers. TSII intends to acquire substantially all of the assets of five companies (the "Founding Companies") (the "Combinations") and complete an initial public offering (the "Offering") of its common stock.

TSII has not conducted any operations, and all activities to date have related to the Offering and the Combinations. Cash of $30 was provided from the initial capitalization of the Company (see Note 2). All other expenditures will be funded by TSGI Funding, LLC, a Delaware limited liability company whose member managers are owners of the Company. Accordingly, statements of operations and cash flows for this period would not provide meaningful information and have been omitted. As of March 31, 1997 and December 31, 1996, costs of approximately $136,000 (unaudited) and $0, respectively, have been incurred by TSGI Funding, LLC in connection with the Offering. The Company is dependent upon the Offering to execute the pending Combinations. There is no assurance that the pending Combinations will be completed or that TSII will be able to generate future operating revenues.

Interim Financial Information

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

2. STOCKHOLDERS' EQUITY:

Common Stock and Preferred Stock

TSII effected a 5,444.45 -for-one stock split on May 12, 1997 for each share of common stock (the Company "Common Stock") then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 50,000,000 and authorized 1,000,000 shares of $.01 par value preferred stock. The effects of Common Stock split and the increase in the shares of authorized Common Stock have been retroactively reflected in the balance sheet and the accompanying notes.

In connection with the organization and initial capitalization of TSII, the Company issued 100 shares of common stock at $.01 per share to Capstone Partners, LLC ("Capstone"). In October 1996, the Company issued 200 additional shares at $.01 per share to Alpine Consolidated, LLC ("Alpine").

In the first quarter of 1997, the Company issued a total of 851,166 shares of Common Stock to management of the Company at a price of $.01 per share. As a result, the Company recorded for financial statement purposes a non-recurring non-cash compensation charge of $7.1 million (unaudited) in the first quarter of 1997, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale.

Restricted Common Stock

In May 1997, the stockholders exchanged 2,484,501 shares of Common Stock (consisting of 851,166 Shares owned by management, and an aggregate of 1,633,335 Shares owned by Alpine and Capstone) for an equal number of shares of restricted voting common stock ("Restricted Common Stock"). The Common Stock and the Restricted Common Stock are identical except that the holders of Restricted Common Stock are only entitled to four-tenths of one vote for each share on all matters.

                      TRAVEL SERVICES INTERNATIONAL, INC.

Long-Term Incentive Plan

In May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, employees, consultants and independent contractors with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock.

The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 900,000 shares or 12% of the aggregate number of shares of Common Stock outstanding. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

Concurrently with the Offering, the Company intends to grant NQSOs to purchase a total of 773,900 shares of Common Stock of the Company. The grants of all of the foregoing options will be effective as of the closing of the Offering and each will have an exercise price equal to the initial public offering price per share in the Offering. These options will vest at the rate of 25% per year and will expire 10 years from the date of grant or three months following termination of employment.

Non-Employee Directors' Stock Plan

The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in 1997, provides for: (i) the automatic grant to each non-employee director and advisory director (a "Participant") serving at the commencement of the Offering of an option to purchase 10,000 shares; and thereafter (ii) the automatic grant to each Participant of an option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan generally provides for an automatic annual grant to each Participant of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering . These options will have an exercise price per share equal to the fair market value of a share at the date of grant. Options granted under the Directors' Plan will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director or advisor, and options will be immediately exercisable. In addition, the Directors' Plan permits Participants to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" that may be settled at future dates, as elected by the Participants. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. The Company has reserved 100,000 shares of Common Stock for issuance under the Directors' Plan.

3. STOCK BASED COMPENSATION:

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Companies electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosure of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and net income per share, as applicable, in the notes to future consolidated financial statements.

                      TRAVEL SERVICES INTERNATIONAL, INC.

In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules.

The implementation of SFAS NO. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

4. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

TSII has signed definitive agreements to acquire by merger or share exchange all of the Common Stock and ownership interests of the Founding Companies to be consummated simultaneously with the closing of the Offering. The companies to be acquired are Auto-Europe, Inc. (Maine), Cruises Only, Inc., 800-Ideas, Inc., Cruises Inc., and D-FW Tours, Inc., and D-FW Travel Arrangements, Inc. The aggregate consideration that will be paid by TSII to acquire the Founding Companies is, subject to working capital adjustments and reimbursements to S-Corp stockholders for certain taxes that will be paid by them in connection with the Combinations, approximately $23.9 million in cash and 3,422,225 shares of Common Stock.


On July 3, 1997 the Company has received a commitment letter for a $20.0 million line of credit and is negotiating the definitive terms of this credit agreement. It is anticipated that the line of credit will require the Company to comply with various loan covenants including: (i) maintenance of certain financial ratios; (ii) restrictions on additional indebtedness; and (iii) restrictions on liens, guarantees, advances and dividends. The facility is intended to be used for acquisitions, capital expenditures, refinancing of Founding Company debt, if necessary, and for general corporate purposes. There can be no assurance that any line of credit will be obtained or that, if obtained, it will be on terms that are favorable to the Company.


On May 14, 1997, TSII filed a registration statement on Form S-1 for the sale of its Common Stock. An investment in shares of Common Stock offered by this Prospectus involves a high degree of risk, including, among others, absence of a combined operating history, risks relating to the Company's acquisition strategy, risks relating to acquisition financing, reliance on key personnel and a substantial portion of the proceeds from the offering payable to affiliates of the Founding Companies. See "Risk Factors" included elsewhere in this Prospectus.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Auto-Europe, Inc. (Maine):

We have audited the accompanying balance sheets of Auto-Europe, Inc. (Maine) (a Maine corporation), as of December 31, 1995 and 1996, and the related statements of operations, changes in stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auto-Europe, Inc. (Maine), as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP



Houston, Texas
April 23, 1997 (except with respect to
 the matter discussed in Note 5, as to
 which the date is June 26, 1997)

                          AUTO-EUROPE, INC. (MAINE)

                                BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                    DECEMBER 31,
                                                                 ------------------
                                                                   1995      1996    MARCH 31, 1997
                                                                 -------- --------- ----------------
                                                                                      (UNAUDITED)
                             ASSETS
CURRENT ASSETS:
 Cash..........................................................  $   14   $    --   $    2,061
 Receivables from stockholder and employees....................   2,391       370          123
 Other current assets..........................................      19        52           75
                                                                 -------- --------- ---------------
  Total current assets.........................................   2,424       422        2,259
PROPERTY AND EQUIPMENT, net....................................   2,840     4,825        4,981
OTHER ASSET....................................................     --      2,203        2,203
                                                                 -------- --------- ---------------
  Total assets.................................................  $5,264   $ 7,450   $    9,443
                                                                 ======== ========= ===============
             LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Bank overdraft................................................  $  105   $   672   $       --
 Short-term debt...............................................     700     2,300           --
 Current maturities of long-term debt..........................     535       204          123
 Due to travel service providers...............................   2,967     1,790        4,455
 Accounts payable and accrued liabilities......................   1,800     1,774        4,114
                                                                 -------- --------- ---------------
  Total current liabilities....................................   6,107     6,740        8,692
LONG-TERM DEBT, net of current maturities......................      12     1,880        1,880
STOCKHOLDERS' DEFICIT:
 Class A voting common stock, no par value; 1,000 authorized
  shares; 800 shares outstanding ..............................       1         1            1
 Class B nonvoting common stock, no par value; 50,000
  authorized shares; 40,000 shares outstanding.................      40        40           40
 Capital in excess of par value................................      96        96           96
 Deficit.......................................................    (992)   (1,307)      (1,266)
                                                                 -------- --------- ---------------
  Total stockholders' deficit..................................    (855)   (1,170)      (1,129)
                                                                 -------- --------- ---------------
  Total liabilities and stockholders' deficit..................  $5,264   $ 7,450   $    9,443
                                                                 ======== ========= ===============


   The accompanying notes are an integral part of these financial statements.

                          AUTO-EUROPE, INC. (MAINE)
                           STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)


                                                                    THREE MONTHS
                                      YEARS ENDED DECEMBER 31,    ENDED MARCH 31,
                                   ----------------------------- -----------------
                                      1994      1995      1996     1996     1997
                                   --------- --------- --------- -------- --------
                                                                    (UNAUDITED)
Net revenues.....................  $17,156   $21,919   $25,720   $5,764   $7,820
Operating expenses...............   11,101    15,413    18,807    4,615    5,723
                                   --------- --------- --------- -------- --------
 Gross profit....................    6,055     6,506     6,913    1,149    2,097
General and administrative
   expenses......................    6,276     6,686     6,936    1,721    1,844
                                   --------- --------- --------- -------- --------
 Income (Loss) from operations ..     (221)     (180)      (23)    (572)     253
Interest expense.................      (28)      (81)     (221)     (42)     (74)
                                   --------- --------- --------- -------- --------
Net income (loss)................  $  (249)  $  (261)  $  (244)  $ (614)  $  179
                                   ========= ========= ========= ======== ========


  The accompanying notes are an integral part of these financial statements.

                          AUTO-EUROPE, INC. (MAINE)

                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                         CLASS A           CLASS B
                                    ----------------- -----------------     CAPITAL
                                              COMMON            COMMON     IN EXCESS
                                     SHARES    STOCK   SHARES    STOCK   OF PAR VALUE    DEFICIT     TOTAL
                                    -------- -------- -------- -------- -------------- ---------- ----------
Balance, December 31, 1993........    800    $    1   40,000   $   40   $      70      $   (206)   $   (95)
 Net loss.........................     --        --       --       --          --          (249)      (249)
 Contributions....................     --        --       --       --          26            --          26
 Distributions....................     --        --       --       --          --          (218)      (218)
                                    -------- -------- -------- -------- -------------- ---------- ----------
Balance, December 31, 1994........    800         1   40,000       40          96          (673)      (536)
 Net loss.........................     --        --       --       --          --          (261)      (261)
 Distributions....................     --        --       --       --          --           (58)       (58)
                                    -------- -------- -------- -------- -------------- ---------- ----------
Balance, December 31, 1995........    800         1   40,000       40          96          (992)      (855)
 Net loss.........................     --        --       --       --          --          (244)      (244)
 Distributions....................     --        --       --       --          --           (71)       (71)
                                    -------- -------- -------- -------- -------------- ---------- ----------
Balance, December 31, 1996........    800    $    1   40,000   $   40   $      96      $ (1,307)   $(1,170)
                                    -------- -------- -------- -------- -------------- ---------- ----------
 Net Income (unaudited)...........    --        --       --       --           --           179        179
 Contributions (unaudited)........    --        --       --       --           --            --         --
 Distributions (unaudited)........    --        --       --       --           --          (138)      (138)
                                    -------- -------- -------- -------- -------------- ---------- ----------
Balance, March 31, 1997
 (unaudited)......................    800    $    1   40,000   $   40   $      96      $ (1,266)   $(1,129)
                                    ======== ======== ======== ======== ============== ========== ==========


   The accompanying notes are an integral part of these financial statements.

                          AUTO-EUROPE, INC. (MAINE)

                           STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)


                                                                                    THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,        MARCH 31,
                                                     ----------------------------- -------------------
                                                        1994      1995      1996      1996      1997
                                                     --------- --------- --------- --------- ---------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
 Net Income (loss).................................  $  (249)  $  (261)  $  (244)  $  (614)  $   179
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities-
  Depreciation.....................................      275       382       643       160       190
  Changes in operating assets and liabilities-
   Receivables from stockholder and employees......     (182)       85      (113)     (491)      247
   Other current assets............................       --        22       (33)      (62)      (23)
   Due to travel service providers.................    1,134       935    (1,177)       65     2,665
   Accounts payable and accrued liabilities........       40       146       (14)    1,088     1,669
                                                     --------- --------- --------- --------- ---------
    Net cash provided by (used in) operating
     activities....................................    1,018     1,309      (938)      146     4,927
                                                     --------- --------- --------- --------- ---------
Cash flows from investing activities:
 Purchase of property and equipment................   (1,713)   (1,172)   (2,707)   (1,121)     (377)
 Improvements to other asset.......................       --        --       (69)       --        --
 Proceeds from sale of office equipment and
  vehicles.........................................       23        15        79        13        30
                                                     --------- --------- --------- --------- ---------
    Net cash used in investing activities..........   (1,690)   (1,157)   (2,697)   (1,108)     (347)
                                                     --------- --------- --------- --------- ---------
Cash flows from financing activities:
 Net proceeds from (payments on) short-term debt
  and bank overdraft...............................      589      (525)    2,155      (700)   (2,300)
 Proceeds from long-term debt......................      113       524     2,621     1,819        --
 Payments on long-term debt........................      (55)      (79)   (1,084)       --       (81)
 Capital contributions.............................       26        --        --        --        --
 Distributions to stockholders.....................     (218)      (58)      (71)      (71)     (138)
                                                     --------- --------- --------- --------- ---------
    Net cash provided by (used in) financing
     activities....................................      455      (138)    3,621     1,048    (2,519)
                                                     --------- --------- --------- --------- ---------
Net increase (decrease) in cash....................     (217)       14       (14)       86     2,061
Cash, beginning of period..........................      217        --        14        14        --
                                                     --------- --------- --------- --------- ---------
Cash, end of period................................  $    --   $    14   $    --   $   100   $ 2,061
                                                     ========= ========= ========= ========= =========
Supplemental disclosure of cash flow information:
 Cash paid for interest............................  $    28   $    81   $   197        43        97


   The accompanying notes are an integral part of these financial statements.

                          AUTO-EUROPE, INC. (MAINE)

                        NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:


Auto-Europe, Inc. (Maine) (the Company), is a Maine corporation headquartered in Portland, Maine. The Company is a specialized distributor of reservations for leisure auto rentals to persons traveling primarily from the United States and Canada to Europe. The Company's operations are seasonal, with a peak during the second and third quarters of the year.


The Company had working capital deficits at December 31, 1995 and 1996. The Company has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows from operations to meet the Company's working capital needs during 1997.


The Company and its stockholders intend to enter into a definitive agreement with Travel Services International, Inc. (TSII), pursuant to which all of the operating assets of the Company and related liabilities and the Auto Europe tradename which is owned personally by Alex Cecil, the Chief Executive Officer of the Company will be exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of TSII. In addition, the owner and certain key employees have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $3.5 million, $2.7 million and $3.2 million for 1994, 1995 and 1996, respectively.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL INFORMATION

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

REVENUE RECOGNITION


The Company records net revenues when earned, which is at the time a reservation is booked and ticketed. Revenues primarily consist of commissions on travel services and volume bonuses from travel service providers. The Company provides a reserve for cancellations, reservation changes and currency exchange guarantees, and provisions for such amounts are reflected in net revenues. The reserves that have been netted against net revenues are not material in the three years ended December 31, 1996.


The Company estimates and records accruals for cancellations and changes to reservation revenues booked. However, such estimates could vary significantly based upon changes in economic and political conditions that impact leisure travel patterns.

OPERATING EXPENSES

Operating expenses include travel agent commissions, salaries, communications, advertising, credit card fees and other costs associated with the selling and processing of travel reservations.

FOREIGN CURRENCY TRANSACTIONS

The Company enters into foreign currency forward purchase contracts to hedge part or all of its foreign currency denominated liabilities and reservation commitments to foreign travel service providers on a continuing basis for periods consistent with its committed exposures. The hedging minimizes the impact

                         AUTO-EUROPE, INC. (MAINE)
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

of foreign exchange rate movements on the Company's operating results because gains and losses on these contracts generally offset losses and gains on the liabilities being hedged. Due to the nature of the liabilities being hedged, the typical maturity of these purchase contracts is 30 days. The risk of loss on the unhedged liabilities is not significant. At December 31, 1996, the Company had approximately $687,000 of outstanding foreign currency purchase contracts. At December 31, 1995, the Company had no open foreign currency contracts.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

OTHER ASSET

Other asset represents an investment in real estate of an island off the coast of Maine and related improvements transferred to the Company during 1996 by a stockholder in satisfaction of a portion of the receivable due from the stockholder. The island is valued at the cost to the stockholder which is estimated by management to be at least equal to its net realizable value. The island is not used in the operations of the Company; accordingly, no depreciation expense has been recorded. The island will be excluded from the assets transferred in connection with the consummation of the transactions discussed in Note 1.

RENTAL COUPONS

As part of its marketing campaigns, the Company regularly issues to its travel agent customers a rental coupon per transaction booked. Each coupon represents a value equal to one free day of car rental at certain Western Europe destinations based upon the rate charged for the smallest car available in the applicable area of service. The Company's policy is to accrue expense for anticipated coupon redemptions in the year such coupons are issued. The coupon redemption accruals are estimated based upon historical usage patterns, and such estimates could vary significantly based upon changes in economic and political conditions that impact leisure travel patterns. The reserve for coupon redemptions totaled approximately $219,000 and $329,000 at December 31, 1995 and 1996, respectively, and is included in accrued liabilities.

INCOME TAXES

The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         AUTO-EUROPE, INC. (MAINE)
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

NEW ACCOUNTING STANDARD

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

CONCENTRATIONS OF RISK

Travel Service Providers--The Company markets and sells the services of global, national and local rental car agencies in various foreign countries. Two auto rental companies accounted for approximately 90% of the Company's total auto rentals in 1994, 82% of the Company's total auto rentals in 1995 and 80% of the Company's total auto rentals in 1996.

GEOGRAPHICAL--The percentage of total auto rentals during the three years ended December 31, 1996, occurred in the destinations noted below:

                                              1994     1995       1996
                                              ----     ----       ----

     Germany ...........................        22%      21%        19%
     United Kingdom ....................        18       19         19
     France ............................        19       16         17
     Italy .............................        12       13         14



3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Property and equipment as of December 31, 1995 and 1996, consisted of the following (in thousands):




                                             ESTIMATED
                                           USEFUL LIVES
                                             IN YEARS       1995     1996
                                          -------------- --------- --------
Land...................................          -       $   419   $  365
Buildings and improvements ............         27         1,174    2,766
Office equipment and
vehicles...............................          5         2,779    2,622
                                                         --------- --------
                                                           4,372    5,753
Less - Accumulated
depreciation...........................                   (1,532)    (928)
                                                         --------- --------
 Property and equipment, net...........                  $ 2,840   $4,825
                                                         ========= ========

                         AUTO-EUROPE, INC. (MAINE)
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

Accounts payable and accrued liabilities as of December 31, 1995 and 1996, consisted of the following (in thousands):

                                                       1995     1996
                                                     -------- --------
     Accrued compensation and benefits.............  $  415   $  285
     Accounts payable and other accrued
     liabilities...................................   1,373    1,489
                                                     -------- --------
      Total accounts payable and accrued
       liabilities.................................  $1,788   $1,774
                                                     ======== ========

4. DEBT:

The Company had a $2,000,000 revolving line-of-credit with Key Bank of Maine (Key Bank) which bears interest, payable monthly, at prime plus 1% (9.25% at December 31, 1996) and expires in July 1997. The line of credit is secured by a first security interest in all business assets. At December 31, 1995 and 1996, borrowings outstanding under the line of credit were approximately $412,000 and $2,000,000, respectively.

At both December 31, 1995 and 1996, the Company had a loan payable of $300,000 to a related party, bearing interest at prime plus 1%. The Company repaid the respective loans in March and February of the following years.

Long-term debt consist of the following (in thousands):


                                                                                     DECEMBER 31,
                                                                                   ----------------
                                                                                     1995    1996
                                                                                   ------- --------
Mortgage note payable to Key Bank, bearing interest at prime plus 1%, due in monthly principal installments of $7 plus accrued interest, matures in
  September, 2011, secured by first real estate mortgage on the Company's office
  building and personally guaranteed by a stockholder...........................     $   --  $1,229
Note payable to U.S. Small Business Administration (SBA), bearing interest at
  7.27% due in monthly principal and interest installments of $6, matures in
  October 2016. Secured by second mortgage on the Company's office building and
  personally guaranteed by a stockholder........................................         --     745
Term loan to Key Bank, bearing interest at prime plus 1% with monthly
  interest-only payments. The Company repaid the note in May 1996...............        500      --
Notes payable to various automobile lenders, bearing interest ranging from 7.90%
  to 11.90%, maturing at various dates through 2001 and secured by automobiles .         47     110
                                                                                     ------- --------
                                                                                        547   2,084
Less - Current maturities.......................................................       (535)   (204)
                                                                                     ------- --------
                                                                                     $   12  $1,880
                                                                                     ======= ========



The line-of-credit and mortgage note agreements include various affirmative and negative covenants, including a cross-default clause in the line-of-credit agreement related to the Company's mortgage note with Key Bank. Among these covenants, the Company is required to maintain certain minimum tangible net worth, debt-to-net-worth and cash-flow-to-debt-service ratios. At December 31, 1995 and 1996, the Company did not meet such financial ratio requirements and has obtained the necessary waivers through the term of the revolving line-of-credit agreement and through January 1, 1998, for the mortgage note payable, regarding such noncompliance.

                         AUTO-EUROPE, INC. (MAINE)
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

Certain covenants of the SBA note require the Company to obtain SBA approval prior to transferring or issuing additional capital, becoming party to a reorganization, merger or consolidation, changing ownership or selling any assets.

At December 31, 1996, maturities of long-term debt were as follows (in thousands):

         Year ending December 31,
         1997 ..................................          $  204
         1998 ..................................             140
         1999 ..................................             118
         2000 ..................................             112
         2001 ..................................             112
         Thereafter ............................           1,398
                                                          ------
                                                          $2,084
                                                          ======

5. COMMITMENTS AND CONTINGENCIES:

OPERATOR AGREEMENTS

The Company regularly enters into agreements with its significant travel service providers. Among other things, these agreements generally provide for negotiated rates to the Company and bonuses to the Company based upon sales volume. Such agreements also generally require letters of credit to be issued in favor of the travel service provider to secure performance by the Company. No such letters of credit are outstanding at December 31, 1996.


Also, from time-to-time the Company enters into dedicated fleet agreements with certain travel service providers. These agreements generally require the Company to pay for a minimum number of auto rentals for a stated period of time usually not exceeding six to nine months if minimal volume requirements are not achieved. The Company had one dedicated fleet agreement in effect at December 31, 1996 which expires at the end of April 1997.

In November 1992, the Company entered into an operating agreement with one of its travel service providers which, among other things, required the Company to pay the travel service provider a rebate payment amount equal to 10% of its net profits (as defined) and contained a right of first refusal clause in the event of a transfer of ownership in the Company. This agreement was terminated effective January 1, 1997. The Company is in the process of negotiating the terms of a new agreement with this travel service provider. Rebate payments related to this agreement totalled $100,000 and $110,000 in 1995 and 1996, respectively, and have been reflected as reductions of net revenues.

Effective March 1996, the Company entered into an agreement with another global travel service provider to secure rate discounts on car rentals in Europe. The agreement is effective for 5 years and is renewed automatically for consecutive one-year periods thereafter unless terminated by either party with six months' notice. Among other things, the agreement requires that the Company pay for a minimum number of auto rentals with this travel service provider. A volume bonus is due to the Company upon the attainment of certain car rental volume goals. Under this agreement, this travel service provider is entitled to 5 to 10 percent of the Company's net profit (as defined). Based upon a letter from the travel service provider, the travel service provider has waived the requirement of the Company to meet minimum volume car rental targets and has waived its right to receive such payments through February 1997. On June 26, 1997, the Company entered into an amendment of the March 1996 agreement effective March 1, 1997. The amendment provides that the travel service provider will not be entitled to receive rebate payments unless a volume bonus has been earned by the Company in the same year. The amount

                            AUTO-EUROPE, INC. (MAINE)
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

of any volume bonus earned by the Company will be reduced by the amount of any rebate payments due to the travel service provider. The amendment also provides for the travel service provider's rebate payment percentage to fluctuate between 1 and 10 percent of the Company's net profit (as defined).


LITIGATION

The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

INSURANCE

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

BENEFIT PLANS

The Company's 401(k) retirement plan, as amended, is available to substantially all of the Company's employees. The Company's contribution to the plan is based upon a percentage of employee contributions. The cost of this plan was approximately $11,000 in 1994, $18,000 in 1995 and $21,000 in 1996.

6. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

7. RELATED PARTIES:

During 1996, the Company purchased $477,000 of computer equipment from an entity owned and controlled by an officer and certain employees of the Company at the original cost of the equipment to the entity.

During 1995, the Company advanced $2.1 million to a shareholder who used the advance to purchase an island off the coast of Maine. The island was later contributed to the Company in return for the cancellation of his obligations on the advance. This island will not be included in the assets of the Company acquired by the TSII.

8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its stockholders have entered into a definitive agreement with TSII providing for the acquisition of substantially all of the assets and liabilities of the Company by TSII.

In connection with the Offering, certain non-operating assets with a net book value of $2,438,000 will be retained by the stockholders. Had this transaction been recorded at March 31, 1997, the effect on the accompanying balance sheet would be a decrease in assets and a decrease in stockholders' equity of $2,438,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cruises Only, Inc.:

We have audited the accompanying balance sheets of Cruises Only, Inc. (a Florida corporation), as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cruises Only, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
April 28, 1997

                              CRUISES ONLY, INC.

                                BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                            DECEMBER 31,
                                                         -----------------
                                                           1995     1996    MARCH 31, 1997
                                                         -------- -------- ----------------
                                                                              (UNAUDITED)
                         ASSETS
Current assets:
 Cash and cash equivalents.............................  $  311   $  235        $  604
 Receivables from cruise lines.........................     791      912           773
 Prepaid expenses and other current assets.............     165       24           261
                                                         -------- -------- ----------------
  Total current assets.................................   1,267    1,171         1,638
Property and equipment, net............................   2,978    3,866         3,800
Other assets...........................................      36       44            43
                                                         -------- -------- ----------------
  Total assets.........................................  $4,281   $5,081        $5,481
                                                         ======== ======== ================
          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Current maturities of long-term debt..................  $  128   $  375        $  378
 Accounts payable and accrued liabilities..............     248      729           995
 Customer deposits and deferred income.................     865    1,044         1,275
 Other current liabilities.............................     388      308           291
                                                         -------- -------- ----------------
  Total current liabilities............................   1,629    2,456         2,939
Long-term debt, net of current maturities..............   2,644    3,236         3,139
Deferred income........................................      --      190           175
Commitments and contingencies
Stockholders' equity (deficit):
 Common stock, $1 par value; 7,500 shares authorized
  and outstanding .....................................       7        7             7
 Capital in excess of par value........................       1       --            --
 Deficit...............................................      --     (808)         (779)
                                                         -------- -------- ----------------
  Total stockholders' equity (deficit).................       8     (801)         (772)
                                                         -------- -------- ----------------
  Total liabilities and stockholders' equity (deficit).  $4,281   $5,081        $5,481
                                                         ======== ======== ================


   The accompanying notes are an integral part of these financial statements.

                              CRUISES ONLY, INC.

                             STATEMENTS OF INCOME

                                (IN THOUSANDS)

                                                                  THREE MONTHS
                                     YEARS ENDED DECEMBER 31,   ENDED MARCH 31,
                                    -------------------------- -----------------
                                      1994     1995     1996     1996     1997
                                    -------- -------- -------- -------- --------
                                                                  (UNAUDITED)
Net revenues......................  $7,467   $9,078   $7,937   $1,806   $2,213
Operating expenses................   3,458    3,675    2,986      666      772
                                    -------- -------- -------- -------- --------
 Gross profit.....................   4,009    5,403    4,951    1,140    1,441
General and administrative
 expenses.........................   2,922    3,929    4,318      764      828
                                    -------- -------- -------- -------- --------
 Income from operations...........   1,087    1,474      633      376      613
Interest expenses.................      (2)     (16)    (236)     (50)     (71)
Other income (expense), net ......       3     (131)      (7)      16       19
                                    -------- -------- -------- -------- --------
Net income........................  $1,088   $1,327   $  390   $  342   $  561
                                    ======== ======== ======== ======== ========


   The accompanying notes are an integral part of these financial statements.

                               CRUISES ONLY, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                          CAPITAL     RETAINED
                                              COMMON     IN EXCESS    EARNINGS
                                     SHARES    STOCK   OF PAR VALUE   (DEFICIT)   TOTAL
                                    -------- -------- -------------- ---------- ---------
Balance, December 31, 1993........  7,500    $    7   $     (155)     $     --  $    (148)
 Net income.......................     --        --           --         1,088      1,088
 Contributions....................     --        --        1,535            --      1,535
 Distributions....................     --        --         (262)       (1,088)    (1,350)
                                    -------- -------- -------------- ---------- ---------
Balance, December 31, 1994........  7,500         7        1,118            --      1,125
 Net income.......................     --        --           --         1,327      1,327
 Contributions....................     --        --          912            --        912
 Distributions....................     --        --       (2,029)       (1,327)    (3,356)
                                    -------- -------- -------------- ---------- ---------
Balance, December 31, 1995........  7,500         7            1            --          8
 Net income.......................     --        --           --           390        390
 Contributions....................     --        --        1,300            --      1,300
 Distributions....................     --        --       (1,301)       (1,198)    (2,499)
                                    -------- -------- -------------- ----------  ---------
Balance, December 31, 1996........  7,500    $    7   $       --      $   (808)  $   (801)
                                    -------- -------- -------------- ----------  ---------
 Net income (unaudited)...........     --        --           --           561        561
 Contributions (unaudited)........     --        --           --            --         --
 Distributions (unaudited)........     --        --           --          (532)      (532)
                                    -------- -------- -------------- ----------  ---------
Balance, March 31, 1997
 (unaudited)......................  7,500    $    7   $       --      $   (779)  $   (772)
                                    ======== ======== ============== ==========  =========


   The accompanying notes are an integral part of these financial statements.

                              CRUISES ONLY, INC.

                           STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                                               THREE MONTHS
                                                 YEARS ENDED DECEMBER 31,    ENDED MARCH 31,
                                              ----------------------------- -----------------
                                                 1994      1995      1996      1996     1997
                                              --------- --------- --------- --------- -------
                                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income.................................  $ 1,088   $ 1,327   $   390   $   342   $  561
 Adjustments to reconcile net income to net
  cash provided by operating activities-
  Depreciation .............................       99       121       213        53       75
  Deferred income...........................       --        --        --       235      (15)
  Loss on retirement of assets..............       --       181        85        --       --
  Capitalized interest......................       --       (45)      (19)      (19)      --
  Changes in operating assets and
   liabilities-
   Receivables from cruise lines............     (694)      (58)     (121)      296      139
   Prepaid expenses and other current
    assets..................................       --      (166)      141       100     (237)
   Other assets.............................       22       (34)       (8)        7       --
   Accounts payable and accrued liabilities.     (286)     (139)      481       440      266
   Customer deposits and deferred income....      241       625        69       509      231
   Other current liabilities................      168       (36)      (80)      (30)     (18)
                                              --------- --------- --------- --------- -------
   Promotion support payment................       --        --       300        --       --
                                              --------- --------- --------- --------- -------
    Net cash provided by operating
     activities.............................      638     1,776     1,451     1,933    1,002
                                              --------- --------- --------- --------- -------
Cash flows from investing activities:
 Purchase of property and equipment ........   (1,222)   (1,796)   (1,167)     (226)      (7)
                                              --------- --------- --------- --------- -------
    Net cash used in investing activities...   (1,222)   (1,796)   (1,167)     (226)      (7)
                                              --------- --------- --------- --------- -------
Cash flows from financing activities:
 Proceeds from long-term debt...............       --     2,775     1,200        --       --
 Payments on long-term debt.................      (49)      (53)     (361)      (39)     (94)
 Contributions from stockholders............    1,535       912     1,300        --       --
 Distributions to stockholders..............   (1,350)   (3,356)   (2,499)   (1,500)    (532)
                                              --------- --------- --------- --------- -------
    Net cash provided by (used in) financing
     activities.............................      136       278      (360)   (1,539)    (626)
                                              --------- --------- --------- --------- -------
Net increase (decrease) in cash and cash
 equivalents................................     (448)      258       (76)      168      369
Cash and cash equivalents, beginning of
 year.......................................      501        53       311       311      235
                                              --------- --------- --------- --------- -------
Cash and cash equivalents, end of year .....  $    53   $   311   $   235   $   479   $  604
                                              ========= ========= ========= ========= =======
Supplemental disclosure of cash flow
 information:
 Cash paid for-interest.....................  $     2   $    61   $   255   $    50   $   71



  The accompanying notes are an integral part of these financial statements.

                              CRUISES ONLY, INC.

                        NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Cruises Only, Inc. (the Company), a Florida corporation, is a specialized distributor of reservations for cruise vacations to travelers located in the United States. It offers cruises to its clients on over 45 cruise lines traveling to the Caribbean and other destinations around the world. The
Company's operations are seasonal with a peak during the second and third quarter of the year.

The Company had working capital deficits at December 31, 1995 and 1996. Management expects that operations will generate sufficient cash flows from operations to meet the Company's working capital needs during 1997.


The Company and its stockholders intend to enter into a definitive agreement with Travel Services International, Inc. (TSII), pursuant to which all of the assets and liabilities of the Company will be exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of TSII. In addition, the owners have agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $793,000, $974,000 and $1.4 million for 1994, 1995 and 1996, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL INFORMATION

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, including the net amount of interest cost associated with significant capital additions. Capitalized interest was approximately $45,000 in 1995 and $19,000 in 1996. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the related asset or life of the lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

CUSTOMER DEPOSITS AND DEFERRED INCOME

Customer deposits represent the cost of cruises for cash sales which have not yet been remitted to the cruise lines. Deferred income generally includes commissions collected more than 60 days prior to the sail date. Deferred income also includes the unearned portion of a $300,000 promotion support payment received by the Company during 1996 from a supplier. In the event the Company breaches the agreement

                               CRUISES ONLY, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

during the 60-month term, the promotion support payment must be refunded. The promotional support payment is being amortized to income using the straight-line method over the 60-month agreement term. Approximately $50,000 of this amount has been included in other income for the year ended December 31, 1996.

INCOME TAXES

The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns.

REVENUE RECOGNITION

The Company recognizes net revenues when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Net revenues primarily consist of commissions and year-end volume bonuses from the cruise lines.

OPERATING EXPENSES

Operating expenses include sales persons' commissions, salaries, communication, advertising, credit card fees and other costs associated with the selling and processing of cruise reservations.

ADVERTISING COSTS

All advertising and promotion costs are expensed as incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARD

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of recoverabililty would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

CONCENTRATIONS OF RISK

Cruise Lines--Net revenues from the sales of cruises on behalf of two cruise lines represented approximately 32% and 12%, respectively, of net revenues in 1994, and 35% and 11%, respectively, of net revenues in 1995. Three cruise lines accounted for 42%, 12% and 12%, respectively, of net revenues in 1996.

                               CRUISES ONLY, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Property and equipment as of December 31, 1995 and 1996, consist of the following (in thousands):

                                             ESTIMATED
                                           USEFUL LIVES
                                             IN YEARS      1995     1996
                                          -------------- -------- --------
      Land............................      --           $  470   $  470
      Buildings and improvements .....       40           2,003    2,153
      Office equipment................      5-7             311    1,327
      Furniture and fixtures..........        7             430      347
                                                         -------- --------
                                                          3,214    4,297
      Less-Accumulated
      depreciation....................                     (236)    (431)
                                                         -------- --------
        Property and equipment,
         net..........................                   $2,978   $3,866
                                                         ======== ========

Accounts payable and accrued expenses as of December 31, 1995 and 1996, consist of the following (in thousands):

                                                       1995   1996
                                                      ------ ------
     Accounts payable..............................    $122   $578
     Accrued compensation and
       benefits....................................     111    135
     Other accrued liabilities.....................      15     16
                                                      ------ ------
                                                       $248   $729
                                                      ====== ======

4. DEBT:

Long-term debt as of December 31, 1995 and 1996, consists of the following (in thousands):


                                                                                      1995     1996
                                                                                    -------- --------
Note payable to a bank, bearing interest at 8.5% and monthly payments of $12 through maturity in October 2002. Secured by substantially all assets of the
  Company and personally guaranteed by the stockholders.............................  $  737   $  655
Note payable to a bank, bearing interest at 7.8% and monthly payments of $17 through October 2000. Thereafter, note bears interest at a rate equal to the five-year treasury yield plus 1.9% or prime, as selected by the Company, through maturity in October 2005. Secured by land, building, improvements and personal
  property of the Company and personally guaranteed by the stockholders. ...........   2,018    1,975
Note payable to a bank, bearing interest at prime minus .25% (8.0% at December
  31, 1996), payable in monthly principal payments of $20 through May 2001. Secured by furniture, fixtures and equipment of the Company and personally guaranteed by
  the stockholders..................................................................      --      981
Other notes.........................................................................      17       --
                                                                                      -------- --------
                                                                                       2,772    3,611
Less-Current maturities.............................................................    (128)    (375)
                                                                                      -------- --------
                                                                                      $2,644   $3,236
                                                                                      ======== ========



                               CRUISES ONLY, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

Future maturities of long-term obligations as of December 31, 1996, are as follows (in thousands):

             Year ending December 31,
             1997 ...................................          $  375
             1998 ...................................             387
             1999 ...................................             400
             2000 ...................................             414
             2001 ...................................             210
             Thereafter .............................           1,825
                                                               ------
                                                               $3,611
                                                               ======

Since October 1995, the Company has had a line of credit available in the amount of $500,000, with a stated interest rate of prime, as defined, secured by the Company's receivables and payable on demand. As of December 31, 1996, the Company had not drawn any funds under this credit arrangement. The credit facility expires June 30, 1997.

5. RELATED-PARTY TRANSACTIONS:

During 1994 and 1995, the Company leased office space from an affiliate, pursuant to an oral agreement on a month to month basis for rent plus the payment of operating expenses and property taxes. Total rents for 1994 and 1995 were approximately $155,000 and $79,000, respectively. The oral agreement was terminated on December 31, 1995.

The Company employs a small number of individuals related to the stockholders at wages commensurate with their experience and level of responsibility.

6. COMMITMENTS AND CONTINGENCIES:

LITIGATION

The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

INSURANCE

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

401(K) PLAN

The Company adopted a defined contribution 401(k) savings and retirement plan effective August 1, 1994. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1% to 15% of their gross compensation subject to certain limitations. The Company may make discretionary contributions as a percentage of each participant's elective deferral. During 1995, the Company made discretionary contributions of $50,000. No contributions were made by the Company during 1994 or 1996.

                               CRUISES ONLY, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

7. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its stockholders have entered into a definitive agreement with TSII providing for the acquisition of all of the assets and liabilities of the Company by TSII.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To 800-Ideas, Inc.:



We have audited the accompanying balance sheets of 800-Ideas, Inc. (a Nevada corporation), as of December 31, 1995 and 1996, and the related statements of income, changes in stockholder's equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800-Ideas, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
April 20, 1997

                               800-IDEAS, INC.

                                BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                           DECEMBER 31,
                                                         -----------------
                                                           1995     1996    MARCH 31, 1997
                                                         -------- -------- ----------------
                                                                             (UNAUDITED)
                         ASSETS
Current Assets:
 Cash and cash equivalents.............................  $  527   $1,062   $  970
 Accounts receivable, net of allowance of $125.........     873    1,111      831
 Prepaid expenses and other current assets.............     216      188      132
                                                         -------- -------- ---------------
  Total current assets.................................   1,616    2,361    1,933
Furniture and equipment, net...........................     148      298      287
Other Assets...........................................       3       17       85
                                                         -------- -------- ---------------
  Total assets.........................................  $1,767   $2,676   $2,305
                                                         ======== ======== ===============
          LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Capital lease obligations.............................  $   33   $   24   $   17
 Accounts payable and accrued liabilities .............     565      296      333
                                                         -------- -------- ---------------
  Total current liabilities............................     598      320      350
Long-Term Debt, net of current maturities..............      24       --       --
Stockholder's Equity: .................................
 Common stock, no par value; 1,000 shares authorized
  and outstanding......................................      71       71       71
 Retained earnings.....................................   1,074    2,285    1,884
                                                         -------- -------- ---------------
  Total stockholder's equity...........................   1,145    2,356    1,955
                                                         -------- -------- ---------------
  Total liabilities and stockholder's equity...........  $1,767   $2,676   $2,305
                                                         ======== ======== ===============

   The accompanying notes are an integral part of these financial statements.

                               800-IDEAS, INC.

                             STATEMENTS OF INCOME

                                (IN THOUSANDS)

                                      YEARS ENDED       THREE MONTHS
                                      DECEMBER 31,    ENDED MARCH 31,
                                   ----------------- -----------------
                                     1995     1996     1996     1997
                                   -------- -------- -------- --------
                                                        (UNAUDITED)
Net revenues.....................  $5,930   $7,645   $1,649   $2,108
Operating expenses...............   3,767    5,001    1,021    1,316
                                   -------- -------- -------- --------
 Gross profit....................   2,163    2,644      628      792
General and administrative
expenses.........................   1,107    1,315      221      296
                                   -------- -------- -------- --------
 Income from operations..........   1,056    1,329      407      496
Other income, net................      15       51        4        2
                                   -------- -------- -------- --------
Net income.......................  $1,071   $1,380   $  411   $  498
                                   ======== ======== ======== ========


   The accompanying notes are an integral part of these financial statements.

                               800-IDEAS, INC.

                STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                              COMMON   RETAINED
                                     SHARES    STOCK   EARNINGS    TOTAL
                                    -------- -------- ---------- --------
Balance, December 31, 1994........  1,000    $   71   $  177     $  248
 Net income.......................     --        --    1,071      1,071
 Distributions....................     --        --     (174)      (174)
                                    -------- -------- ---------- --------
Balance, December 31, 1995........  1,000        71    1,074      1,145
 Net income.......................     --        --    1,380      1,380
 Distributions....................     --        --     (169)      (169)
                                    -------- -------- ---------- --------
Balance, December 31, 1996........  1,000    $   71   $2,285     $2,356
                                    -------- -------- ---------- --------
 Net income (unaudited)...........     --        --      498        498
 Distributions (unaudited)........     --        --     (899)      (899)
Balance, March 31, 1997
 (unaudited)......................  1,000    $   71   $1,884     $1,955
                                    ======== ======== ========== ========


   The accompanying notes are an integral part of these financial statements.

                               800-IDEAS, INC.

                           STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                  YEAR ENDED      THREE MONTHS
                                                 DECEMBER 31,   ENDED MARCH 31,
                                              ----------------- ---------------
                                                1995     1996     1996    1997
                                              -------- -------- ------- -------
                                                                  (UNAUDITED)
Cash flows from operating activities :
 Net income.................................  $1,071   $1,380   $  411  $  498
 Adjustments to reconcile net income to net
  cash provided by operating activities-
  Depreciation and amortization.............      67       99       26      25
  Changes in operating assets and
   liabilities-
   Accounts receivable......................    (722)    (239)    (119)    281
   Prepaid expenses and other current
    assets..................................    (184)      27       75      44
   Other assets.............................      (3)     (14)      (8)    (57)
   Accounts payable and accrued liabilities      439     (277)    (281)     30
                                              -------- -------- ------- -------
    Net cash provided by operating
     activities.............................     668      976      104     821
Cash flows from investing activities:
 Purchase of furniture and equipment........     (25)    (248)    (185)    (14)
                                              -------- -------- ------- -------
    Net cash used in investing activities...     (25)    (248)    (185)    (14)
Cash flows from financing activities:
 Proceeds from debt.........................      --       --       39      --
 Payments on capital lease obligations......    (117)     (24)      --      --
 Distributions to stockholder...............    (174)    (169)    (148)   (899)
                                              -------- -------- ------- -------
    Net cash used in financing activities...    (291)    (193)    (109)   (899)
                                              -------- -------- ------- -------
Net increase in cash and cash equivalents  .     352      535     (190)    (92)
Cash and cash equivalents, beginning of
 year.......................................     175      527      527   1,062
                                              -------- -------- ------- -------
Cash and cash equivalents, end of year .....  $  527   $1,062   $  337  $  970
                                              ======== ======== ======= =======



   The accompanying notes are an integral part of these financial statements.

                               800-IDEAS, INC.

                        NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

800-Ideas, Inc. (the Company), a Nevada corporation, which operates under the trade name "Travel 800", is a specialized distributor of domestic airline reservations. The Company's operations are seasonal with a peak during the second and third quarters of the year.

The Company and its stockholder intend to enter into a definitive agreement with Travel Services International, Inc. (TSII), pursuant to which all of the operating assets and related liabilities of the Company related to its travel services (substantially all of the assets and liabilities of the Company) will be contributed to a subsidiary limited liability corporation. The subsidiary entity's member interest will subsequently be exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of TSII.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL INFORMATION

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

FURNITURE AND EQUIPMENT

Furniture and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment under capital lease is amortized over the shorter of the life of the related asset or the life of the lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of furniture and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

INCOME TAXES

The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholder reports the Company's taxable earnings or losses in her personal tax return.

REVENUE RECOGNITION

The Company recognizes net revenue when earned, which is at the time the reservation is booked and ticketed. Net revenues primarily include commissions on travel services, volume bonuses, ticket processing fees and delivery fees. The Company provides a reserve for cancellations, reservation changes and lost ticket charges, and provisions for such amounts are reflected in net revenues.

                              800-IDEAS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

OPERATING EXPENSES

Operating expenses include travel agent commissions, salaries, communication, advertising, credit card fees and other costs associated with selling and processing air travel reservations.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARD

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

CONCENTRATIONS OF RISK

TRAVEL SERVICE PROVIDERS--The Company primarily markets and sells the services of various United States domestic airlines. Two airlines accounted for 34% and 12%, respectively, of net revenues in 1995 and 25% and 11%, respectively, of net revenues in 1996.

CREDIT--Substantially all of the tickets sold by the Company and the related processing and delivery fees are paid for by credit card; the cost of the airline ticket is billed directly to the customer by Airline Reporting Corporation (ARC), and the Company's net commission is subsequently remitted by the ARC. Generally, credit card payments are processed and collection is assured prior to the final delivery of the airline ticket to the customer.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Furniture and equipment as of December 31, 1996, consist of the following (in thousands):


                                                   ESTIMATED
                                                 USEFUL LIVES
                                                   IN YEARS      1996
                                                -------------- -------
Computer and office equipment.................        5        $ 564
Furniture and fixtures........................        7           79
Leasehold improvements........................        7           19
                                                               -------
                                                                 662
Less-Accumulated depreciation and
amortization..................................                  (364)
                                                               -------
 Furniture and equipment, net.................                 $ 298
                                                               =======

                                 800-IDEAS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

Activity in the Company's allowance for doubtful accounts consists of the following (in thousands):

                                                        DECEMBER 31,
                                                       -------------
                                                        1995   1996
                                                       ------ ------
     Balance at beginning of year....................  $125   $  125
     Additions charged to expense....................    42      --
     Deduction for uncollectible receivables written
        off and recoveries...........................   (42)     --
                                                       ------ ------
                                                       $125   $  125
                                                       ====== ======

Accounts payable and accrued expenses as of December 31, 1996, consist of the following (in thousands):

     Accounts payable..............................           $  32
     Accrued compensation and benefits.............             264
                                                              ------
                                                              $ 296
                                                              ======

4. LEASES:

CAPITAL LEASES

The Company leases hardware and software under noncancelable capital leases which expire in October 1997 at which time there is a combined bargain purchase option of $1. Minimum payments under these leases for the year ending December 31, 1997, total approximately $27,000.

OPERATING LEASE AGREEMENTS

The Company conducts a portion of its operations in a leased facility classified as an operating lease. Minimum future rental payments under the noncancelable operating lease as of December 31, 1996, are as follows (in thousands):

     Year ending December  31,
     1997.........................................            $ 143
     1998.........................................               41
                                                              ------
                                                              $ 184
                                                              ======

The lease provides for the payment of taxes and other expenses by the Company. Rent expense for the operating lease was approximately $122,000 and $149,000 in 1995 and 1996, respectively.

                                 800-IDEAS, INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

5. RELATED-PARTY TRANSACTIONS:

The Company has entered into a custom Network Service Arrangement ("CSNA") with Sprint Communications Company L.P. for long distance telephone service which provides for a minimum monthly commitment of $120,000 and certain minimum monthly usages. This agreement will not be transferred to TSII as part of the Offering. The Company has agreed to provide long distance telephone services under the CSNA to TSII for a period of four to six months subsequent to the Offering and TSII has agreed to pay for its portion of usage under the CNSA.

6. COMMITMENTS AND CONTINGENCIES:

INSURANCE

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

SERVICE CONTRACT

On October 3, 1995, the Company entered into a five-year service contract for the use of an automated reservations system. According to the contract, the Company must pay a monthly rental fee of approximately $42,000, unless waived based upon a minimum monthly volume of reservation transactions. Historically, the Company has met this requirement, and the monthly rental fee has been waived.

Under this service contract, the Company receives volume bonuses based on the number of flown segments sold by the Company. During 1995 and 1996, the Company received volume bonuses totaling approximately $881,000 and $901,000, respectively.

7. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its stockholder have entered into a definitive agreement with TSII, providing for the acquisition of substantially all of the assets and liabilities of the Company by TSII.

In connection with the Offering, certain non-operating assets with a net book value of $25,000 will be retained by the stockholders. Had this transaction been recorded at March 31, 1997, the effect on the accompanying balance sheet would be a decrease in assets and a decrease in stockholders' equity of $25,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cruises Inc.:

We have audited the accompanying balance sheet of Cruises Inc. (a New York corporation), as of December 31, 1996, and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cruises Inc., as of December 31, 1996, the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP



Houston, Texas
May 30, 1997

                                 CRUISES INC.
                                BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,  MARCH 31,
                                                               ------------- -----------
                                                                    1996         1997
                                                               ------------- -----------
                                                                             (UNAUDITED)
                                     ASSETS
Current assets:
 Cash and cash equivalents...................................  $  937        $1,611
 Receivables from cruise lines...............................     419            87
 Prepaid expenses and other current assets...................     206           337
                                                               ------------- -----------
  Total current assets.......................................   1,562         2,035
Property and equipment, net..................................     293           286
Other assets.................................................      34            31
                                                               ------------- -----------
  Total assets...............................................  $1,889        $2,352
                                                               ============= ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt........................  $   15        $   17
 Accounts payable and accrued liabilities....................     624           622
 Customer deposits and deferred income.......................     375           716
                                                               ------------- -----------
  Total current liabilities..................................   1,014         1,355
Deferred income taxes........................................      22            22
Long-term debt, net of current maturities....................      44            39
Commitments and contingencies
Stockholders' equity:
 Common stock, no par value; 200 shares authorized; 100
  shares outstanding.........................................      --            --
 Retained earnings...........................................     809           936
                                                               ------------- -----------
                                                                  809           936
                                                               ------------- -----------
  Total liabilities and stockholders' equity.................  $1,889        $2,352
                                                               ============= ===========



   The accompanying notes are an integral part of these financial statements.

                                 CRUISES INC.

                             STATEMENTS OF INCOME

                                (IN THOUSANDS)


                                      YEAR ENDED      THREE MONTHS
                                     DECEMBER 31,   ENDED MARCH 31,
                                    -------------- -----------------
                                         1996        1996     1997
                                    -------------- -------- --------
                                                      (UNAUDITED)
Net revenues......................  $6,494         $1,492   $1,714
Operating expenses................   4,140          1,080    1,034
                                    -------------- -------- --------
 Gross profit.....................   2,354            412      680
General and administrative
   expenses.......................   1,708            387      474
                                    -------------- -------- --------
 Income from operations...........     646             25      206
Interest income, net..............      16              2        3
Other income (expense) net........      (4)            (2)       2
                                    -------------- -------- --------
Income before taxes...............     658             25      211
Income tax provision..............     263             10       84
                                    -------------- -------- --------
Net income........................  $  395         $   15   $  127
                                    ============== ======== ========


   The accompanying notes are an integral part of these financial statements.

                                 CRUISES INC.

                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE DATA)


                                                   RETAINED
                                          SHARES   EARNINGS
                                         -------- ----------

     Balance, December 31, 1995........  100      $414
      Net income.......................   --       395
                                         -------- ----------
     Balance, December 31, 1996........  100      $809
      Net income (unaudited)...........   --       127
     Balance, March 31, 1997
     (unaudited).......................  100      $936
                                         ======== ==========


  The accompanying notes are an integral part of these financial statements.

                                 CRUISES INC.

                           STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)

                                                      YEAR ENDED     THREE MONTHS
                                                      DECEMBER 31,  ENDED MARCH 31,
                                                    -------------- ---------------
                                                         1996       1996    1997
                                                    -------------- ------ --------
                                                                     (UNAUDITED)
Cash flows from operating activities:
 Net income.......................................  $ 395          $ 15   $  127
 Adjustments to reconcile net income to net cash
  provided by operating activities--
  Depreciation....................................     83            17       21
  Changes in operating assets and liabilities--
   Receivables from cruise lines..................   (248)           35      332
   Prepaid expenses and other current assets......     92            22     (131)
   Other assets...................................     28            39        3
   Accounts payable and accrued liabilities.......    130            (8)      (2)
   Customer deposits and deferred income..........    112           327      341
   Other current liabilities......................     (4)           (4)      --
     Net cash provided by operating activities....    588           443      691
                                                    -------------- ------ --------
Cash flows from investing activities:
 Purchase of property and equipment and
  capitalized interest............................   (167)          (51)     (14)
                                                    -------------- ------ --------
     Net cash used in investing activities........   (167)          (51)     (14)
                                                    -------------- ------ --------
Cash flows from financing activities:
 Payments on long-term debt.......................    (46)          (32)      (3)
                                                    -------------- ------ --------
     Net cash used in financing activities........    (46)          (32)      (3)
                                                    -------------- ------ --------
Net increase in cash and cash equivalents ........    375           360      674
Cash and cash equivalents, beginning of year .....    562           562      937
                                                    -------------- ------ --------
Cash and cash equivalents, end of year............  $ 937          $922   $1,611
                                                    ============== ====== ========
Supplemental disclosure of cash flow information:
 Cash paid for interest...........................  $   2          $  3   $    1


   The accompanying notes are an integral part of these financial statements.

                                 CRUISES INC.

                        NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Cruises Inc. (the Company), a New York corporation, is a specialized distributor of reservations for cruise vacations to travelers located throughout the United States. It offers cruises to its clients on over 25 cruise lines traveling to the Caribbean and other destinations around the world.

The Company and its stockholders have entered into a definitive agreement with Travel Services International, Inc. (TSII), pursuant to which all outstanding stock of the Company will be exchanged for cash and shares of TSII common stock concurrent with the consummation of the initial public offering (the Offering) of the common stock of TSII.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL INFORMATION

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, including the net amount of interest cost associated with significant capital additions. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the related asset or life of the lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

CUSTOMER DEPOSITS AND DEFERRED INCOME

Customer deposits represent the cost of cruises for cash sales which have not yet been remitted to the cruise lines. Deferred income generally includes commissions collected more than 60 days prior to the sail date.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

                               CRUISES INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

REVENUE RECOGNITION

The Company recognizes revenue when the customer is no longer entitled to a full refund of the cost of the cruise, which is generally 45 to 90 days prior to the sail date. Net revenues primarily consist of commissions and year-end volume bonuses from cruise lines.

OPERATING EXPENSES

Operating expenses include sales persons' commissions, salaries, communication, advertising, credit card fees and other costs associated with the selling and processing of cruise reservations.

ADVERTISING COSTS

All advertising and promotion costs are expensed as incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARD

Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of recoverabililty would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

CONCENTRATIONS OF RISK

CRUISE LINES -- Net revenues from the sales of cruises on behalf of two cruise lines represented approximately 27% and 17%, respectively, of net revenues in 1996.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Property and equipment as of December 31, 1996, consist of the following (in thousands):

                                                  ESTIMATED
                                                 USEFUL LIVES
                                                   IN YEARS      1996
                                               --------------- --------
      Leasehold improvements................          7        $  10
      Office equipment......................        5-7          454
      Furniture and fixtures................          7           99
                                                               --------
                                                                 563
      Less-Accumulated depreciation.........                    (270)
                                                               --------
        Property and equipment, net.........                   $ 293
                                                               ========

                                  CRUISES INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

Accounts payable and accrued expenses as of December 31, 1996, consist of the following (in thousands):

     Accounts payable.............................    $106
     Accrued compensation and benefits............     508
     Other accrued expenses.......................     159
                                                      -------
                                                      $773
                                                      =======


4. INCOME TAXES:

The income tax expense consisted of the following components for the year ended December 31, 1996 (in thousands):

     Current.....................................    $228
     Deferred....................................      35
                                                     -------
     Total income tax expense....................    $263
                                                     =======


For the year ended December 31, 1996, the primary difference between the Company's effective tax rate and the statutory rate is due to state income taxes.

Deferred tax assets and liabilities include the following as of December 31, 1996 (in thousands):

                                          CURRENT   NONCURRENT   TOTAL
                                         --------- ------------ -------
     Tax assets-
      Accrued expenses.................  $ 178     $    --      $ 178
                                         --------- ------------ -------
     Tax liability-
      Accounts receivable..............   (149)         --       (149)
      Depreciation and amortization....     --         (22)       (22)
                                         --------- ------------ -------
     Net deferred tax asset
      (liability)......................     29         (22)         7
     Less-Valuation allowance..........     --          --         --
                                         --------- ------------ -------
                                         $  29     $   (22)     $   7
                                         ========= ============ =======

5. DEBT:

Long-term debt as of December 31, 1996, consists of the following (in thousands):


 Note payable to a bank, bearing interest at the bank's base rate plus 1% (9.25%
   at December  31, 1996) and monthly  payments of $2 through  maturity in May
   2000. Secured by certain of the assets of the Company .........................  $ 59
Less-Current maturities...........................................................   (15)
                                                                                    ------
                                                                                    $ 44
                                                                                    ======


Future maturities of long-term obligations as of December 31, 1996, are as follows (in thousands):

           Year ending December 31,
           1997........................................   $15
           1998........................................    17
           1999........................................    18
           2000........................................     9
                                                          -----
                                                          $59
                                                          =====

                                  CRUISES INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

The Company has a bank line-of-credit agreement with a $100,000 credit line. Borrowings on the line of credit bear interest at the bank's base rate plus 1% (9.25% at December 31, 1996) and are personally guaranteed by certain stockholders. There were no borrowings outstanding on the line of credit as of December 31, 1996.

6. RELATED-PARTY TRANSACTIONS:


Since 1990, Cruises Inc. has leased office space from Pioneer Park I Company ("Pioneer") pursuant to a lease dated August 9, 1990, as subsequently amended and supplemented. One of the principals of Pioneer is Michael Falcone, the brother of Robert Falcone. The annual rent paid by Cruises Inc. to Pioneer was $190,636 and $191,367 in 1995 and 1996, respectively. The lease terminates on February 28, 2006.


The Company employs a small number of individuals related to the stockholders at wages commensurate with their experience and level of responsibility.

7. COMMITMENTS AND CONTINGENCIES:

INSURANCE

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

401(K) PLAN

The Company adopted a defined contribution 401(k) savings and retirement plan effective January 1, 1994. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1% to 20% of their gross compensation. The Company matches 25%, to a maximum of 4% of an employee's gross compensation. Employees vest in the Company's contribution over a five-year period. During 1996, the Company made contributions of approximately $7,000.

OPERATING LEASES

The Company leases a building under an operating lease agreement expiring in February 2006. Additionally, the Company leases office equipment under various operating lease agreements expiring between 1997 and 2001.

Minimum future lease payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 1996, are summarized as follows:


            Year ending December 31,
            1997............................  $  234,978
            1998............................     215,432
            1999............................     211,943
            2000............................     180,008
            2001............................     168,315
            Thereafter......................     701,312
                                              ------------
                                              $1,711,988
                                              ============

                                  CRUISES INC.
                   NOTES TO FINANCIAL STATEMENTS - (Continued)

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," and SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of the Company's financial instruments approximates fair value.

================================================================================

   No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                              -----------------
                              TABLE OF CONTENTS
                              -----------------
                                  PAGE
                                 ------
Prospectus Summary ............    3
Risk Factors...................    9
The Company....................   14
Use of Proceeds................   16
Dividend Policy................   16
Capitalization.................   17
Dilution.......................   18
Selected Financial Data........   19
Management's Discussion and
Analysis of Financial Condition
and Results of Operations .....   21
Business.......................   30
Management.....................   38
Certain Transactions...........   44
Principal Stockholders.........   47
Description of Capital Stock ..   48
Shares Eligible for Future
Sale...........................   49
Underwriting...................   51
Legal Matters..................   52
Experts........................   52
Additional Information.........   53
Index to Financial Statements .  F-1

   Until August 16, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

================================================================================

                               2,500,000 SHARES








                               TRAVEL SERVICES
                             INTERNATIONAL, INC.





                                 COMMON STOCK





                                  PROSPECTUS



                            MONTGOMERY SECURITIES




                                 FURMAN SELZ









                                  July 22, 1997

================================================================================